[SunTrust Letterhead]

February 6, 2006

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

Mail Stop 4561

100 F Street, N.E.

Washington, D.C. 20549

Attention:	Joyce A. Sweeney

Accounting Branch Chief

Re:	SunTrust Banks, Inc. (file no. 001-8918)

Form 10-K for the year ended December 31, 2004

Form 10-Q for the quarter ended March 31, 2005

Form 10-Q for the quarter ended June 30, 2005

Form 10-Q for the quarter ended September 30, 2005

Dear Ms. Sweeney:

We have set forth below our responses to the comments of the Securities and Exchange Commission (the “Commission”) staff (the “Staff”) in the letter from the Staff dated January 24, 2006, concerning the SunTrust Banks, Inc. (the “Company”) Form 10-K for the year ended December 31, 2004, Form 10-Q for the quarter ended March 31, 2005, Form 10-Q for the quarter ended June 30, 2005 and Form 10-Q for the quarter ended September 30, 2005.

For your convenience, we have listed the responses in the same order as the comments were presented and have repeated each comment prior to the response.

Form 10-K for the Fiscal Year Ended December 31, 2004

Exhibit 13.1 - 2004 Annual Report

Consolidated Financial Statements

Note 17 - Derivatives and Off-Balance Sheet Arrangements, page 95

Comment 1

We note your response to comment 3 of our letter dated January 5, 2006. Please tell us the specific terms of the subordinated fixed rate notes and reverse repurchase agreement and the related hedging instruments for which you apply the shortcut method to the fair value hedging relationship.

SunTrust Banks, Inc.

February 6, 2006

Response 1

In response 3 of the Company’s letter dated January 13, 2006, the Company described the hedging relationship and associated terms related to $3.3 billion of long term fixed rate debt. This debt consists of two senior notes and seven subordinated notes. The fixed rate notes are hedged using nineteen interest rate swaps. In these transactions, the Company entered into pay variable/receive fixed interest rate swaps to convert each debt instrument to a floating rate based on three month LIBOR in order to protect against the risk of changes in the fair value of each instrument attributable to changes in interest rates. The debt is not pre-payable and the interest rate swaps are noncancellable. The terms of each fixed rate note and the corresponding interest rate swaps are summarized below:

I.	Subordinated Global Bank Note 1

Original Principal	$1,000,000,000
Settlement Date	March 29, 2001
Maturity Date	April 1, 2011
Fixed Coupon Rate	6.3750%
Pay Frequency	Semiannual
Pay Dates	April and October 1

Proportions of the principal balance of this note are designated in ten separate qualifying fair value hedging relationships under paragraph 21 of SFAS 133 using interest rate swaps as the hedging instruments. Each hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms that are consistent with each interest rate swap are as follows:

Fair Value at Inception	$0.00
Expiration Date	April 1, 2011
Pay Floating Rate	3 Month LIBOR
Pay Floating Frequency	Quarterly
Pay and Reset Dates	January, April, July, and October 1
Pay Rate Ceiling or Floor	No
Receive Fixed Frequency	Semiannual
Receive Dates	April and October 1

The terms that are specific to each interest rate swap are as follows:

Term	Swap 1	Swap 2	Swap 3	Swap 4
Notional	$200,000,000	$100,000,000	$100,000,000	$50,000,000
Effective Date	March 17, 2003	March 19, 2003	March 24, 2003	March 25, 2003
Receive Fixed Rate	3.8775%	3.9350%	4.1325%	4.2300%

Term	Swap 5	Swap 6	Swap 7	Swap 8
Notional	$75,000,000	$100,000,000	$50,000,000	$125,000,000
Effective Date	March 25, 2003	March 31, 2003	March 31, 2003	April 2, 2003
Receive Fixed Rate	4.1850%	4.0355%	4.0360%	3.9050%

SunTrust Banks, Inc.

February 6, 2006

Term	Swap 9	Swap 10
Notional	$100,000,000	$100,000,000
Effective Date	April 7, 2003	April 11, 2003
Receive Fixed Rate	4.0155%	4.0131%

II.	Subordinated Global Bank Note 2

Original Principal	$500,000,000
Settlement Date	December 4, 2002
Maturity Date	December 1, 2017
Fixed Coupon Rate	5.4500%
Pay Frequency	Semiannual
Pay Dates	June and December 1

The principal balance of this note is the hedged item, and one interest rate swap is the hedging instrument. This hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms of the interest rate swap are as follows:

Notional	$500,000,000
Fair Value at Inception	$0.00
Effective Date	December 4, 2002
Expiration Date	December 1, 2017
Pay Floating Rate	3 Month LIBOR + 31.55 basis points
Pay Floating Frequency	Quarterly
Pay and Reset Dates	March, June, September, and Dec. 1
Pay Rate Ceiling or Floor	No
Receive Fixed Rate	5.4500%
Receive Fixed Frequency	Semiannual
Receive Dates	June and December 1

III.	Subordinated Fixed Rate Note 3

Original Principal	$350,000,000
Settlement Date	December 8, 2004
Maturity Date	January 17, 2017
Fixed Coupon Rate	5.200%
Pay Frequency	Semiannual
Pay Dates	January and July 17

SunTrust Banks, Inc.

February 6, 2006

Portions of the principal balance of this note are designated in two separate qualifying fair value hedging relationships under paragraph 21 of SFAS 133 using interest rate swaps as the hedging instruments. Each hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms that are consistent with each interest rate swap are as follows:

Notional	$175,000,000
Fair Value at Inception	$0.00
Effective Date	December 8, 2004
Expiration Date	January 17, 2017
Pay Floating Rate	3 Month LIBOR
Pay Floating Frequency	Quarterly
Pay and Reset Dates	January, April, July, and October 17
Pay Rate Ceiling or Floor	No
Receive Fixed Frequency	Semiannual
Receive Dates	January and July 17

The terms that are specific to each interest rate swap are as follows:

Term	Swap 1	Swap 2
Receive Fixed Rate	4.95500%	4.95358%

IV.	Subordinated Fixed Rate Note 4

Original Principal	$100,000,000
Settlement Date	June 25, 1997
Maturity Date	July 1, 2007
Fixed Coupon Rate	6.900%
Pay Frequency	Semiannual
Pay Dates	January and July 1

The principal balance of this note is the hedged item, and one interest rate swap is the hedging instrument. This hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms of the interest rate swap are as follows:

Notional	$100,000,000
Fair Value at Inception	$0.00
Effective Date	July 21, 2003
Expiration Date	July 1, 2007
Pay Floating Rate	3 Month LIBOR
Pay Floating Frequency	Quarterly
Pay and Reset Dates	January, April, July, and October 1
Pay Rate Ceiling or Floor	No
Receive Fixed Rate	2.7625%
Receive Fixed Frequency	Semiannual
Receive Dates	January and July 1

SunTrust Banks, Inc.

February 6, 2006

V.	Subordinated Fixed Rate Note 5

Original Principal	$300,000,000
Settlement Date	April 28, 2000
Maturity Date	May 1, 2010
Fixed Coupon Rate	7.750%
Pay Frequency	Semiannual
Pay Dates	May and November 1

The principal balance of this note is the hedged item, and one interest rate swap is the hedging instrument. This hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms of the interest rate swap are as follows:

Notional	$300,000,000
Fair Value at Inception	$0.00
Effective Date	July 21, 2003
Expiration Date	May 1, 2010
Pay Floating Rate	3 Month LIBOR
Pay Floating Frequency	Quarterly
Pay and Reset Dates	February, May, August, and Nov. 1
Pay Rate Ceiling or Floor	No
Receive Fixed Rate	3.7700%
Receive Fixed Frequency	Semiannual
Receive Dates	May and November 1

VI.	Subordinated Fixed Rate Note 6

Original Principal	$200,000,000
Settlement Date	July 1, 1996
Maturity Date	July 1, 2006
Fixed Coupon Rate	7.3750%
Pay Frequency	Semiannual
Pay Dates	January and July 1

SunTrust Banks, Inc.

February 6, 2006

The principal balance of this note is the hedged item, and one interest rate swap is the hedging instrument. The terms of the interest rate swap are as follows:

Notional	$200,000,000
Fair Value at Inception	$0.00
Effective Date	July 1, 1996
Expiration Date	July 1, 2006
Pay Floating Rate	3 Month LIBOR
Pay Floating Frequency	Semiannual
Pay Dates	January and July 1
Pay Rate Reset Frequency	Quarterly
Pay Rate Ceiling or Floor	No
Receive Fixed Rate	7.2435%
Receive Fixed Frequency	Semiannual
Receive Dates	January and July

In gathering the specific information to respond to the Staff’s inquiry, the Company compared certain terms of the interest rate swap, as noted in the original hedge accounting documentation, to the original trade confirmation. For this transaction, the Company noted that at inception (July 1, 1996) the receive fixed rate of the interest rate swap was 7.2510%; however, the fixed rate changed to 7.2435% on January 1, 1997, which violates paragraph 68(c) of SFAS 133 and DIG Issue J9, Question 2, precluding the use of the shortcut method. See response 4, herein, where management evaluates the impact of this misstatement.

VII.	Subordinated Global Bank Note 7

Original Principal	$250,000,000
Settlement Date	September 23, 1996
Maturity Date	September 15, 2006
Fixed Coupon Rate	7.250%
Pay Frequency	Semiannual
Pay Dates	March and September 15

The principal balance of this note is the hedged item, and one interest rate swap is the hedging instrument. The terms of the interest rate swap are as follows:

Notional	$250,000,000
Fair Value at Inception	$90,000
Effective Date	September 23, 1996
Expiration Date	September 15, 2006
Pay Floating Rate	3 Month LIBOR
Pay Floating Frequency	Semiannual
Pay Dates	March and September 15
Pay Rate Reset Frequency	Quarterly
Pay Rate Ceiling or Floor	No
Receive Fixed Rate	7.1300%
Receive Fixed Frequency	Semiannual
Receive Dates	March and September 15

In gathering the specific information to respond to the Staff’s inquiry, the Company compared certain terms of the interest rate swap, as noted in the original hedge accounting documentation, to the original trade confirmation. For this transaction, the Company noted the receipt of $90,000 from the counterparty in exchange for lowering the receive fixed rate 0.0050%, which violates paragraph 68(b) of SFAS 133 and DIG Issue J9, Question 2, precluding the use of the shortcut method. See response 4, herein, where management evaluates the impact of this misstatement.

SunTrust Banks, Inc.

February 6, 2006

VIII.	Senior Fixed Rate Note 1

Original Principal	$300,000,000
Settlement Date	May 30, 2002
Maturity Date	July 1, 2007
Fixed Coupon Rate	5.050%
Pay Frequency	Semiannual
Pay Dates	January and July 1

The principal balance of this note is the hedged item, and one interest rate swap is the hedging instrument. This hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms of the interest rate swap are as follows:

Notional	$300,000,000
Fair Value at Inception	$0.00
Effective Date	May 30, 2002
Expiration Date	July 1, 2007
Pay Floating Rate	3 Month LIBOR + 12.85 basis points
Pay Floating Frequency	Quarterly
Pay and Reset Dates	January, April, July, and October 1
Pay Rate Ceiling or Floor	No
Receive Fixed Rate	5.0500%
Receive Fixed Frequency	Semiannual
Receive Dates	January and July 1

IX.	Senior Fixed Rate Note 2

Original Principal	$294,250,000
Settlement Date	June 2, 1998
Maturity Date	June 1, 2008
Fixed Coupon Rate	6.250%
Pay Frequency	Semiannual
Pay Dates	June and December 1

SunTrust Banks, Inc.

February 6, 2006

The principal balance of this note is the hedged item, and one interest rate swap is the hedging instrument. This hedging relationship meets the criteria required under paragraph 68 of SFAS 133.The terms of the interest rate swap are as follows:

Notional	$294,250,000
Fair Value at Inception	$0.00
Effective Date	July 21, 2003
Expiration Date	June 1, 2008
Pay Floating Rate	3 Month LIBOR
Pay Floating Frequency	Quarterly
Pay and Reset Dates	March, June, September, and Dec. 1
Pay Rate Ceiling or Floor	No
Receive Fixed Rate	3.1510%
Receive Fixed Frequency	Semiannual
Receive Dates	June and December 1

Reverse Repurchase Agreement

In this transaction, the Company entered into a secured lending arrangement through a reverse repurchase agreement earning a fixed interest rate. The Company funded the principal of the reverse repurchase agreement in cash and received two Freddie Mac securities as collateral. Collateral was held through the maturity of the agreement.

As part of this arrangement, the Company is obligated to re-deliver the collateral back to the borrower in the future. This forward delivery contract meets the requirements for a scope exception under paragraph 10(f) of SFAS 133. In order to protect against the risk of changes in the fair value of the notes receivable attributable to changes in interest rates, the Company entered into a pay fixed/receive variable rate swap to convert the asset to a floating rate based on three month LIBOR. The specific terms of the notes receivable are summarized below:

I.	Reverse Repurchase Agreement

Original Principal	$48,114,000
Settlement Date	December 16, 2004
Maturity Date	December 16, 2005
Fixed Coupon Rate	2.970%
Pay Frequency	Quarterly
Pay Dates	March, June, September, and December 16

SunTrust Banks, Inc.

February 6, 2006

The principal balance of the note receivable is the hedged item, and one interest rate swap is the hedging instrument. This hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms of the interest rate swap are as follows:

Notional	$48,114,000
Fair Value at Inception	$0.00
Effective Date	December 16, 2004
Expiration Date	December 16, 2005
Receive Floating Rate	3 Month LIBOR
Receive Floating Frequency	Quarterly
Receive and Reset Dates	March, June, September, and Dec. 16
Receive Rate Ceiling or Floor	No
Pay Fixed Rate	2.9450%
Pay Fixed Frequency	Quarterly
Pay Dates	March, June, September, and Dec. 16

Comment 2

Regarding your cash flow hedges of floating rate certificates of deposits, please tell us whether you are referring to brokered certificates of deposits. If so, identify the party that pays the broker placement fee for the certificates of deposits and clarify whether the payment of the broker placement fees is factored into the terms of the swap.

Response 2

In response 3 of the Company’s letter dated January 13, 2006, the Company described the hedging relationship and associated terms related to $800 million in floating rate certificates of deposit (“CDs”). These CDs consist of two separate issuances that were issued on a syndicated basis to dealers acting as principals for the transactions. The Company was not involved in placing the CDs with the investors. Rather the dealers sold the CDs to third party investors in the public market. For each transaction, the Company paid a separate placement fee in cash directly to the dealers. These placement fees were not factored into the terms of the swap.

SunTrust Banks, Inc.

February 6, 2006

Comment 3

Regarding your cash flow hedges of floating rate Global Bank Notes, please tell us the specific terms of the notes and hedging instrument. Briefly describe your Global Bank Notes program and the manner in which these notes are issued.

Response 3

SunTrust Bank (the “Bank”) established a global bank note program whereby it may issue up to a maximum amount of $20,000,000,000 senior and subordinated notes outstanding at any one time. The notes are unsecured and uninsured direct general obligations of the Bank. General terms of the notes are set forth in the initial Offering Circular dated November 8, 2000 and as updated in the Offering Circular dated March 31, 2004. The particular terms of each global bank note are described in the applicable Pricing Supplement.

The global bank notes may be distributed directly by the Bank or through third party brokers. The brokers act on a principal basis and purchase the global bank notes at a slight discount to the principal amount equal to the broker’s applicable debt placement fees. In the event the Company elects to enter into an interest rate swap to convert the interest rate on the global bank note, the applicable debt placement fees are not factored into the terms of the interest rate swap. The swap contracts that are used to convert the interest rate on the global bank note are entered into with the counterparty separately from the arrangements with the brokers responsible for issuing the global bank notes.

The floating rate Global Bank Notes referred to in response 3 to the Company’s letter dated January 13, 2006 consist of four Global Bank Notes issuances totaling $3.4 billion. The Company enters into qualifying cash flow hedging relationships after the notes are issued. The floating rate notes are hedged using seventeen interest rate swaps. In these transactions, the Company hedged the risk of changes in cash flows associated with the forecasted interest payments on its existing LIBOR indexed floating rate Global Bank Note liabilities attributable to changes in the designated benchmark rate (LIBOR). In order to protect against the cash flow risk associated with changes in LIBOR, the Company entered into pay fixed/receiving floating rate swaps to convert each debt instrument to a fixed rate. The terms of each Global Bank Note and the corresponding interest rate swaps are summarized below:

I.	Global Bank Note 1

Original Principal	$1,000,000,000
Settlement Date	March 24, 2004
Maturity Date	March 24, 2006
Floating Rate Coupon	3 Month LIBOR
Pay and Reset Dates	March, June, September, and Dec. 24

SunTrust Banks, Inc.

February 6, 2006

Proportions of the principal balance of this note are the hedged item, and four interest rate swaps are the hedging instruments. Each hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms that are consistent with each interest rate swap are as follows:

Notional	$250,000,000
Fair Value at Inception	$0.00
Expiration Date	March 24, 2006
Receive Floating Rate	3 Month LIBOR
Receive Floating Frequency	Quarterly
Receive and Reset Dates	March, June, September, and Dec. 24
Receive Rate Ceiling or Floor	No
Pay Fixed Frequency	Semiannual
Pay Dates	March and September 24

The terms that are specific to each interest rate swap are as follows:

Term	Swap 1	Swap 2	Swap 3	Swap 4
Effective Date	April 6, 2004	April 5, 2004	April 5, 2004	March 24, 2004
Pay Fixed Rate	2.1600%	1.9250%	1.9190%	1.8150%

II.	Global Bank Note 2

Original Principal	$500,000,000
Settlement Date	March 24, 2004
Maturity Date	April 2, 2008
Floating Rate Coupon	3 Month LIBOR + 8 basis points
Pay and Reset Dates	January, April, July, and October 2

Proportions of the principal balance of this note are the hedged item, and two interest rate swaps are the hedging instruments. Each hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms that are consistent with each interest rate swap are as follows:

Notional	$250,000,000
Fair Value at Inception	$0.00
Effective Date	April 4, 2004
Expiration Date	April 2, 2008
Receive Floating Rate	3 Month LIBOR
Receive Floating Frequency	Quarterly
Receive and Reset Dates	January, April, July, and October 2
Receive Rate Ceiling or Floor	No
Pay Fixed Frequency	Semiannual
Pay Dates	April and November 2

SunTrust Banks, Inc.

February 6, 2006

The terms that are specific to each interest rate swap are as follows:

Term	Swap 1	Swap 2
Pay Fixed Rate	3.2150%	3.2370%

III.	Global Bank Note 3

Original Principal	$850,000,000
Settlement Date	December 12, 2003
Maturity Date	December 12, 2005
Floating Rate Coupon	3 Month LIBOR – 6.5 basis points
Pay and Reset Dates	March, June, September, and Dec. 12

Proportions of the principal balance of this note are the hedged item, and three interest rate swaps are the hedging instruments. Each hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms that are consistent with each interest rate swap are as follows:

Fair Value at Inception	$0.00
Effective Date	December 12, 2003
Expiration Date	December 12, 2005
Receive Floating Rate	3 Month LIBOR
Receive Floating Frequency	Quarterly
Receive and Reset Dates	March, June, September, and Dec. 12
Receive Rate Ceiling or Floor	No
Pay Fixed Frequency	Semiannual
Pay Dates	June and December 12

The terms that are specific to each interest rate swap are as follows:

Term	Swap 1	Swap 2	Swap 3
Notional	$50,000,000	$400,000,000	$400,000,000
Pay Fixed Rate	2.2300%	2.2325%	2.2380%

IV.	Global Bank Note 4

Original Principal	$1,000,000,000
Settlement Date	October 3, 2003
Maturity Date	October 3, 2005
Floating Rate Coupon	3 Month LIBOR
Pay and Reset Dates	January, April, July, and October 3

SunTrust Banks, Inc.

February 6, 2006

Proportions of the principal balance of this note are the hedged item, and eight interest rate swaps are the hedging instruments. Each hedging relationship meets the criteria required under paragraph 68 of SFAS 133. The terms that are consistent with each interest rate swap are as follows:

Fair Value at Inception	$0.00
Effective Date	October 3, 2003
Expiration Date	October 3, 2005
Receive Floating Rate	3 Month LIBOR
Receive Floating Frequency	Quarterly
Receive and Reset Dates	January, April, July, and October 3
Receive Rate Ceiling or Floor	No
Pay Fixed Frequency	Semiannual
Pay Dates	April and October 3

The terms that are specific to each interest rate swap are as follows:

Term	Swap 1	Swap 2	Swap 3	Swap 4
Notional	$200,000,000	$200,000,000	$200,000,000	$200,000,000
Pay Fixed Rate	1.9750%	1.9750%	1.9750%	1.9750%

Term	Swap 5	Swap 6	Swap 7	Swap 8
Notional	$75,000,000	$75,000,000	$25,000,000	$25,000,000
Pay Fixed Rate	1.9370%	1.9370%	1.9370%	1.9370%

Comment 4

We note in your responses to comments 3 and 4 of our letter dated January 5, 2006 you refer to errors in the application of hedge accounting. Please tell us when and how you discovered the errors and provide us with your comprehensive materiality analysis. In your analysis, please quantify the impact of each error for each applicable period, quantify and discuss other known errors or misstatements, and discuss the factors you considered in reaching your conclusion that the impact of these misstatements is immaterial for all periods. Refer to SAB Topic 1.M.

Response 4

Responses 3 and 4 in the Company’s letter dated January 13, 2006 refer to errors relating to hedge accounting for three sets of transactions:

•	hedges relating to trust preferred securities (referenced in the last paragraph of response 4);

•	hedges relating to two fixed rate loans (referenced in Section II (B) and (C) of response 3); and

•	two transactions in which interest rate swaps were accounted for under paragraph 65 of SFAS 133 (referenced in Sections A and B of response 4).

SunTrust Banks, Inc.

February 6, 2006

All of these errors were identified subsequent to the submission of our response letter to the Staff on December 22, 2005. Specifically, subsequent to December 22, 2005, the Company gathered and assessed the documentation supporting the hedge accounting treatment related to the trust preferred securities because questions surfaced surrounding the adequacy of the hedge accounting documentation of these transactions in connection with preparing the Company’s response to the Staff. However, at the time of the December 22, 2005 response the Company had not concluded that hedge accounting was inappropriately applied. The Company completed this process on January 5, 2006 and concluded that the documentation was inadequate to support hedge accounting. In addition, in order to respond properly to the Staff’s questions in its letter dated January 5, 2006, the Company performed a detailed review of all hedge accounting transactions dating back to January 1, 2002, in which the shortcut approach, as defined by paragraph 68 of SFAS 133, and the matched terms approach, as defined by paragraph 65 of SFAS 133, were applied. As a result of this further review, the Company concluded that it had misapplied hedge accounting with respect to the fixed rate loans and the interest rate swaps accounted for under paragraph 65 of SFAS 133, as referenced in responses 3 and 4 of the Company’s letter dated January 13, 2006.

In preparing the Company’s response to comment 1 of the Staff’s letter dated January 24, 2006 in which the Staff requests specific terms of certain transactions, the Company identified two interest rate swaps that were entered into prior to the adoption of SFAS 133 in which the shortcut method was applied upon the adoption of SFAS 133 in January 2001. As described above in response 1, the Company has concluded that hedge accounting was inappropriately applied to these transactions. See below, where the Company evaluates the impact of these errors.

In response to the Staff’s question regarding other known errors or misstatements, as part of the audit of the Company’s 2002 financial statements, there were two unadjusted audit differences proposed by the Company’s independent public accountants. The first proposed adjustment was $11 million and related to the Company’s general allowance for loan losses under SFAS 5 mistakenly including certain impaired loans that were appropriately included in the specific allowance for loan losses under SFAS 114. The second proposed adjustment was $19.5 million and related to the deferral of additional direct loan origination costs under SFAS 91. These unadjusted audit differences were evaluated by management and reviewed with the Audit Committee prior to filing the 2002 Form 10-K and determined to be quantitatively and qualitatively immaterial. There were no unadjusted audit differences related to the 2003 and 2004 financial statements.

Other than the misstatements referenced herein, management is not aware of any other errors or misstatements that have not been reflected in the Company’s financial statements.

The Company completed a comprehensive materiality assessment based on the guidance contained in Staff Accounting Bulletin (“SAB”) 99 (re-codified as SAB Topic 1.M) to determine if a restatement of its financial statements was necessary due to these misstatements, attached hereto as Exhibit A.

In connection with our responses, the Company acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filings;

•	Staff comments or changes to disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•	the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Please feel free to call the undersigned at (404) 813-1281 with any questions concerning our responses to the Staff’s comments.

Very truly yours,

/s/ MARK A. CHANCY
Mark A. Chancy
Corporate Executive Vice President and Chief Financial Officer

cc:	Mr. Raymond D. Fortin Corporate Executive Vice President and General Counsel
Mr. Thomas E. Panther Controller and Chief Accounting Officer
Mr. Denis J. Duncan PricewaterhouseCoopers LLP, Engagement Partner
Mr. John D. Wilson King & Spalding LLP, Partner

EXHIBIT A

Memorandum

To	M. Douglas Ivester, Audit Committee Chairman

cc	PricewaterhouseCoopers
King & Spalding
Phil Humann
Jim Wells
Robert Coords
David Dierker
Ray Fortin
Tom Panther
David Bilko
John Wheeler

From	Mark Chancy

Date	February 6, 2006

Subject	Materiality Assessment under Staff Accounting Bulletin (“SAB”) 99 of Derivative Accounting Errors and 2002 Unadjusted Audit Differences

As previously communicated in the Company’s letter to the Audit Committee dated January 12, 2006 and as discussed at the Audit Committee meeting on January 17, 2006, the Company performed a SAB 99 analysis related to the financial statement misstatements resulting from incorrectly applying hedge accounting to four trust preferred securities. That analysis concluded that the misstatements were immaterial to the financial statements taken as a whole and did not necessitate the restatement or reissuance of previously filed financial statements. Subsequent to completing that analysis and in connection with the Company responding to additional comments from the Securities and Exchange Commission (the “Commission”), the Company identified additional errors in its application of hedge accounting. A summary of each identified error is as follows:

•	Inadequate documentation related to four interest rate swaps each separately hedging four fixed rate trust preferred securities - $650 million notional; originated in December 2001, March 2002, and October 2004; previously cited in the Company’s January 13, 2006 response letter

•	Inadequate documentation related to one interest rate swap hedging a fixed rate loan - $21.5 million notional; originated in March 2004; previously cited in the Company’s January 13, 2006 response letter

•	Inappropriate application of paragraph 65 of SFAS 133 related to one interest rate swap hedging variable rate overnight Eurodollar deposit liabilities - $500 million notional; originated in October 2003, previously cited in the Company’s January 13, 2006 response letter

•	Inappropriate application of paragraph 65 of SFAS 133 related to four interest rate swaps proportionally hedging a forecasted debt issuance - $1 billion notional; originated in May 2005; previously cited in the Company’s January 13, 2006 response letter

•	The formula for computing net settlement in one interest rate swap hedging a fixed rate subordinated note was not constant over the term of the contract - $200 million notional; originated in July 1996; cited in the Company’s February 6, 2006 response letter

•	The fair value at inception of one interest rate swap hedging a callable fixed rate loan was not zero - $25 million notional; originated in August 2001, previously cited in the Company’s January 13, 2006 response letter

•	The fair value at inception of one interest rate swap hedging a fixed rate subordinated Global Bank Note was not zero - $250 million notional; originated in September 1996; cited in the Company’s February 6, 2006 response letter

SFAS 133 is the applicable GAAP regarding how to account for derivatives and hedge accounting. The statement requires specific documentation and criteria to be met at the inception of the hedge in order to achieve hedge accounting. Under hedge accounting, changes in fair value of the hedged item (i.e., asset or liability) are recognized in earnings and the offsetting changes in fair value of the hedging instrument (i.e., interest rate swap) are also recognized in earnings or other comprehensive income resulting in no impact to net income except for any ineffectiveness between these changes in fair value. If hedge accounting is not achieved then only the changes in the fair value of the derivative are recognized in earnings resulting in an impact to net income. Based on management’s review of the transactions noted above, we believe hedge accounting was inappropriately applied. The periods in question are from the Company’s adoption of SFAS 133 (i.e., January 2001) through December 2005, which are the periods in which financial statements have been issued or for which earnings have been released (4th quarter of 2005). As a result, we have determined the quarterly and annual financial impact of these misstatements over each of these periods. Management performed additional analysis to evaluate the impact to the 4th quarter of 2005 since no financial information for that period has been filed (see below - 4th Quarter 2005 Impact).

In addition, the Commission inquired about other known misstatements in the Company’s financial statements that management is aware of. As part of the 2002 audit, there were two unadjusted audit differences proposed by PwC; one related to the allowance for loan losses and a second related to deferred loan origination costs. Please refer to the Company’s response letters for more information related to each of these misstatements.

While management quantified the impact of the misstatements for all periods since January 1, 2001, the nature of the hedge accounting misstatements is unique. Hedge accounting is unique in that it is elective. Most generally accepted accounting principles are not elective because they intend to record transactions such that the economics of the transactions are fairly and consistently reflected in the financial statements. Achieving hedge accounting does not change the economics of these transactions or alter the economic condition of the Company. The fluctuations in income/loss from not achieving hedge accounting are non-cash. The historical fluctuations in income/loss are an indication of changing market conditions not changes in the economic conditions of the Company. In fact, the derivative transactions referenced herein were highly economically effective throughout the entire period they were outstanding. Hedge accounting is more a measure of the degree of market risk created from the Company’s derivative holdings.

If management had been aware of the errors in its application of the shortcut method of accounting under SFAS 133, the accounting errors could have been corrected and the accounting for these transactions under hedge accounting would have been correct. Therefore, analyzing these misstatements from a purely historical perspective is not appropriate; rather, the most relevant consideration when assessing the materiality of the derivative accounting errors is whether the current impact of not achieving hedge accounting would be material to the financial statements. This SAB 99 analysis focuses on whether a reasonable investor would be influenced today if these corrections were made to all prior periods.

SAB 99 (the “Bulletin”) provides the relevant guidance for assessing materiality of financial statement misstatements. The Bulletin defines materiality as a misstatement of an item in a financial report that, in light of surrounding circumstances, it is probable that the judgment of a reasonable person relying upon the report would have been influenced by the correction of the item. The Bulletin indicates that both quantitative as well as qualitative considerations should be used for assessing the materiality of a misstatement. The following analysis addresses each of the quantitative and qualitative considerations outlined in the Bulletin related to these misstatements.

Quantitative Considerations

Management aggregated the impact of all the misstatements (see Attachment 1), as well as quantified the impact of each error for all applicable periods (see Attachments 2 through 9). Management evaluated the quantitative impact of these errors both individually and in the aggregate. The Bulletin indicates that it’s appropriate to use a numerical threshold such as 5% of net income and/or pre-tax income to initially assess the materiality of a misstatement. The Attachments outline the quarterly and annual quantitative impact of the misstatements in relation to several financial measures (e.g., total revenue, net income, income before taxes, EPS, ROA, etc.). In some cases, a 5% threshold may be too large (such as ROA and ROE) or too small (such as trading assets and trading gains/losses) to quantitatively assess materiality. In addition, the numerical threshold may be affected by the age of the misstatement, the impact to cash flow, or if the misstatement positively impacted earnings. Therefore, management reviewed the quantitative impact of these misstatements based on its judgment of what would be deemed quantitatively material at this point in time.

On an aggregate basis, income before taxes for the year ended December 31, 2002 was understated 5.86%, which is the only year in which income before taxes was misstated greater than 5%. Additionally, it is important to note that net income for this same period was understated 4.83%. Management does recognize that the quarterly understatement of income before taxes was 0.41%, 6.35%, 9.35%, and 6.63% for the 1st, 2nd, 3rd, and 4th quarters of 2002, respectively. However as discussed further in the qualitative considerations below, management believes that these misstatements are not material due to the non-core, non-cash market driven nature of these misstatements, the fact that they increase net income and would likely be substantially discounted by a reasonable investor as a temporary market driven increase in earnings, and that the misstatements date back to 2002. In particular, management strongly believes that, if restated, these increases to 2002 earnings would not influence a reasonable investor’s current or prospective view of the Company’s financial performance. Also on an aggregate basis, there were two quarterly periods in which income before taxes was overstated greater than 5%: the 3rd quarter of 2003 by 5.02% and the 2nd quarter of 2004 by 6.70%. Again, it is important to note that net income for these same periods was overstated 4.39% and 6.06%, respectively.

Taking into consideration the magnitude, nature, and age of all of these misstatements, management does not believe that the quantitative impact alone of these misstatements is an indication that the prior period financial statements are materially misstated. Consequently, management evaluated qualitative considerations in order to complete its overall assessment of the materiality of these misstatements.

Qualitative Considerations

The Bulletin indicates that an assessment of materiality requires a review of the factual context and surrounding circumstances that would influence an investor’s view of the misstatement. The Bulletin provides circumstances that should be considered when making the qualitative materiality assessment. A description of each circumstance and management’s view regarding the materiality assessment follows. Management’s assessment of the qualitative considerations was primarily related to the aggregate impact of the misstatements; however, where appropriate, management also evaluated the impact of the individual misstatements in relation to the qualitative considerations.

1.	Whether the misstatement arises from an item capable of precise measurement or whether it arises from an estimate and, if so, the degree of imprecision inherent in the estimate.

Management’s Response: Accounting for derivatives, estimating the allowance for loan losses, and the amount of deferral of direct loan origination costs are complex areas of accounting and involve a significant degree of judgment and interpretation. Numerous assumptions and estimates are used to account for these transactions; consequently, the accounting does not lend itself to precise measurement. Therefore, a reasonable investor would expect there to be a moderate degree of judgment in the application of the accounting principles and imprecision in the amounts recognized. In addition, hedge accounting under the shortcut method is very rules based and the failure to achieve all of the hedge accounting criteria, no matter how insignificantly, precludes hedge accounting treatment. Each of these areas of accounting is very technical and has resulted in numerous accounting interpretations, restatements by other registrants, and scrutiny by auditors and regulators.

2.	Whether the misstatement masks a change in earnings or other trends.

Management’s Response: As noted above under the quantitative considerations, the quarterly and annual financial impact of the misstatements is immaterial. Furthermore, the larger fluctuations in income/loss that would be recognized as a result of the misstatements would be disclosed by management, transparent in the financial statements, and widely understood by a reasonable investor to be non-core, temporary, and predominately driven by economic factors outside the control of the Company. The historical fluctuations in income/loss are an indication of changing market conditions not changes in the economic conditions of the Company. The largest misstatements relate to the quarterly and annual periods of 2002. Due to the age of these items and the multiple changes that have occurred in the Company, including the acquisition of National Commerce Financial Corporation, and marketplace since 2002, management does not believe that correcting these misstatements would influence a reasonable investor’s view of the Company’s earnings trends or financial performance. Therefore, the misstatements do not mask any earnings trends, and it is reasonable to conclude that the financial impact of these misstatements, if corrected, would be virtually disregarded by a reasonable investor.

3.	Whether the misstatement hides a failure to meet analysts’ consensus expectations for the enterprise.

Management’s Response: In this analysis, the consensus earnings estimate was as of the end of the applicable period as reported by First Call. As noted in Attachment 1, rectifying the misstatements would not have resulted in the Company failing to meet analysts’ consensus (i.e., average) expectations in any periods, except for the 4th quarter of 2001 ($0.01 or 0.82%), the 1st and 3rd quarters of 2003 ($0.01 or 0.86% and $0.05 or 4.2%, respectively), and the 3rd quarter of 2004 ($0.03 or 2.3%). In addition, as also noted in Attachment 1, rectifying the misstatements would not have resulted in the Company failing to remain above the low end of the range of analysts’ earnings estimates, except for the 3rd quarter of 2004 ($0.01). Management reviewed some of the analyst reports that were issued during these periods. As evidenced by the broad range of earnings estimates, management was not able to discern that failing to meet consensus earnings expectations for any of these periods would have had a significant impact on the analysts’ view of the Company’s financial performance. In addition, in the 3rd quarter of 2004 reported earnings were 1 cent below consensus expectations, and the Company did not experience any adverse market reaction. To the contrary, the Company’s stock performance outperformed the banking index during the 4th quarter of 2004. Furthermore, as noted in #2 above, the impact of these misstatements would be removed from core earnings similar to how other non-recurring transactions have been treated by the investment community. Due to the nature of these misstatements, it would not be typical for consensus earnings estimates to include their impact. Therefore, it is likely that the impact of these misstatements would have been excluded from both consensus earnings estimates, as well as the actual results, resulting in no modification to a reasonable investor’s view of the Company’s core financial performance.

4.	Whether the misstatement changes a loss into income or vice versa.

Management’s Response: As noted in Attachment 1, the impact of these misstatements would not have resulted in the Company’s net income changing to a net loss in any of the periods.

5.	Whether the misstatement concerns a segment or other portion of the registrant’s business that has been identified as playing a significant role in the registrant’s operations or profitability.

Management’s Response: The vast majority of these misstatements impact the Corporate/Other segment. Therefore, the functional lines of business would have been minimally impacted by these misstatements. The Company’s Corporate/Other segment (as disclosed in the 2004 Form 10-K) includes the investment securities portfolio, long-term debt, capital, derivative instruments, short-term liquidity and funding activities, balance sheet risk management, office premises, and certain support activities not currently allocated to the lines of business. Due to the diverse nature of the activities contained in the Corporate/Other segment, the impact of the misstatements would not have altered any discernable earnings trends or influenced the judgment of a reasonable investor.

6.	Whether the misstatement affects the registrant’s compliance with regulatory requirements.

Management’s Response: The impact of these misstatements would not have impacted the Company’s regulatory compliance regarding capital, minimum earnings levels, etc. The Company would remain “well capitalized” in all reporting periods if the misstatements were reflected in the financial statements.

7.	Whether the misstatement affects the registrant’s compliance with loan covenants or other contractual requirements.

Management’s Response: The misstatements did not result in the Company’s failure to meet any of the technical loan covenants.

8.	Whether the misstatement has the effect of increasing management’s compensation.

Management’s Response: The Management Incentive Plan (“MIP”) has approximately 1,200 participants, ranging from middle management to executive management. Participants in functional incentive plans are not eligible to participate in MIP. The funding level of MIP is based on corporate earnings in relation to the annual financial plan. The misstatements in 2001, if corrected, would have increased the total MIP payout by approximately $2.5 million. In 2002, MIP did not provide a pay out due to the Company missing plan by greater than 5%, which is in accordance with the terms of MIP. If the additional income in 2002 had been recognized in earnings, the Company would have still missed plan by more than 5%, resulting in no incentive payout. The misstatements in 2003, 2004, and 2005, if corrected, would have decreased the total MIP payout by the following amounts, which management believes are immaterial. Additionally, on January 9, 2006 management briefed the Compensation Committee of the Board of Directors on the impact of the trust preferred securities (a significant portion of the aggregate misstatement), and the Compensation Committee made no modification to the overall funding of MIP for 2003, 2004, or 2005 as a result of this issue.

Year	Payout Decrease	Percent of Total Payout	Percent of Total Cash Compensation
			All MIP Participants	Key Executives
2003	$1,802,948	6.6%	1.8%	3.0%
2004	$3,926,736	8.6%	2.3%	4.3%
2005	$2,007,204	4.6%	1.1%	2.1%

9.	Whether the misstatement involves the concealment of an unlawful transaction.

Management’s Response: This situation involves no unlawful or fraudulent actions.

10.	Whether the misstatement would have resulted in a significant positive or negative market reaction.

Management’s Response: The nature, age, and magnitude of these misstatements relate to earnings that a reasonable investor would view as non-core and non-recurring and likely substantially discount from the Company’s financial performance. With respect to the derivative transactions, the initial accounting errors occurred several years ago at the inception of hedge accounting and primarily result in income fluctuations caused from the changes in the market value of the derivative contracts. The market would recognize that these misstatements are the result of technical accounting errors and that the misstatements have no economic or cash flow impact to the Company. The derivative related misstatements assume that hedge accounting was not achieved since inception of the transaction. However, if management had been aware of these technical accounting errors, management would have made the necessary corrections in order to achieve hedge accounting, resulting in no substantive changes to the Company’s historical financial results. Therefore, the market would be more focused on the cumulative impact of the misstatements as opposed to the historical fluctuations in non-cash earnings. As noted below in the Company’s assessment of the cumulative effect of the misstatements to the 4th quarter of 2005, the cumulative impact of these misstatements to the current financial performance of the Company is immaterial. Due to the quantitatively immaterial nature of the misstatements, the fact that a reasonable investor would exclude the income/loss from core earnings, and the highly technical nature of the accounting that is driving the misstatements, management believes that the overall market reaction to a restatement of this nature would be neutral. In addition, while it is impossible to predict the market’s reaction to a restatement, management believes based on the experience of other registrants that have recently restated due to material accounting errors that the market has been “trained” to evaluate these situations thoroughly before concluding on the overall impact to the registrant’s financial performance.

11.	Whether the misstatement involves an intentional misstatement or earnings management.

Management’s Response: These misstatements were not intentional nor do they involve earnings management. Management believed at the time these transactions were recorded that it had applied the proper accounting treatment and that the financial results were accurate. See 4th Quarter 2005 Impact below where management further addresses intentional misstatements.

12.	If other misstatements exist would the aggregated misstatements be material.

Management’s Response: Management is not aware of any other misstatements for any of the periods that if aggregated would be material to the financial statements taken as a whole or have a material impact on the quantitative or qualitative analysis.

13.	Is the misstatement an indication of the registrant’s failure to maintain books and records and internal accounting controls in sufficient detail to provide reasonable assurance that the transactions are recorded properly to permit the preparation of financial statements in accordance with GAAP.

Management’s Response: No. These misstatements were isolated when compared to the overall size and complexity of the Company. The misstatements were individual transactions with unique facts and circumstances and not part of a systematic process that would indicate a pervasive issue. Furthermore, these issues predominately relate to technical violations of accounting principles as applied to unique transactions. These misstatements are not from a failure to maintain adequate books and records or internal accounting controls. They are predominately the result of isolated human errors. Consequently, management does not believe that these misstatements are an indication of a pervasive problem that could result in a material situation.

14.	Whether the misstatement’s impact to individual financial statement line items would have had a material impact to the financial statements taken as a whole.

Management’s Response: As demonstrated in the quantitative analysis, the Company has evaluated several individual financial statement line items that would be impacted by the misstatement. Some of the misstatements on a percentage basis significantly exceed the 5% initial threshold referenced in the Bulletin; however, those line items (e.g., trading assets and trading gains/losses) have balances that fluctuate significantly each quarter due to their non-recurring, transactional nature and are not conducive to trend and quantitative analysis. Furthermore, the impact of the misstatements to these smaller balances portrays how a reasonable investor would be able to identify the volatile and non-core nature of the misstatements in order to discount the income/loss from the Company’s core financial performance. Consequently, management does not believe that the impact to individual financial statement line items would be an indication that the financial statements taken as a whole are materially misstated.

4th Quarter 2005 Impact

Of the misstatements that have been identified and discussed herein, the following remained outstanding in the 4th quarter of 2005: the trust preferred securities, the fixed rate subordinated Global Bank Note, the fixed rate subordinated note, and the fixed rate loan. During the 4th quarter, the Company incorrectly accounted for these transactions under hedge accounting. Management’s analysis of the cumulative effect of the misstatements to the 4th quarter of 2005 (assuming prior periods are not restated) indicates that the cumulative mark to market adjustment, which is currently reflected on the December 31, 2005 balance sheet as an increase to the carrying value of the long-term debt, is $7,486,124. The impact of correcting the cumulative effect of these misstatements would be a reduction in long-term debt and an increase in trading gains, resulting in a 1.03% increase to income before taxes for the three months ended December 31, 2005.

In the 1st quarter of 2006, management intends to elect hedge accounting for these transactions under the “long haul” method. The changes in fair value of the derivatives will be recognized in earnings until the Company has completed the necessary analysis and documentation to support designation of the hedges. For the month ended January 31, 2006, the changes in fair value of these transactions were estimated to be less than $1 million. Management will correct the cumulative misstatement in the 1st quarter of 2006. While 4th quarter financial statements have not been filed, management did release earnings on January 18, 2006, at which time the only known errors impacting the December 31, 2005 financial statements related to the trust preferred securities and fixed rate loan, which had a cumulative credit balance mark of $842,094 or 0.11% of income before taxes, which was immaterial for adjusting earnings prior to releasing earnings. The other outstanding errors were not identified until February 1st and 2nd in connection with completing the Company’s response to the Commission’s letter dated January 24, 2006. While management would be aware of these errors prior to the filing of the 2005 Form 10-K, management does not believe the errors are material to the 4th quarter to warrant a change from the previously released financial information. The correction of the cumulative misstatement would result in an increase to 2005 earnings. The Company’s reported earnings already met consensus earning estimates and an additional $7.5 million of income before taxes or $0.01 per share would not influence a reasonable investor’s view of the Company’s financial performance. As noted in consideration 11, these errors were not intentional. Management believes that the magnitude and nature of the errors are de minimis and do not represent an intentional misstatement to the 2005 financial statements. Furthermore, while the audit of the 2005 financial statements is not complete at this time, it is management’s understanding that PwC anticipates issuing an unqualified opinion with respect to the 2005 financial statements, as currently reported.

The impact of recording the cumulative mark in the 1st quarter of 2006 is anticipated to be immaterial. For the 1st quarter of 2006, income before taxes on a plan basis is approximately $760 million. The impact of recording the cumulative adjustment in the 1st quarter of 2006 would be approximately 1% of income before taxes and would not be a determining factor in meeting the consensus earnings estimate or range of earnings estimates for the quarter. The Company’s January 2006 actual results are not public, however it’s relevant to note that the Company exceeded plan by approximately $8 million or approximately 4.5% of net income.

As noted in Attachment 1, if the derivative transactions were accounted for as trading positions since their inception, the impact to the 4th quarter of 2005 would be a $10.8 million or 1.5% decrease to income before taxes. For the year ended December 31, 2005, the impact of restating all periods would result in a $41.6 million or 1.5% decrease in income before taxes. This would result in a $0.02 decline in 4th quarter earnings per share and $0.07 decline in full year earnings per share, which would result in the Company missing 4th quarter consensus earnings by $0.02 and full year consensus earnings by $0.04. However, management does not believe the $0.04 miss of consensus earnings on a full year basis is an appropriate characterization of the misstatement or the Company’s full year financial performance since full year 2005 earnings estimates are adjusted throughout the year based on actual quarterly results. At the beginning of 2005, the full year 2005 consensus earnings estimate was $5.48 compared to the reported results of $5.62. In addition, based on the same factors discussed in consideration 3, management does not believe that missing the consensus earnings estimate in the 4th quarter as a result of the change in fair value of the derivative contracts would have modified a reasonable investor’s view of the Company’s core financial performance.

Conclusion

Based on the foregoing factors, it is management’s conclusion that the misstatements discussed herein are immaterial to the financial statements taken as a whole for each of the periods presented and do not necessitate the need to restate or reissue previously filed financial statements. Furthermore, in accordance with SFAS 154 “Accounting Changes and Error Corrections” and the Bulletin, management believes that the cumulative misstatements to the 4th quarter of 2005 are immaterial and do not necessitate a change to the current results of the Company. In addition, management does not believe that an Item 4.02, “Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review,” 8-K filing requirement has occurred due to the immaterial nature of these misstatements.

SunTrust Banks, Inc.

SAB 99 Aggregated Analysis-Hedge Accounting	Attachment 1

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2005 As if all periods restated	3rd Quarter 2005	2nd Quarter 2005	1st Quarter 2005	Year Ended 2005
Interest income reported	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309
Adjustment	—	—	—	—	—

Adjusted interest income	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309

% change	—%	—%	—%	—%	—%

Interest expense reported	$988,304	$840,013	$719,564	$604,462	$3,152,343
Adjustment	7,164	9,769	9,826	11,949	38,705

Adjusted interest expense	$995,468	$849,782	$729,390	$616,411	$3,191,048

% change	0.72%	1.16%	1.37%	1.98%	1.23%

Trading accounts profits and commissions reported	$19,932	$41,837	$31,819	$44,046	$137,634
Adjustment	(3,660)	(6,022)	15,254	(8,511)	(2,939)

Adjusted trading account profits and commissions	$16,272	$35,815	$47,073	$35,535	$134,695

% change	(18.36)%	(14.39)%	47.94%	(19.32)%	(2.14)%

Total revenue reported	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000
Adjustment	(10,824)	(15,790)	5,428	(20,460)	(41,644)

Adjusted total revenue	$1,986,676	$1,992,310	$1,918,728	$1,862,540	$7,760,356

% change	(0.54)%	(0.79)%	0.28%	(1.09)%	(0.53)%

Net income reported	$513,800	$510,800	$465,700	$492,300	$1,982,600
Adjustment	(10,824)	(15,790)	5,428	(20,460)	(41,644)
Tax on adjustment	4,113	6,000	(2,063)	7,775	15,825

Adjusted net income	$507,089	$501,010	$469,065	$479,615	$1,956,781

% change	(1.31)%	(1.92)%	0.72%	(2.58)%	(1.30)%

Income before taxes reported	$722,420	$741,595	$673,982	$720,912	$2,858,909
Adjustment	(10,824)	(15,790)	5,428	(20,460)	(41,644)

Adjusted income before taxes	$711,596	$725,805	$679,410	$700,452	$2,817,265

% change	(1.50)%	(2.13)%	0.81%	(2.84)%	(1.46)%

Net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800
Adjustment	(10,824)	(15,790)	5,428	(20,460)	(41,644)
Tax on adjustment	4,113	6,000	(2,063)	7,775	15,825

Adjusted net income excluding merger expense	$511,189	$508,510	$502,665	$495,615	$2,017,981

% change	(1.30)%	(1.89)%	0.67%	(2.50)%	(1.26)%

Diluted earnings per share excluding merger expense[1]	$1.43	$1.42	$1.37	$1.40	$5.62
Adjustment	(0.02)	(0.02)	0.01	(0.04)	(0.07)

Adjusted diluted earnings per share excluding merger expense	$1.41	$1.40	$1.38	$1.36	$5.55

% change	(1.40)	(1.41)%	0.73%	(2.86)%	(1.25)%

Adjusted operating EPS	$1.41	$1.40	$1.38	$1.36	$5.55
Consensus earnings estimate	1.43	1.39	1.36	1.32	5.59

Over (short)	$(0.02)	$0.01	$0.02	$0.04	$(0.04)

% over (short)	(1.40)	0.72%	1.47%	3.03%	(0.72)

Earnings estimate range:
High	$1.47	$1.45	$1.42	$1.34	$5.63
Low	1.32	1.32	1.27	1.23	5.53

Margin reported	3.10%	3.12%	3.16%	3.25%	3.16%
Adjustment	(0.02)	(0.02)	(0.03)	(0.03)	(0.03)

Adjusted margin	3.08%	3.10%	3.13%	3.22%	3.13%

% change	(0.65)	(0.64)%	(0.95)%	(0.92)%	(0.95)%

ROA reported	1.16%	1.19%	1.13%	1.24%	1.18%
Adjustment	(0.02)	(0.02)	0.01	(0.03)	(0.02)

Adjusted ROA	1.14%	1.17%	1.14%	1.21%	1.16%

% change	(1.72)%	(1.68)%	0.88%	(2.42)%	(1.69)%

ROE reported	12.08%	12.05%	11.48%	12.39%	12.00%
Adjustment	(0.16)	(0.24)	0.06	(0.34)	(0.16)

Adjusted ROE	11.92%	11.81%	11.54%	12.05%	11.84%

% change	(1.32)%	(1.99)%	0.52%	(2.74)%	(1.33)%

Trading assets reported	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225
Adjustment	—	(2,942)	—	—	—

Adjusted trading assets	$2,811,225	$2,467,218	$2,489,467	$2,516,512	$2,811,225

% change	—%	(0.12)%	—%	—%	—%

Long-term debt reported	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735
Adjustment	(7,487)	(21,252)	(34,101)	(28,673)	(7,487)

Adjusted long-term debt	$20,779,248	$22,343,548	$21,531,099	$22,469,727	$20,779,248

% change	(0.04)%	(0.10)%	(0.16)%	(0.13)%	(0.04)%

Total equity reported	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730
Adjustment	5,889	12,600	22,390	19,025	5,889

Adjusted total equity	$16,888,619	$16,730,400	$16,668,590	$16,123,325	$16,888,619

% change	0.03%	0.08%	0.13%	0.12%	0.03%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Aggregated Analysis-Hedge Accounting	Attachment 1

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2004	3rd Quarter 2004	2nd Quarter 2004	1st Quarter 2004	Year ended 2004
Interest income reported	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400
Adjustment	—	168	196	195	559

Adjusted interest income	$1,604,300	$1,252,268	$1,188,196	$1,173,995	$5,218,959

% change	—%	0.01%	0.02%	0.02%	0.01%

Interest expense reported	$520,100	$375,300	$315,600	$322,200	$1,533,200
Adjustment	12,721	10,966	12,563	12,334	48,585

Adjusted interest expense	$532,821	$386,266	$328,163	$334,534	$1,581,785

% change	2.45%	2.92%	3.98%	3.83%	3.17%

Trading accounts profits and commissions reported	$44,000	$23,300	$31,000	$29,400	$127,800
Adjustment	1,759	3,479	(25,422)	20,116	(67)

Adjusted trading account profits and commissions	$45,759	$26,779	$5,578	$49,516	$127,733

% change	4.00%	14.93%	(82.01)%	68.42%	(0.05)%

Total revenue reported	$1,859,900	$1,521,400	$1,507,800	$1,459,000	$6,348,000
Adjustment	(10,962)	(7,318)	(37,788)	7,977	(48,093)

Adjusted total revenue	$1,848,938	$1,514,082	$1,470,012	$1,466,977	$6,299,907

% change	(0.59)%	(0.48)%	(2.51)%	0.55%	(0.76)%

Net income reported	$455,700	$368,800	$386,600	$361,800	$1,572,900
Adjustment	(10,962)	(7,318)	(37,788)	8,107	(47,963)
Tax on adjustment	4,166	2,781	14,359	(3,081)	18,226

Adjusted net income	$448,904	$364,263	$363,171	$366,826	$1,543,163

% change	(1.49)%	(1.23)%	(6.06)%	1.39%	(1.89)%

Income before taxes reported	$657,100	$532,900	$563,900	$503,200	$2,257,000
Adjustment	(10,962)	(7,318)	(37,788)	8,107	(47,963)

Adjusted income before taxes	$646,138	$525,582	$526,112	$511,307	$2,209,037

% change	(1.67)%	(1.37)%	(6.70)%	1.61%	(2.13)%

Net income excluding merger expense	$474,200	$368,800	$386,600	$361,800	$1,591,400
Adjustment	(10,962)	(7,318)	(37,788)	8,107	(47,963)
Tax on adjustment	4,166	2,781	14,359	(3,081)	18,226

Adjusted net income excluding merger expense	$467,404	$364,263	$363,171	$366,826	$1,561,663

% change	(1.43)%	(1.23)%	(6.06)%	1.39%	(1.87)%

Diluted earnings per share excluding merger expense[1]	$1.31	$1.30	$1.36	$1.28	$5.25
Adjustment	(0.02)	(0.02)	(0.08)	0.01	(0.10)

Adjusted diluted earnings per share excluding merger expense	$1.29	$1.28	$1.28	$1.29	$5.15

% change	(1.53)%	(1.54)%	(5.88)%	0.78%	(1.90)%

Adjusted operating EPS	$1.29	$1.28	$1.28	$1.29	$5.15
Consensus earnings estimate	1.27	1.31	1.26	1.23	5.20

Over (short)	$0.02	$(0.03)	$0.02	$0.06	$(0.05)

% over (short)	1.57%	(2.29)%	1.59%	4.88%	(0.96)%

Earnings estimate range:
High	$1.30	$1.35	$1.28	$1.25	$5.24
Low	1.25	1.28	1.23	1.21	5.08

Margin reported	3.21%	3.11%	3.13%	3.13%	3.15%
Adjustment	(0.04)	(0.04)	(0.04)	(0.04)	(0.04)

Adjusted margin	3.17%	3.07%	3.09%	3.09%	3.11%

% change	(1.25)%	(1.29)%	(1.28)%	(1.28)%	(1.27)%

ROA reported	1.16%	1.15%	1.22%	1.18%	1.18%
Adjustment	(0.02)	(0.01)	(0.07)	0.01	(0.03)

Adjusted ROA	1.14%	1.14%	1.15%	1.19%	1.15%

% change	(1.72)%	(0.87)%	(5.74)%	0.85%	(2.54)%

ROE reported	11.46%	14.68%	15.25%	14.79%	13.71%
Adjustment	(0.19)	(0.23)	(0.97)	0.12	(0.29)

Adjusted ROE	11.27%	14.45%	14.28%	14.91%	13.42%

% change	(1.66)%	(1.57)%	(6.36)%	0.81%	(2.12)%

Trading assets reported	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645
Adjustment	999	—	—	—	999

Adjusted trading assets	$2,184,644	$1,885,894	$1,807,320	$2,139,399	$2,184,644

% change	0.05%	—%	—%	—%	0.05%

Long-term debt reported	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200
Adjustment	(48,135)	(60,500)	(53,305)	(88,509)	(48,135)

Adjusted long-term debt	$22,079,065	$18,696,100	$17,388,195	$16,721,291	$22,079,065

% change	(0.22)%	(0.32)%	(0.31)%	(0.53)%	(0.22)%

Total equity reported	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900
Adjustment	31,710	38,757	34,197	55,879	31,710

Adjusted total equity	$16,018,610	$10,167,257	$10,093,997	$10,149,679	$16,018,610

% change	0.20%	0.38%	0.34%	0.55%	0.20%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Aggregated Analysis-Hedge Accounting	Attachment 1

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2003	3rd Quarter 2003	2nd Quarter 2003	1st Quarter 2003	Year ended 2003
Interest income reported	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800
Adjustment	196	196	182	171	745

Adjusted interest income	$1,199,096	$1,177,896	$1,174,182	$1,218,271	$4,769,545

% change	0.02%	0.02%	0.02%	0.01%	0.02%

Interest expense reported	$333,400	$344,900	$374,500	$395,600	$1,448,500
Adjustment	13,001	13,307	13,400	12,311	52,019

Adjusted interest expense	$346,401	$358,207	$387,900	$407,911	$1,500,519

% change	3.90%	3.86%	3.58%	3.11%	3.59%

Trading accounts profits and commissions reported	$22,700	$26,800	$29,600	$30,800	$109,900
Adjustment	2,454	(9,704)	26,283	3,850	22,883

Adjusted trading account profits and commisssions	$25,154	$17,096	$55,883	$34,650	$132,783

% change	10.81%	(36.21)%	88.79%	12.50%	20.82%

Total revenue reported	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300
Adjustment	(10,351)	(22,816)	13,066	(8,289)	(28,391)

Adjusted total revenue	$1,451,249	$1,396,084	$1,420,266	$1,372,311	$5,639,909

% change	(0.71)%	(1.61)%	0.93%	(0.60)%	(0.50)%

Net income reported	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	(10,371)	(23,479)	13,609	(7,844)	(28,085)
Tax on adjustment	3,941	8,922	(5,171)	2,981	10,672

Adjusted net income	$336,070	$317,043	$338,838	$322,937	$1,314,887

% change	(1.88)%	(4.39)%	2.55%	(1.48)%	(1.31)%

Income before taxes reported	$494,500	$467,600	$475,900	$471,100	$1,909,100
Adjustment	(10,371)	(23,479)	13,609	(7,844)	(28,085)

Adjusted income before taxes	$484,129	$444,121	$489,509	$463,256	$1,881,015

% change	(2.10)%	(5.02)%	2.86%	(1.67)%	(1.47)%

Net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	(10,371)	(23,479)	13,609	(7,844)	(28,085)
Tax on adjustment	3,941	8,922	(5,171)	2,981	10,672

Adjusted net income excluding merger expense	$336,070	$317,043	$338,838	$322,937	$1,314,887

% change	(1.88)%	(4.39)%	2.55%	(1.48)%	(1.31)%

Diluted earnings per share excluding merger expense[1]	$1.21	$1.18	$1.17	$1.17	$4.73
Adjustment	(0.02)	(0.05)	0.04	(0.02)	(0.06)

Adjusted diluted earnings per share excluding merger expense	$1.19	$1.13	$1.21	$1.15	$4.67

% change	(1.65)%	(4.24)%	3.42%	(1.71)%	(1.27)%

Adjusted operating EPS	$1.19	$1.13	$1.21	$1.15	$4.67
Consensus earnings estimate	1.19	1.18	1.18	1.16	4.72

Over (short)	$—	$(0.05)	$0.03	$(0.01)	$(0.05)

% over (short)	—%	(4.24)%	2.54%	(0.86)%	(1.06)%

Earnings estimate range:
High	$1.23	$1.20	$1.21	$1.22	$4.75
Low	1.18	1.14	1.10	1.09	4.70

Margin reported	3.09%	2.98%	3.05%	3.21%	3.08%
Adjustment	(0.05)	(0.04)	(0.05)	(0.05)	(0.05)

Adjusted margin	3.04%	2.94%	3.00%	3.16%	3.03%

% change	(1.62)%	(1.34)%	(1.64)%	(1.56)%	(1.62)%

ROA reported	1.09%	1.04%	1.11%	1.12%	1.09%
Adjustment	(0.02)	(0.05)	0.03	(0.01)	(0.02)

Adjusted ROA	1.07%	0.99%	1.14%	1.11%	1.07%

% change	(1.83)%	(4.81)%	2.70%	(0.89)%	(1.83)%

ROE reported	14.40%	14.24%	14.95%	15.13%	14.67%
Adjustment	(0.35)	(0.71)	0.25	(0.34)	(0.28)

Adjusted ROE	14.05%	13.53%	15.20%	14.79%	14.39%

% change	(2.43)%	(4.99)%	1.67%	(2.25)%	(1.91)%

Trading assets reported	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467
Adjustment	—	—	(2,133)	—	—

Adjusted trading assets	$1,710,467	$2,026,798	$2,120,092	$1,861,777	$1,710,467

% change	—%	—%	(0.10)%	—%	—%

Long-term debt reported	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900
Adjustment	(86,407)	(97,169)	(122,300)	(107,150)	(86,407)

Adjusted long-term debt	$15,227,493	$12,826,831	$11,867,300	$11,735,050	$15,227,493

% change	(0.57)%	(0.76)%	(1.03)%	(0.91)%	(0.57)%

Total equity reported	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200
Adjustment	54,394	60,962	75,518	67,081	54,394

Adjusted total equity	$9,785,594	$9,299,362	$9,254,218	$8,765,381	$9,785,594

% change	0.56%	0.66%	0.82%	0.77%	0.56%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Aggregated Analysis-Hedge Accounting	Attachment 1

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2002	3rd Quarter 2002	2nd Quarter 2002	1st Quarter 2002	Year ended 2002
Interest income reported	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200
Adjustment	153	149	146	142	590

Adjusted interest income	$1,275,053	$1,270,849	$1,292,146	$1,297,742	$5,135,790

% change	0.01%	0.01%	0.01%	0.01%	0.01%

Interest expense reported	$447,800	$465,600	$478,600	$499,500	$1,891,500
Adjustment	11,996	11,578	13,145	7,421	44,140

Adjusted interest expense	$459,796	$477,178	$491,745	$506,921	$1,935,640

% change	2.68%	2.49%	2.75%	1.49%	2.33%

Trading accounts profits and commissions reported	$29,700	$23,600	$24,200	$25,700	$103,200
Adjustment	23,642	50,665	40,106	4,097	118,510

Adjusted trading account profits and commissions	$53,342	$74,265	$64,306	$29,797	$221,710

% change	79.60%	214.68%	165.73%	15.94%	114.84%

Total revenue reported	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000
Adjustment	11,800	39,236	27,106	(3,181)	74,961

Adjusted total revenue	$1,376,900	$1,403,236	$1,451,906	$1,395,019	$5,626,961

% change	0.86%	2.88%	1.90%	(0.23)%	1.35%

Net income reported	$340,300	$343,000	$343,700	$304,900	$1,331,800
Adjustment	27,959	44,814	32,401	1,694	106,869
Tax on adjustment	(10,624)	(17,029)	(12,312)	(644)	(40,610)

Adjusted net income	$357,635	$370,785	$363,789	$305,950	$1,398,059

% change	5.09%	8.10%	5.84%	0.34%	4.98%

Income before taxes reported	$421,900	$479,200	$510,100	$412,200	$1,823,300
Adjustment	27,959	44,814	32,401	1,694	106,869

Adjusted income before taxes	$449,859	$524,014	$542,501	$413,894	$1,930,169

% change	6.63%	9.35%	6.35%	0.41%	5.86%

Net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700
Adjustment	27,959	44,814	32,401	1,694	106,869
Tax on adjustment	(10,624)	(17,029)	(12,312)	(644)	(40,610)

Adjusted net income excluding merger expense	$357,635	$370,785	$363,789	$345,750	$1,437,959

% change	5.09%	8.10%	5.84%	0.30%	4.83%

Diluted earnings per share excluding merger expense[1]	$1.20	$1.20	$1.20	$1.20	$4.80
Adjustment	0.06	0.10	0.07	—	0.23

Adjusted diluted earnings per share excluding merger expense	$1.26	$1.30	$1.27	$1.20	$5.03

% change	5.00%	8.33%	5.83%	—%	4.79%

Adjusted operating EPS	$1.26	$1.30	$1.27	$1.20	$5.03
Consensus earnings estimate	1.19	1.22	1.20	1.18	4.78

Over (short)	$0.07	$0.08	$0.07	$0.02	$0.25

% over (short)	5.88%	6.56%	5.83%	1.69%	5.23%

Earnings estimate range:
High	$1.22	$1.24	$1.23	$1.25	$4.82
Low	1.08	1.20	1.18	1.13	4.68

Margin reported	3.26%	3.38%	3.48%	3.51%	3.41%
Adjustment	(0.05)	(0.04)	(0.05)	(0.03)	(0.05)

Adjusted margin	3.21%	3.34%	3.43%	3.48%	3.36%

% change	(1.53)%	(1.18)%	(1.44)%	(0.85)%	(1.47)%

ROA reported	1.18%	1.26%	1.29%	1.18%	1.23%
Adjustment	0.06	0.10	0.08	—	0.06

Adjusted ROA	1.24%	1.36%	1.37%	1.18%	1.29%

% change	5.08%	7.94%	6.20%	—%	4.88%

ROE reported	15.30%	15.22%	15.77%	14.74%	15.26%
Adjustment	0.62	1.09	0.83	0.01	0.60

Adjusted ROE	15.92%	16.31%	16.60%	14.75%	15.86%

% change	4.05%	7.16%	5.26%	0.07%	3.93%

Trading assets reported	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774
Adjustment	78,855	70,144	59,633	35,707	78,855

Adjusted trading assets	$1,796,629	$1,959,350	$1,700,475	$1,757,021	$1,796,629

% change	4.59%	3.71%	3.63%	2.07%	4.59%

Long-term debt reported	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800
Adjustment	(45,961)	(36,549)	(13,182)	(1,641)	(45,961)

Adjusted long-term debt	$11,833,839	$11,826,851	$11,954,718	$12,208,359	$11,833,839

% change	(0.39)%	(0.31)%	(0.11)%	(0.01)%	(0.39)%

Total equity reported	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500
Adjustment	90,854	73,520	45,735	25,646	90,854

Adjusted total equity	$8,860,354	$8,921,920	$9,042,035	$8,602,946	$8,860,354

% change	1.03%	0.82%	0.51%	0.30%	1.03%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Aggregated Analysis-Hedge Accounting	Attachment 1

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2001	3rd Quarter 2001	2nd Quarter 2001	1st Quarter 2001	Year ended 2001
Interest income reported	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600
Adjustment	89	—	—	—	89

Adjusted interest income	$1,391,189	$1,509,900	$1,634,700	$1,743,900	$6,279,689

% change	0.01%	—%	—%	—%	0.00%

Interest expense reported	$571,100	$706,100	$810,800	$939,000	$3,027,000
Adjustment	7,052	5,715	—	796	13,562

Adjusted interest expense	$578,152	$711,815	$810,800	$939,796	$3,040,562

% change	1.23%	0.81%	—%	0.08%	0.45%

Trading accounts profits and commissions reported	$11,000	$30,000	$24,900	$29,700	$95,700
Adjustment	(5,174)	23,784	(751)	35,286	53,145

Adjusted trading account profits and commissions	$5,826	$53,784	$24,149	$64,986	$148,845

% change	(47.04)%	79.28%	(3.02)%	118.81%	55.53%

Total revenue reported	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300
Adjustment	(12,137)	18,069	(751)	34,490	39,673

Adjusted total revenue	$1,375,663	$1,382,369	$1,355,149	$1,375,590	$5,384,973

% change	(0.87)%	1.32%	(0.06)%	2.57%	0.74%

Net income reported	$356,700	$334,100	$347,200	$337,500	$1,375,500
Adjustment	(12,137)	18,069	(751)	34,490	39,673
Tax on adjustment	4,612	(6,866)	285	(13,106)	(15,076)

Adjusted net income	$349,175	$345,303	$346,734	$358,884	$1,400,097

% change	(2.11)%	3.35%	(0.13)%	6.34%	1.79%

Income before taxes reported	$496,500	$497,200	$514,900	$520,800	$2,029,400
Adjustment	(12,137)	18,069	(751)	34,490	39,673

Adjusted income before taxes	$484,363	$515,269	$514,149	$555,290	$2,069,073

% change	(2.44)%	3.63%	(0.15)%	6.62%	1.95%

Net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700
Adjustment	(12,137)	18,069	(751)	34,490	39,673
Tax on adjustment	4,612	(6,866)	285	(13,106)	(15,076)

Adjusted net income excluding merger expense	$349,175	$365,503	$346,734	$358,884	$1,420,297

% change	(2.11)%	3.16%	(0.13)%	6.34%	1.76%

Diluted earnings per share excluding merger expense[1]	$1.24	$1.22	$1.19	$1.14	$4.79
Adjustment	(0.03)	0.04	—	0.07	0.08

Adjusted diluted earnings per share excluding merger expense	$1.21	$1.26	$1.19	$1.21	$4.87

% change	(2.42)%	3.28%	—%	6.14%	1.67%

Adjusted operating EPS	$1.21	$1.26	$1.19	$1.21	$4.87
Consensus earnings estimate	1.22	1.20	1.16	1.13	4.75

Over (short)	$(0.01)	$0.06	$0.03	$0.08	$0.12

% over (short)	(0.82)%	5.00%	2.59%	7.08%	2.53%

Earnings estimate range:
High	$1.24	$1.24	$1.19	$1.15	$4.78
Low	1.17	1.14	1.13	1.09	4.50

Margin reported	3.56%	3.56%	3.61%	3.57%	3.58%
Adjustment	(0.03)	—	—	—	(0.02)

Adjusted margin	3.53%	3.56%	3.61%	3.57%	3.56%

% change	(0.84)%	—%	—%	—%	(0.56)%

ROA reported	1.36%	1.31%	1.35%	1.33%	1.34%
Adjustment	(0.03)	0.04	—	0.08	0.02

Adjusted ROA	1.33%	1.35%	1.35%	1.41%	1.36%

% change	(2.21)%	3.05%	—%	6.02%	1.49%

ROE reported	16.98%	16.58%	17.68%	16.92%	17.04%
Adjustment	(0.41)	0.55	(0.02)	1.07	0.25

Adjusted ROE	16.57%	17.13%	17.66%	17.99%	17.29%

% change	(2.41)%	3.32%	(0.11)%	6.32%	1.47%

Trading assets reported	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602
Adjustment	15,154	52,861	33,740	34,490	15,154

Adjusted trading assets	$1,358,756	$1,603,744	$965,986	$1,475,927	$1,358,756

% change	1.13%	3.41%	3.62%	2.39%	1.13%

Long-term debt reported	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600
Adjustment	(31,670)	—	—	—	(31,670)

Adjusted long-term debt	$12,628,930	$13,343,390	$12,443,044	$12,525,889	$12,628,930

% change	(0.25)%	—%	—%	—%	(0.25)%

Total equity reported	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600
Adjustment	24,596	32,121	20,918	21,384	24,596

Adjusted total equity	$8,384,196	$8,232,020	$7,894,073	$7,851,784	$8,384,196

% change	0.29%	0.39%	0.26%	0.27%	0.29%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 2

Fair Value Hedges-TRUPS

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2005 As if all periods restated	3rd Quarter 2005	2nd Quarter 2005	1st Quarter 2005	Year Ended 2005
Interest income reported	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309
Adjustment	—	—	—	—	—

Adjusted interest income	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309

% change	—%	—%	—%	—%	—%

Interest expense reported	$988,304	$840,013	$719,564	$604,462	$3,152,343
Adjustment	4,333	5,059	4,482	7,595	21,468

Adjusted interest expense	$992,637	$845,072	$724,046	$612,057	$3,173,811

% change	0.44%	0.60%	0.62%	1.26%	0.68%

Trading accounts profits and commissions reported	$19,932	$41,837	$31,819	$44,046	$137,634
Adjustment	(3,166)	(4,372)	13,149	(6,029)	(417)

Adjusted trading account profits and commissions	$16,766	$37,465	$44,968	$38,017	$137,217

% change	(15.88)%	(10.45)%	41.32%	(13.69)%	(0.30)%

Total revenue reported	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000
Adjustment	(7,498)	(9,430)	8,667	(13,624)	(21,885)

Adjusted total revenue	$1,990,002	$1,998,670	$1,921,967	$1,869,376	$7,780,115

% change	(0.38)%	(0.47)%	0.45%	(0.72)%	(0.28)%

Net income reported	$513,800	$510,800	$465,700	$492,300	$1,982,600
Adjustment	(7,498)	(9,430)	8,667	(13,624)	(21,885)
Tax on adjustment	2,849	3,583	(3,293)	5,177	8,316

Adjusted net income	$509,151	$504,953	$471,074	$483,853	$1,969,031

% change	(0.90)%	(1.14)%	1.15%	(1.72)%	(0.68)%

Income before taxes reported	$722,420	$741,595	$673,982	$720,912	$2,858,909
Adjustment	(7,498)	(9,430)	8,667	(13,624)	(21,885)

Adjusted income before taxes	$714,922	$732,165	$682,649	$707,288	$2,837,024

% change	(1.04)%	(1.27)%	1.29%	(1.89)%	(0.77)%

Net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800
Adjustment	(7,498)	(9,430)	8,667	(13,624)	(21,885)
Tax on adjustment	2,849	3,583	(3,293)	5,177	8,316

Adjusted net income excluding merger expense	$513,251	$512,453	$504,674	$499,853	$2,030,231

% change	(0.90)%	(1.13)%	1.08%	(1.66)%	(0.66)%

Diluted earnings per share excluding merger expense[1]	$1.43	$1.42	$1.37	$1.40	$5.62
Adjustment	(0.02)	(0.01)	0.02	(0.02)	(0.03)

Adjusted diluted earnings per share excluding merger expense	$1.41	$1.41	$1.39	$1.38	$5.59

% change	(1.40)	(0.70)%	1.46%	(1.43)%	(0.53)%

Adjusted operating EPS	$1.41	$1.41	$1.39	$1.38	$5.59
Consensus earnings estimate	1.43	1.39	1.36	1.32	5.59

Over (short)	$(0.02)	$0.02	$0.03	$0.06	$—

% over (short)	(1.40)	1.44%	2.21%	4.55%	—%

Earnings estimate range:
High	$1.47	$1.45	$1.42	$1.34	$5.63
Low	1.32	1.32	1.27	1.23	5.53

Margin reported	3.10%	3.12%	3.16%	3.25%	3.16%
Adjustment	(0.01)	(0.01)	(0.01)	(0.02)	(0.02)

Adjusted margin	3.09%	3.11%	3.15%	3.23%	3.14%

% change	(0.32)	(0.32)%	(0.32)%	(0.62)%	(0.63)%

ROA reported	1.16%	1.19%	1.13%	1.24%	1.18%
Adjustment	(0.01)	(0.01)	0.01	(0.02)	(0.01)

Adjusted ROA	1.15%	1.18%	1.14%	1.22%	1.17%

% change	(0.86)%	(0.84)%	0.88%	(1.61)%	(0.85)%

ROE reported	12.08%	12.05%	11.48%	12.39%	12.00%
Adjustment	(0.11)	(0.15)	0.12	(0.22)	(0.09)

Adjusted ROE	11.97%	11.90%	11.60%	12.17%	11.91%

% change	(0.91)%	(1.24)%	1.05%	(1.78)%	(0.75)%

Trading assets reported	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225
Adjustment	—	(2,942)	—	—	—

Adjusted trading assets	$2,811,225	$2,467,218	$2,489,467	$2,516,512	$2,811,225

% change	—%	(0.12)%	—%	—%	—%

Long-term debt reported	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735
Adjustment	18	(10,422)	(16,910)	(8,243)	18

Adjusted long-term debt	$20,786,753	$22,354,378	$21,548,290	$22,490,157	$20,786,753

% change	0.00%	(0.05)%	(0.08)%	(0.04)%	0.00%

Total equity reported	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730
Adjustment	1,132	5,780	11,627	6,253	1,132

Adjusted total equity	$16,883,862	$16,723,580	$16,657,827	$16,110,553	$16,883,862

% change	0.01%	0.03%	0.07%	0.04%	0.01%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 2
Fair Value Hedges-TRUPS
Favorable	(Unfavorable)

Financial Statement Item	4th Quarter 2004	3rd Quarter 2004	2nd Quarter 2004	1st Quarter 2004	Year ended 2004
Interest income reported	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400
Adjustment	—	—	—	—	—

Adjusted interest income	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400

% change	—%	—%	—%	—%	—%

Interest expense reported	$520,100	$375,300	$315,600	$322,200	$1,533,200
Adjustment	7,514	5,996	6,432	6,406	26,347

Adjusted interest expense	$527,614	$381,296	$322,032	$328,606	$1,559,547

% change	1.44%	1.60%	2.04%	1.99%	1.72%

Trading accounts profits and commissions reported	$44,000	$23,300	$31,000	$29,400	$127,800
Adjustment	4,236	13,916	(12,231)	9,064	14,985

Adjusted trading account profits and commissions	$48,236	$37,216	$18,769	$38,464	$142,785

% change	9.63%	59.73%	(39.45)%	30.83%	11.73%

Total revenue reported	$1,859,900	$1,521,400	$1,507,800	$1,459,000	$6,348,000
Adjustment	(3,277)	7,921	(18,662)	2,658	(11,361)

Adjusted total revenue	$1,856,623	$1,529,321	$1,489,138	$1,461,658	$6,336,639

% change	(0.18)%	0.52%	(1.24)%	0.18%	(0.18)%

Net income reported	$455,700	$368,800	$386,600	$361,800	$1,572,900
Adjustment	(3,277)	7,921	(18,662)	2,788	(11,231)
Tax on adjustment	1,245	(3,010)	7,092	(1,059)	4,268

Adjusted net income	$453,668	$373,711	$375,030	$363,529	$1,565,937

% change	(0.45)%	1.33%	(2.99)%	0.48%	(0.44)%

Income before taxes reported	$657,100	$532,900	$563,900	$503,200	$2,257,000
Adjustment	(3,277)	7,921	(18,662)	2,788	(11,231)

Adjusted income before taxes	$653,823	$540,821	$545,238	$505,988	$2,245,769

% change	(0.50)%	1.49%	(3.31)%	0.55%	(0.50)%

Net income excluding merger expense	$474,200	$368,800	$386,600	$361,800	$1,591,400
Adjustment	(3,277)	7,921	(18,662)	2,788	(11,231)
Tax on adjustment	1,245	(3,010)	7,092	(1,059)	4,268

Adjusted net income excluding merger expense	$472,168	$373,711	$375,030	$363,529	$1,584,437

% change	(0.43)%	1.33%	(2.99)%	0.48%	(0.44)%

Diluted earnings per share excluding merger expense[1]	$1.31	$1.30	$1.36	$1.28	$5.25
Adjustment	(0.01)	0.02	(0.04)	—	(0.03)

Adjusted diluted earnings per share excluding merger expense	$1.30	$1.32	$1.32	$1.28	$5.22

% change	(0.76)%	1.54%	(2.94)%	—%	(0.57)%

Adjusted operating EPS	$1.30	$1.32	$1.32	$1.28	$5.22
Consensus earnings estimate	1.27	1.31	1.26	1.23	5.20

Over (short)	$0.03	$0.01	$0.06	$0.05	$0.02

% over (short)	2.36%	0.76%	4.76%	4.07%	0.38%

Earnings estimate range:
High	$1.30	$1.35	$1.28	$1.25	$5.24
Low	1.25	1.28	1.23	1.21	5.08

Margin reported	3.21%	3.11%	3.13%	3.13%	3.15%
Adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)

Adjusted margin	3.19%	3.09%	3.11%	3.11%	3.13%

% change	(0.62)%	(0.64)%	(0.64)%	(0.64)%	(0.63)%

ROA reported	1.16%	1.15%	1.22%	1.18%	1.18%
Adjustment	(0.01)	0.02	(0.03)	—	(0.01)

Adjusted ROA	1.15%	1.17%	1.19%	1.18%	1.17%

% change	(0.86)%	1.74%	(2.46)%	—%	(0.85)%

ROE reported	11.46%	14.68%	15.25%	14.79%	13.71%
Adjustment	(0.06)	0.17	(0.47)	0.03	(0.07)

Adjusted ROE	11.40%	14.85%	14.78%	14.82%	13.64%

% change	(0.52)%	1.16%	(3.08)%	0.20%	(0.51)%

Trading assets reported	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645
Adjustment	999	—	—	—	999

Adjusted trading assets	$2,184,644	$1,885,894	$1,807,320	$2,139,399	$2,184,644

% change	0.05%	—%	—%	—%	0.05%

Long-term debt reported	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200
Adjustment	(20,868)	(25,144)	(17,224)	(35,886)	(20,868)

Adjusted long-term debt	$22,106,332	$18,731,456	$17,424,276	$16,773,914	$22,106,332

% change	(0.09)%	(0.13)%	(0.10)%	(0.21)%	(0.09)%

Total equity reported	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900
Adjustment	14,700	16,732	11,821	23,391	14,700

Adjusted total equity	$16,001,600	$10,145,232	$10,071,621	$10,117,191	$16,001,600

% change	0.09%	0.17%	0.12%	0.23%	0.09%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 2

Fair Value Hedges-TRUPS

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2003	3rd Quarter 2003	2nd Quarter 2003	1st Quarter 2003	Year ended 2003
Interest income reported	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800
Adjustment	—	—	—	—	—

Adjusted interest income	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800

% change	—%	—%	—%	—%	—

Interest expense reported	$333,400	$344,900	$374,500	$395,600	$1,448,500
Adjustment	6,568	6,589	6,386	6,216	25,758

Adjusted interest expense	$339,968	$351,489	$380,886	$401,816	$1,474,258

% change	1.97%	1.91%	1.71%	1.57%	1.78%

Trading accounts profits and commissions reported	$22,700	$26,800	$29,600	$30,800	$109,900
Adjustment	2,551	(6,997)	15,689	1,782	13,025

Adjusted trading account profits and commisssions	$25,251	$19,803	$45,289	$32,582	$122,925

% change	11.24%	(26.11)%	53.00%	5.79%	11.85%

Total revenue reported	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300
Adjustment	(4,017)	(13,587)	9,304	(4,433)	(12,733)

Adjusted total revenue	$1,457,583	$1,405,313	$1,416,504	$1,376,167	$5,655,567

% change	(0.27)%	(0.96)%	0.66%	(0.32)%	(0.22)%

Net income reported	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	(4,037)	(14,250)	9,847	(3,988)	(12,427)
Tax on adjustment	1,534	5,415	(3,742)	1,515	4,722

Adjusted net income	$339,997	$322,765	$336,505	$325,327	$1,324,595

% change	(0.73)%	(2.66)%	1.85%	(0.75)%	(0.58)%

Income before taxes reported	$494,500	$467,600	$475,900	$471,100	$1,909,100
Adjustment	(4,037)	(14,250)	9,847	(3,988)	(12,427)

Adjusted income before taxes	$490,463	$453,350	$485,747	$467,112	$1,896,673

% change	(0.82)%	(3.05)%	2.07%	(0.85)%	(0.65)%

Net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	(4,037)	(14,250)	9,847	(3,988)	(12,427)
Tax on adjustment	1,534	5,415	(3,742)	1,515	4,722

Adjusted net income excluding merger expense	$339,997	$322,765	$336,505	$325,327	$1,324,595

% change	(0.73)%	(2.66)%	1.85%	(0.75)%	(0.58)%

Diluted earnings per share excluding merger expense[1]	$1.21	$1.18	$1.17	$1.17	$4.73
Adjustment	(0.01)	(0.03)	0.03	(0.01)	(0.02)

Adjusted diluted earnings per share excluding merger expense	$1.20	$1.15	$1.20	$1.16	$4.71

% change	(0.83)%	(2.54)%	2.56%	(0.85)%	(0.42)%

Adjusted operating EPS	$1.20	$1.15	$1.20	$1.16	$4.71
Consensus earnings estimate	1.19	1.18	1.18	1.16	4.72

Over (short)	$0.01	$(0.03)	$0.02	$—	$(0.01)

% over (short)	0.84%	(2.54)%	1.69%	—%	(0.21)%

Earnings estimate range:
High	$1.23	$1.20	$1.21	$1.22	$4.75
Low	1.18	1.14	1.10	1.09	4.70

Margin reported	3.09%	2.98%	3.05%	3.21%	3.08%
Adjustment	(0.02)	(0.02)	(0.02)	(0.02)	(0.02)

Adjusted margin	3.07%	2.96%	3.03%	3.19%	3.06%

% change	(0.65)%	(0.67)%	(0.66)%	(0.62)%	(0.65)%

ROA reported	1.09%	1.04%	1.11%	1.12%	1.09%
Adjustment	(0.01)	(0.03)	0.02	—	(0.01)

Adjusted ROA	1.08%	1.01%	1.13%	1.12%	1.08%

% change	(0.92)%	(2.88)%	1.80%	—%	(0.92)%

ROE reported	14.40%	14.24%	14.95%	15.13%	14.67%
Adjustment	(0.14)	(0.41)	0.22	(0.16)	(0.12)

Adjusted ROE	14.26%	13.83%	15.17%	14.97%	14.55%

% change	(0.97)%	(2.88)%	1.47%	(1.06)%	(0.82)%

Trading assets reported	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467
Adjustment	—	—	(2,133)	—	—

Adjusted trading assets	$1,710,467	$2,026,798	$2,120,092	$1,861,777	$1,710,467

% change	—%	—%	(0.10)%	—%	—%

Long-term debt reported	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900
Adjustment	(33,228)	(37,245)	(52,965)	(41,528)	(33,228)

Adjusted long-term debt	$15,280,672	$12,886,755	$11,936,635	$11,800,672	$15,280,672

% change	(0.22)%	(0.29)%	(0.44)%	(0.35)%	(0.22)%

Total equity reported	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200
Adjustment	21,663	24,166	33,001	26,896	21,663

Adjusted total equity	$9,752,863	$9,262,566	$9,211,701	$8,725,196	$9,752,863

% change	0.22%	0.26%	0.36%	0.31%	0.22%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 2
Fair Value Hedges-TRUPS
Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2002	3rd Quarter 2002	2nd Quarter 2002	1st Quarter 2002	Year ended 2002
Interest income reported	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200
Adjustment	—	—	—	—	—

Adjusted interest income	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200

% change	—%	—%	—%	—%	—%

Interest expense reported	$447,800	$465,600	$478,600	$499,500	$1,891,500
Adjustment	5,806	5,701	5,387	3,899	20,793

Adjusted interest expense	$453,606	$471,301	$483,987	$503,399	$1,912,293

% change	1.30%	1.22%	1.13%	0.78%	1.10%

Trading accounts profits and commissions reported	$29,700	$23,600	$24,200	$25,700	$103,200
Adjustment	15,217	29,068	19,588	1,714	65,587

Adjusted trading account profits and commissions	$44,917	$52,668	$43,788	$27,414	$168,787

% change	51.24%	123.17%	80.94%	6.67%	63.55%

Total revenue reported	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000
Adjustment	9,412	23,367	14,200	(2,184)	44,795

Adjusted total revenue	$1,374,512	$1,387,367	$1,439,000	$1,396,016	$5,596,795

% change	0.69%	1.71%	1.00%	(0.16)%	0.81%

Net income reported	$340,300	$343,000	$343,700	$304,900	$1,331,800
Adjustment	9,696	24,070	14,620	(2,184)	46,203
Tax on adjustment	(3,684)	(9,147)	(5,556)	830	(17,557)

Adjusted net income	$346,312	$357,923	$352,764	$303,546	$1,360,446

% change	1.77%	4.35%	2.64%	(0.44)%	2.15%

Income before taxes reported	$421,900	$479,200	$510,100	$412,200	$1,823,300
Adjustment	9,696	24,070	14,620	(2,184)	46,203

Adjusted income before taxes	$431,596	$503,270	$524,720	$410,016	$1,869,503

% change	2.30%	5.02%	2.87%	(0.53)%	2.53%

Net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700
Adjustment	9,696	24,070	14,620	(2,184)	46,203
Tax on adjustment	(3,684)	(9,147)	(5,556)	830	(17,557)

Adjusted net income excluding merger expense	$346,312	$357,923	$352,764	$343,346	$1,400,346

% change	1.77%	4.35%	2.64%	(0.39)%	2.09%

Diluted earnings per share excluding merger expense[1]	$1.20	$1.20	$1.20	$1.20	$4.80
Adjustment	0.02	0.05	0.03	(0.01)	0.10

Adjusted diluted earnings per share excluding merger expense	$1.22	$1.25	$1.23	$1.19	$4.90

% change	1.67%	4.17%	2.50%	(0.83)%	2.08%

Adjusted operating EPS	$1.22	$1.25	$1.23	$1.19	$4.90
Consensus earnings estimate	1.19	1.22	1.20	1.18	4.78

Over (short)	$0.03	$0.03	$0.03	$0.01	$0.12

% over (short)	2.52%	2.46%	2.50%	0.85%	2.51%

Earnings estimate range:
High	$1.22	$1.24	$1.23	$1.25	$4.82
Low	1.08	1.20	1.18	1.13	4.68

Margin reported	3.26%	3.38%	3.48%	3.51%	3.41%
Adjustment	(0.02)	(0.02)	(0.02)	(0.01)	(0.02)

Adjusted margin	3.24%	3.36%	3.46%	3.50%	3.39%

% change	(0.61)%	(0.59)%	(0.57)%	(0.28)%	(0.59)%

ROA reported	1.18%	1.26%	1.29%	1.18%	1.23%
Adjustment	0.02	0.06	0.04	(0.01)	0.02

Adjusted ROA	1.20%	1.32%	1.33%	1.17%	1.25%

% change	1.69%	4.76%	3.10%	(0.85)%	1.63%

ROE reported	15.30%	15.22%	15.77%	14.74%	15.26%
Adjustment	0.22	0.62	0.40	(0.06)	0.28

Adjusted ROE	15.52%	15.84%	16.17%	14.68%	15.54%

% change	1.44%	4.07%	2.54%	(0.41)%	1.83%

Trading assets reported	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774
Adjustment	—	—	—	(2,660)	—

Adjusted trading assets	$1,717,774	$1,889,206	$1,640,842	$1,718,654	$1,717,774

% change	—%	—%	—%	(0.15)%	—%

Long-term debt reported	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800
Adjustment	(45,961)	(36,549)	(13,182)	(1,641)	(45,961)

Adjusted long-term debt	$11,833,839	$11,826,851	$11,954,718	$12,208,359	$11,833,839

% change	(0.39)%	(0.31)%	(0.11)%	(0.01)%	(0.39)%

Total equity reported	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500
Adjustment	29,368	23,357	8,433	(631)	29,368

Adjusted total equity	$8,798,868	$8,871,757	$9,004,733	$8,576,669	$8,798,868

% change	0.33%	0.26%	0.09%	(0.01)%	0.33%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 2
Fair Value Hedges-TRUPS
Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2001	3rd Quarter 2001	2nd Quarter 2001	1st Quarter 2001	Year ended 2001
Interest income reported	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600
Adjustment	—	—	—	—	—

Adjusted interest income	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600

% change	—%	—%	—%	—%	—%

Interest expense reported	$571,100	$706,100	$810,800	$939,000	$3,027,000
Adjustment	730	—	—	—	730

Adjusted interest expense	$571,830	$706,100	$810,800	$939,000	$3,027,730

% change	0.13%	—%	—%	—%	0.02%

Trading accounts profits and commissions reported	$11,000	$30,000	$24,900	$29,700	$95,700
Adjustment	1,896	—	—	—	1,896

Adjusted trading account profits and commissions	$12,896	$30,000	$24,900	$29,700	$97,596

% change	17.24%	—%	—%	—%	1.98%

Total revenue reported	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300
Adjustment	1,166	—	—	—	1,166

Adjusted total revenue	$1,388,966	$1,364,300	$1,355,900	$1,341,100	$5,346,466

% change	0.08%	—%	—%	—%	0.02%

Net income reported	$356,700	$334,100	$347,200	$337,500	$1,375,500
Adjustment	1,166	—	—	—	1,166
Tax on adjustment	(443)	—	—	—	(443)

Adjusted net income	$357,423	$334,100	$347,200	$337,500	$1,376,223

% change	0.20%	—%	—%	—%	0.05%

Income before taxes reported	$496,500	$497,200	$514,900	$520,800	$2,029,400
Adjustment	1,166	—	—	—	1,166

Adjusted income before taxes	$497,666	$497,200	$514,900	$520,800	$2,030,566

% change	0.23%	—%	—%	—%	0.06%

Net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700
Adjustment	1,166	—	—	—	1,166
Tax on adjustment	(443)	—	—	—	(443)

Adjusted net income excluding merger expense	$357,423	$354,300	$347,200	$337,500	$1,396,423

% change	0.20%	—%	—%	—%	0.05%

Diluted earnings per share excluding merger expense[1]	$1.24	$1.22	$1.19	$1.14	$4.79
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.24	$1.22	$1.19	$1.14	$4.79

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.24	$1.22	$1.19	$1.14	$4.79
Consensus earnings estimate	1.22	1.20	1.16	1.13	4.75

Over (short)	$0.02	$0.02	$0.03	$0.01	$0.04

% over (short)	1.64%	1.67%	2.59%	0.88%	0.84%

Earnings estimate range:
High	$1.24	$1.24	$1.19	$1.15	$4.78
Low	1.17	1.14	1.13	1.09	4.50

Margin reported	3.56%	3.56%	3.61%	3.57%	3.58%
Adjustment	—	—	—	—	—

Adjusted margin	3.56%	3.56%	3.61%	3.57%	3.58%

% change	—%	—%	—%	—%	—%

ROA reported	1.36%	1.31%	1.35%	1.33%	1.34%
Adjustment	0.01	—	—	—	—

Adjusted ROA	1.37%	1.31%	1.35%	1.33%	1.34%

% change	0.74%	—%	—%	—%	—%

ROE reported	16.98%	16.58%	17.68%	16.92%	17.04%
Adjustment	0.03	—	0.01	—	—

Adjusted ROE	17.01%	16.58%	17.69%	16.92%	17.04%

% change	0.18%	—%	0.06%	—%	—%

Trading assets reported	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602
Adjustment	(30,504)	—	—	—	(30,504)

Adjusted trading assets	$1,313,098	$1,550,883	$932,246	$1,441,437	$1,313,098

% change	(2.27)%	—%	—%	—%	(2.27)%

Long-term debt reported	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600
Adjustment	(31,670)	—	—	—	(31,670)

Adjusted long-term debt	$12,628,930	$13,343,390	$12,443,044	$12,525,889	$12,628,930

% change	(0.25)%	—%	—%	—%	(0.25)%

Total equity reported	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600
Adjustment	723	—	—	—	723

Adjusted total equity	$8,360,323	$8,199,899	$7,873,155	$7,830,400	$8,360,323

% change	0.01%	—%	—%	—%	0.01%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 3

Fair Value Hedges-Fixed Rate Loan

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2005 As if all periods restated	3rd Quarter 2005	2nd Quarter 2005	1st Quarter 2005	Year Ended 2005
Interest income reported	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309
Adjustment	—	—	—	—	—

Adjusted interest income	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309

% change	—%	—%	—%	—%	—%

Interest expense reported	$988,304	$840,013	$719,564	$604,462	$3,152,343
Adjustment	48	20	8	(38)	38

Adjusted interest expense	$988,352	$840,033	$719,572	$604,424	$3,152,381

% change	0.00%	0.00%	0.00%	(0.01)%	0.00%

Trading accounts profits and commissions reported	$19,932	$41,837	$31,819	$44,046	$137,634
Adjustment	112	202	(322)	284	275

Adjusted trading account profits and commissions	$20,044	$42,039	$31,497	$44,330	$137,909

% change	0.56%	0.48%	(1.01)%	0.64%	0.20%

Total revenue reported	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000
Adjustment	63	182	(330)	322	237

Adjusted total revenue	$1,997,563	$2,008,282	$1,912,970	$1,883,322	$7,802,237

% change	0.00%	0.01%	(0.02)%	0.02%	0.00%

Net income reported	$513,800	$510,800	$465,700	$492,300	$1,982,600
Adjustment	63	182	(330)	322	237
Tax on adjustment	(24)	(69)	125	(122)	(90)

Adjusted net income	$513,839	$510,913	$465,495	$492,500	$1,982,747

% change	0.01%	0.02%	(0.04)%	0.04%	0.01%

Income before taxes reported	$722,420	$741,595	$673,982	$720,912	$2,858,909
Adjustment	63	182	(330)	322	237

Adjusted income before taxes	$722,483	$741,777	$673,652	$721,234	$2,859,146

% change	0.01%	0.02%	(0.05)%	0.04%	0.01%

Net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800
Adjustment	63	182	(330)	322	237
Tax on adjustment	(24)	(69)	125	(122)	(90)

Adjusted net income excluding merger expense	$517,939	$518,413	$499,095	$508,500	$2,043,947

% change	0.01%	0.02%	(0.04)%	0.04%	0.01%

Diluted earnings per share excluding merger expense[1]	$1.43	$1.42	$1.37	$1.40	$5.62
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.43	$1.42	$1.37	$1.40	$5.62

% change	—	—%	—%	—%	—%

Adjusted operating EPS	$1.43	$1.42	$1.37	$1.40	$5.62
Consensus earnings estimate	1.43	1.39	1.36	1.32	5.59

Over (short)	$—	$0.03	$0.01	$0.08	$0.03

% over (short)	—	2.16%	0.74%	6.06%	0.54%

Earnings estimate range:
High	$1.47	$1.45	$1.42	$1.34	$5.63
Low	1.32	1.32	1.27	1.23	5.53

Margin reported	3.10%	3.12%	3.16%	3.25%	3.16%
Adjustment	—	—	—	—	—

Adjusted margin	3.10%	3.12%	3.16%	3.25%	3.16%

% change	—	—%	—%	—%	—%

ROA reported	1.16%	1.19%	1.13%	1.24%	1.18%
Adjustment	—	—	—	—	—

Adjusted ROA	1.16%	1.19%	1.13%	1.24%	1.18%

% change	—%	—%	—%	—%	—%

ROE reported	12.08%	12.05%	11.48%	12.39%	12.00%
Adjustment	—	—	(0.01)	—	—

Adjusted ROE	12.08%	12.05%	11.47%	12.39%	12.00%

% change	—%	—%	(0.09)%	—%	—%

Trading assets reported	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225

% change	—%	—%	—%	—%	—%

Long-term debt reported	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735
Adjustment	(861)	(797)	(615)	(945)	(861)

Adjusted long-term debt	$20,785,874	$22,364,003	$21,564,585	$22,497,455	$20,785,874

% change	(0.00)%	(0.00)%	(0.00)%	(0.00)%	(0.00)%

Total equity reported	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730
Adjustment	534	495	382	587	534

Adjusted total equity	$16,883,264	$16,718,295	$16,646,582	$16,104,887	$16,883,264

% change	0.00%	0.00%	0.00%	0.00%	0.00%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 3

Fair Value Hedges-Fixed Rate Loan

Favorable (Unfavorable)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Year ended
Financial Statement Item	2004	2004	2004	2004	2004
Interest income reported	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400
Adjustment	—	—	—	—	—

Adjusted interest income	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400

% change	—%	—%	—%	—%	—%

Interest expense reported	$520,100	$375,300	$315,600	$322,200	$1,533,200
Adjustment	(60)	(86)	(107)	—	(253)

Adjusted interest expense	$520,040	$375,214	$315,493	$322,200	$1,532,947

% change	(0.01)%	(0.02)%	(0.03)%	—%	(0.02)%

Trading accounts profits and commissions reported	$44,000	$23,300	$31,000	$29,400	$127,800
Adjustment	120	(597)	739	109	371

Adjusted trading account profits and commissions	$44,120	$22,703	$31,739	$29,509	$128,171

% change	0.27%	(2.56)%	2.38%	0.37%	0.29%

Total revenue reported	$1,859,900	$1,521,400	$1,507,800	$1,459,000	$6,348,000
Adjustment	180	(511)	846	109	624

Adjusted total revenue	$1,860,080	$1,520,889	$1,508,646	$1,459,109	$6,348,624

% change	0.01%	(0.03)%	0.06%	0.01%	0.01%

Net income reported	$455,700	$368,800	$386,600	$361,800	$1,572,900
Adjustment	180	(511)	846	109	624
Tax on adjustment	(68)	194	(321)	(41)	(237)

Adjusted net income	$455,812	$368,483	$387,125	$361,868	$1,573,287

% change	0.02%	(0.09)%	0.14%	0.02%	0.02%

Income before taxes reported	$657,100	$532,900	$563,900	$503,200	$2,257,000
Adjustment	180	(511)	846	109	624

Adjusted income before taxes	$657,280	$532,389	$564,746	$503,309	$2,257,624

% change	0.03%	(0.10)%	0.15%	0.02%	0.03%

Net income excluding merger expense	$474,200	$368,800	$386,600	$361,800	$1,591,400
Adjustment	180	(511)	846	109	624
Tax on adjustment	(68)	194	(321)	(41)	(237)

Adjusted net income excluding merger expense	$474,312	$368,483	$387,125	$361,868	$1,591,787

% change	0.02%	(0.09)%	0.14%	0.02%	0.02%

Diluted earnings per share excluding merger expense[1]	$1.31	$1.30	$1.36	$1.28	$5.25
Adjustment	—	—	0.01	—	—

Adjusted diluted earnings per share excluding merger expense	$1.31	$1.30	$1.37	$1.28	$5.25

% change	—%	—%	0.74%	—%	—%

Adjusted operating EPS	$1.31	$1.30	$1.37	$1.28	$5.25
Consensus earnings estimate	1.27	1.31	1.26	1.23	5.20

Over (short)	$0.04	$(0.01)	$0.11	$0.05	$0.05

% over (short)	3.15%	(0.76)%	8.73%	4.07%	0.96%

Earnings estimate range:
High	$1.30	$1.35	$1.28	$1.25	$5.24
Low	1.25	1.28	1.23	1.21	5.08

Margin reported	3.21%	3.11%	3.13%	3.13%	3.15%
Adjustment	—	—	—	—	—

Adjusted margin	3.21%	3.11%	3.13%	3.13%	3.15%

% change	—%	—%	—%	—%	—%

ROA reported	1.16%	1.15%	1.22%	1.18%	1.18%
Adjustment	—	—	—	—	—

Adjusted ROA	1.16%	1.15%	1.22%	1.18%	1.18%

% change	—%	—%	—%	—%	—%

ROE reported	11.46%	14.68%	15.25%	14.79%	13.71%
Adjustment	—	(0.01)	0.02	—	0.01

Adjusted ROE	11.46%	14.67%	15.27%	14.79%	13.72%

% change	—%	(0.07)%	0.13%	—%	0.07%

Trading assets reported	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645

% change	—%	—%	—%	—%	—%

Long-term debt reported	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200
Adjustment	(624)	(444)	(955)	(109)	(624)

Adjusted long-term debt	$22,126,576	$18,756,156	$17,440,545	$16,809,691	$22,126,576

% change	(0.00)%	(0.00)%	(0.01)%	(0.00)%	(0.00)%

Total equity reported	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900
Adjustment	387	275	592	68	387

Adjusted total equity	$15,987,287	$10,128,775	$10,060,392	$10,093,868	$15,987,287

% change	0.00%	0.00%	0.01%	0.00%	0.00%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 3

Fair Value Hedges-Fixed Rate Loan

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2003	3rd Quarter 2003	2nd Quarter 2003	1st Quarter 2003	Year ended 2003
Interest income reported	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800
Adjustment	—	—	—	—	—

Adjusted interest income	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800

% change	—%	—%	—%	—%	—%

Interest expense reported	$333,400	$344,900	$374,500	$395,600	$1,448,500
Adjustment	—	—	—	—	—

Adjusted interest expense	$333,400	$344,900	$374,500	$395,600	$1,448,500

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$22,700	$26,800	$29,600	$30,800	$109,900
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$22,700	$26,800	$29,600	$30,800	$109,900

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300

% change	—%	—%	—%	—%	—%

Net income reported	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$342,500	$331,600	$330,400	$327,800	$1,332,300

% change	—%	—%	—%	—%	—%

Income before taxes reported	$494,500	$467,600	$475,900	$471,100	$1,909,100
Adjustment	—	—	—	—	—

Adjusted income before taxes	$494,500	$467,600	$475,900	$471,100	$1,909,100

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.21	$1.18	$1.17	$1.17	$4.73
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.21	$1.18	$1.17	$1.17	$4.73

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.21	$1.18	$1.17	$1.17	$4.73
Consensus earnings estimate	1.19	1.18	1.18	1.16	4.72

Over (short)	$0.02	$—	$(0.01)	$0.01	$0.01

% over (short)	1.68%	—%	(0.85)%	0.86%	0.21%

Earnings estimate range:
High	$1.23	$1.20	$1.21	$1.22	$4.75
Low	1.18	1.14	1.10	1.09	4.70

Margin reported	3.09%	2.98%	3.05%	3.21%	3.08
Adjustment	—	—	—	—	—

Adjusted margin	3.09%	2.98%	3.05%	3.21%	3.08

% change	—%	—%	—%	—%	—%

ROA reported	1.09%	1.04%	1.11%	1.12%	1.09
Adjustment	—	—	—	—	—

Adjusted ROA	1.09%	1.04%	1.11%	1.12%	1.09

% change	—%	—%	—%	—%	—%

ROE reported	14.40%	14.24%	14.95%	15.13%	14.67
Adjustment	—	—	—	—	—

Adjusted ROE	14.40%	14.24%	14.95%	15.13%	14.67

% change	—%	—%	—%	—%	—%

Trading assets reported	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467

% change	—%	—%	—%	—%	—%

Long-term debt reported	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900
Adjustment	—	—	—	—	—

Adjusted long-term debt	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900

% change	—%	—%	—%	—%	—%

Total equity reported	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200
Adjustment	—	—	—	—	—

Adjusted total equity	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 3

Fair Value Hedges-Fixed Rate Loan

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2002	3rd Quarter 2002	2nd Quarter 2002	1st Quarter 2002	Year ended 2002
Interest income reported	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200
Adjustment	—	—	—	—	—

Adjusted interest income	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200

% change	—%	—%	—%	—%	—%

Interest expense reported	$447,800	$465,600	$478,600	$499,500	$1,891,500
Adjustment	—	—	—	—	—

Adjusted interest expense	$447,800	$465,600	$478,600	$499,500	$1,891,500

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$29,700	$23,600	$24,200	$25,700	$103,200
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$29,700	$23,600	$24,200	$25,700	$103,200

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000

% change	—%	—%	—%	—%	—%

Net income reported	$340,300	$343,000	$343,700	$304,900	$1,331,800
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$340,300	$343,000	$343,700	$304,900	$1,331,800

% change	—%	—%	—%	—%	—%

Income before taxes reported	$421,900	$479,200	$510,100	$412,200	$1,823,300
Adjustment	—	—	—	—	—

Adjusted income before taxes	$421,900	$479,200	$510,100	$412,200	$1,823,300

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.20	$1.20	$1.20	$1.20	$4.80
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.20	$1.20	$1.20	$1.20	$4.80

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.20	$1.20	$1.20	$1.20	$4.80
Consensus earnings estimate	1.19	1.22	1.20	1.18	4.78

Over (short)	$0.01	$(0.02)	$—	$0.02	$0.02

% over (short)	0.84%	(1.64)%	—%	1.69%	0.42%

Earnings estimate range:
High	$1.22	$1.24	$1.23	$1.25	$4.82
Low	1.08	1.20	1.18	1.13	4.68

Margin reported	3.26%	3.38%	3.48%	3.51%	3.41%
Adjustment	—	—	—	—	—

Adjusted margin	3.26%	3.38%	3.48%	3.51%	3.41%

% change	—%	—%	—%	—%	—%

ROA reported	1.18%	1.26%	1.29%	1.18%	1.23%
Adjustment	—	—	—	—	—

Adjusted ROA	1.18%	1.26%	1.29%	1.18%	1.23%

% change	—%	—%	—%	—%	—%

ROE reported	15.30%	15.22%	15.77%	14.74%	15.26%
Adjustment	—	—	—	—	—

Adjusted ROE	15.30%	15.22%	15.77%	14.74%	15.26%

% change	—%	—%	—%	—%	—%

Trading assets reported	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774

% change	—%	—%	—%	—%	—%

Long-term debt reported	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800
Adjustment	—	—	—	—	—

Adjusted long-term debt	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800

% change	—%	—%	—%	—%	—%

Total equity reported	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500
Adjustment	—	—	—	—	—

Adjusted total equity	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting Fair Value Hedges-Fixed Rate Loan	Attachment 3

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2001	3rd Quarter 2001	2nd Quarter 2001	1st Quarter 2001	Year ended 2001
Interest income reported	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600
Adjustment	—	—	—	—	—

Adjusted interest income	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600

% change	—%	—%	—%	—%	—%

Interest expense reported	$571,100	$706,100	$810,800	$939,000	$3,027,000
Adjustment	—	—	—	—	—

Adjusted interest expense	$571,100	$706,100	$810,800	$939,000	$3,027,000

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$11,000	$30,000	$24,900	$29,700	$95,700
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$11,000	$30,000	$24,900	$29,700	$95,700

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300

% change	—%	—%	—%	—%	—%

Net income reported	$356,700	$334,100	$347,200	$337,500	$1,375,500
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$356,700	$334,100	$347,200	$337,500	$1,375,500

% change	—%	—%	—%	—%	—%

Income before taxes reported	$496,500	$497,200	$514,900	$520,800	$2,029,400
Adjustment	—	—	—	—	—

Adjusted income before taxes	$496,500	$497,200	$514,900	$520,800	$2,029,400

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.24	$1.22	$1.19	$1.14	$4.79
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.24	$1.22	$1.19	$1.14	$4.79

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.24	$1.22	$1.19	$1.14	$4.79
Consensus earnings estimate	1.22	1.20	1.16	1.13	4.75

Over (short)	$0.02	$0.02	$0.03	$0.01	$0.04

% over (short)	1.64%	1.67%	2.59%	0.88%	0.84%

Earnings estimate range:
High	$1.24	$1.24	$1.19	$1.15	$4.78
Low	1.17	1.14	1.13	1.09	4.50

Margin reported	3.56%	3.56%	3.61%	3.57%	3.58%
Adjustment	—	—	—	—	—

Adjusted margin	3.56%	3.56%	3.61%	3.57%	3.58%

% change	—%	—%	—%	—%	—%

ROA reported	1.36%	1.31%	1.35%	1.33%	1.34%
Adjustment	—	—	—	—	—

Adjusted ROA	1.36%	1.31%	1.35%	1.33%	1.34%

% change	—%	—%	—%	—%	—%

ROE reported	16.98%	16.58%	17.68%	16.92%	17.04%
Adjustment	—	—	0.01	—	—

Adjusted ROE	16.98%	16.58%	17.69%	16.92%	17.04%

% change	—%	—%	0.06%	—%	—%

Trading assets reported	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602

% change	—%	—%	—%	—%	—%

Long-term debt reported	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600
Adjustment	—	—	—	—	—

Adjusted long-term debt	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600

% change	—%	—%	—%	—%	—%

Total equity reported	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600
Adjustment	—	—	—	—	—

Adjusted total equity	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 4
Cash Flow Hedges-Overnight Eurodollar Deposit Liabilities

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2005 As if all periods restated	3rd Quarter 2005	2nd Quarter 2005	1st Quarter 2005	Year ended 2005
Interest income reported	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309
Adjustment	—	—	—	—	—

Adjusted interest income	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309

% change	—%	—%	—%	—%	—%

Interest expense reported	$988,304	$840,013	$719,564	$604,462	$3,152,343
Adjustment	—	—	—	—	—

Adjusted interest expense	$988,304	$840,013	$719,564	$604,462	$3,152,343

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$19,932	$41,837	$31,819	$44,046	$137,634
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$19,932	$41,837	$31,819	$44,046	$137,634

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000

% change	—%	—%	—%	—%	—%

Net income reported	$513,800	$510,800	$465,700	$492,300	$1,982,600
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$513,800	$510,800	$465,700	$492,300	$1,982,600

% change	—%	—%	—%	—%	—%

Income before taxes reported	$722,420	$741,595	$673,982	$720,912	$2,858,909
Adjustment	—	—	—	—	—

Adjusted income before taxes	$722,420	$741,595	$673,982	$720,912	$2,858,909

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.43	$1.42	$1.37	$1.40	$5.62
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.43	$1.42	$1.37	$1.40	$5.62

% change	—%	—%	—%	—%	—%
Adjusted operating EPS	$1.43	$1.42	$1.37	$1.40	$5.62
Consensus earnings estimate	1.43	1.39	1.36	1.32	5.59

Over (short)	$—	$0.03	$0.01	$0.08	$0.03

% over (short)	—	2.16%	0.74%	6.06%	0.54%

Earnings estimate range:
High	$1.47	$1.45	$1.42	$1.34	$5.63
Low	1.32	1.32	1.27	1.23	5.53

Margin reported	3.10%	3.12%	3.16%	3.25%	3.16%
Adjustment	—	—	—	—	—

Adjusted margin	3.10%	3.12%	3.16%	3.25%	3.16%

% change	—%	—%	—%	—%	—%

ROA reported	1.16%	1.19%	1.13%	1.24%	1.18%
Adjustment	—	—	—	—	—

Adjusted ROA	1.16%	1.19%	1.13%	1.24%	1.18%

% change	—%	—%	—%	—%	—%

ROE reported	12.08%	12.05%	11.48%	12.39%	12.00%
Adjustment	—	—	—	—	—

Adjusted ROE	12.08%	12.05%	11.48%	12.39%	12.00%

% change	—%	—%	—%	—%	—%

Trading assets reported	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225

% change	—%	—%	—%	—%	—%

Long-term debt reported	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735
Adjustment	—	—	—	—	—

Adjusted long-term debt	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735

% change	—%	—%	—%	—%	—%

Total equity reported	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730
Adjustment	—	—	—	—	—

Adjusted total equity	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger exepnse.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 4

Cash Flow Hedges-Overnight Eurodollar Deposit Liabilities

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2004	3rd Quarter 2004	2nd Quarter 2004	1st Quarter 2004	Year ended 2004
Interest income reported	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400
Adjustment	—	—	—	—	—

Adjusted interest income	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400

% change	—%	—%	—%	—%	—%

Interest expense reported	$520,100	$375,300	$315,600	$322,200	$1,533,200
Adjustment	549	(612)	(553)	(712)	(1,327)

Adjusted interest expense	$520,649	$374,688	$315,047	$321,488	$1,531,873

% change	0.11%	(0.16)%	(0.18)%	(0.22)%	(0.09)%

Trading accounts profits and commissions reported	$44,000	$23,300	$31,000	$29,400	$127,800
Adjustment	(780)	(647)	(3,907)	5,001	(332)

Adjusted trading account profits and commissions	$43,220	$22,653	$27,093	$34,401	$127,468

% change	(1.77)%	(2.78)%	(12.60)%	17.01%	(0.26)%

Total revenue reported	$1,859,900	$1,521,400	$1,507,800	$1,459,000	$6,348,000
Adjustment	(1,330)	(35)	(3,354)	5,713	994

Adjusted total revenue	$1,858,570	$1,521,365	$1,504,446	$1,464,713	$6,348,994

% change	(0.07)%	(0.00)%	(0.22)%	0.39%	0.02%

Net income reported	$455,700	$368,800	$386,600	$361,800	$1,572,900
Adjustment	(1,330)	(35)	(3,354)	5,713	994
Tax on adjustment	505	13	1,275	(2,171)	(378)

Adjusted net income	$454,875	$368,778	$384,521	$365,342	$1,573,516

% change	(0.18)%	(0.01)%	(0.54)%	0.98%	0.04%

Income before taxes reported	$657,100	$532,900	$563,900	$503,200	$2,257,000
Adjustment	(1,330)	(35)	(3,354)	5,713	994

Adjusted income before taxes	$655,770	$532,865	$560,546	$508,913	$2,257,994

% change	(0.20)%	(0.01)%	(0.59)%	1.14%	0.04%

Net income excluding merger expense	$474,200	$368,800	$386,600	$361,800	$1,591,400
Adjustment	(1,330)	(35)	(3,354)	5,713	994
Tax on adjustment	505	13	1,275	(2,171)	(378)

Adjusted net income excluding merger expense	$473,375	$368,778	$384,521	$365,342	$1,592,016

% change	(0.17)%	(0.01)%	(0.54)%	0.98%	0.04%

Diluted earnings per share excluding merger expense[1]	$1.31	$1.30	$1.36	$1.28	$5.25
Adjustment	—	—	—	0.01	—

Adjusted diluted earnings per share excluding merger expense	$1.31	$1.30	$1.36	$1.29	$5.25

% change	—%	—%	—%	0.78%	—%

Adjusted operating EPS	$1.31	$1.30	$1.36	$1.29	$5.25
Consensus earnings estimate	1.27	1.31	1.26	1.23	5.20

Over (short)	$0.04	$(0.01)	$0.10	$0.06	$0.05

% over (short)	3.15%	(0.76)%	7.94%	4.88%	0.96%

Earnings estimate range:
High	$1.30	$1.35	$1.28	$1.25	$5.24
Low	1.25	1.28	1.23	1.21	5.08

Margin reported	3.21%	3.11%	3.13%	3.13%	3.15%
Adjustment	—	—	—	—	—

Adjusted margin	3.21%	3.11%	3.13%	3.13%	3.15%

% change	—%	—%	—%	—%	—%

ROA reported	1.16%	1.15%	1.22%	1.18%	1.18%
Adjustment	—	—	(0.01)	0.01	—

Adjusted ROA	1.16%	1.15%	1.21%	1.19%	1.18%

% change	—%	—%	(0.82)%	0.85%	—%

ROE reported	11.46%	14.68%	15.25%	14.79%	13.71%
Adjustment	(0.02)	—	(0.08)	0.14	0.01

Adjusted ROE	11.44%	14.68%	15.17%	14.93%	13.72%

% change	(0.17)%	—%	(0.52)%	0.95%	0.07%

Trading assets reported	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645

% change	—%	—%	—%	—%	—%

Long-term debt reported	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200
Adjustment	—	—	—	—	—

Adjusted long-term debt	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200

% change	—%	—%	—%	—%	—%

Total equity reported	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900
Adjustment	—	—	—	—	—

Adjusted total equity	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger exepnse.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 4

Cash Flow Hedges-Overnight Eurodollar Deposit Liabilities

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2003	3rd Quarter 2003	2nd Quarter 2003	1st Quarter 2003	Year ended 2003
Interest income reported	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800
Adjustment	—	—	—	—	—

Adjusted interest income	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800

% change	—%	—%	—%	—%	—

Interest expense reported	$333,400	$344,900	$374,500	$395,600	$1,448,500
Adjustment	(471)	—	—	—	(471)

Adjusted interest expense	$332,929	$344,900	$374,500	$395,600	$1,448,029

% change	(0.14)%	—%	—%	—%	(0.03)%

Trading accounts profits and commissions reported	$22,700	$26,800	$29,600	$30,800	$109,900
Adjustment	(250)	—	—	—	(250)

Adjusted trading account profits and commissions	$22,450	$26,800	$29,600	$30,800	$109,650

% change	(1.10)%	—%	—%	—%	(0.23)%

Total revenue reported	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300
Adjustment	221	—	—	—	221

Adjusted total revenue	$1,461,821	$1,418,900	$1,407,200	$1,380,600	$5,668,521

% change	0.02%	—%	—%	—%	0.00%

Net income reported	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	221	—	—	—	221
Tax on adjustment	(84)	—	—	—	(84)

Adjusted net income	$342,637	$331,600	$330,400	$327,800	$1,332,437

% change	0.04%	—%	—%	—%	0.01%

Income before taxes reported	$494,500	$467,600	$475,900	$471,100	$1,909,100
Adjustment	221	—	—	—	221

Adjusted income before taxes	$494,721	$467,600	$475,900	$471,100	$1,909,321

% change	0.04%	—%	—%	—%	0.01%

Net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	221	—	—	—	221
Tax on adjustment	(84)	—	—	—	(84)

Adjusted net income excluding merger expense	$342,637	$331,600	$330,400	$327,800	$1,332,437

% change	0.04%	—%	—%	—%	0.01%

Diluted earnings per share excluding merger expense[1]	$1.21	$1.18	$1.17	$1.17	$4.73
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.21	$1.18	$1.17	$1.17	$4.73

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.21	$1.18	$1.17	$1.17	$4.73
Consensus earnings estimate	1.19	1.18	1.18	1.16	4.72

Over (short)	$0.02	$—	$(0.01)	$0.01	$0.01

% over (short)	1.68%	—%	(0.85)%	0.86%	0.21%

Earnings estimate range:
High	$1.23	$1.20	$1.21	$1.22	$4.75
Low	1.18	1.14	1.10	1.09	4.70

Margin reported	3.09%	2.98%	3.05%	3.21%	3.08%
Adjustment	—	—	—	—	—

Adjusted margin	3.09%	2.98%	3.05%	3.21%	3.08%

% change	—%	—%	—%	—%	—%

ROA reported	1.09%	1.04%	1.11%	1.12%	1.09%
Adjustment	—	—	—	—	—

Adjusted ROA	1.09%	1.04%	1.11%	1.12%	1.09%

% change	—%	—%	—%	—%	—%

ROE reported	14.40%	14.24%	14.95%	15.13%	14.67%
Adjustment	0.01	—	—	—	—

Adjusted ROE	14.41%	14.24%	14.95%	15.13%	14.67%

% change	0.07%	—%	—%	—%	—%

Trading assets reported	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467

% change	—%	—%	—%	—%	—%

Long-term debt reported	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900
Adjustment	—	—	—	—	—

Adjusted long-term debt	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900

% change	—%	—%	—%	—%	—%

Total equity reported	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200
Adjustment	—	—	—	—	—

Adjusted total equity	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 4

Cash Flow Hedges-Overnight Eurodollar Deposit Liabilities

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2002	3rd Quarter 2002	2nd Quarter 2002	1st Quarter 2002	Year ended 2002
Interest income reported	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200
Adjustment	—	—	—	—	—

Adjusted interest income	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200

% change	—%	—%	—%	—%	—%

Interest expense reported	$447,800	$465,600	$478,600	$499,500	$1,891,500
Adjustment	—	—	—	—	—

Adjusted interest expense	$447,800	$465,600	$478,600	$499,500	$1,891,500

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$29,700	$23,600	$24,200	$25,700	$103,200
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$29,700	$23,600	$24,200	$25,700	$103,200

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000

% change	—%	—%	—%	—%	—%

Net income reported	$340,300	$343,000	$343,700	$304,900	$1,331,800
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$340,300	$343,000	$343,700	$304,900	$1,331,800

% change	—%	—%	—%	—%	—%

Income before taxes reported	$421,900	$479,200	$510,100	$412,200	$1,823,300
Adjustment	—	—	—	—	—

Adjusted income before taxes	$421,900	$479,200	$510,100	$412,200	$1,823,300

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.20	$1.20	$1.20	$1.20	$4.80
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.20	$1.20	$1.20	$1.20	$4.80

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.20	$1.20	$1.20	$1.20	$4.80
Consensus earnings estimate	1.19	1.22	1.20	1.18	4.78

Over (short)	$0.01	$(0.02)	$—	$0.02	$0.02

% over (short)	0.84%	(1.64)%	—%	1.69%	0.42%

Earnings estimate range:
High	$1.22	$1.24	$1.23	$1.25	$4.82
Low	1.08	1.20	1.18	1.13	4.68

Margin reported	3.26%	3.38%	3.48%	3.51%	3.41%
Adjustment	—	—	—	—	—

Adjusted margin	3.26%	3.38%	3.48%	3.51%	3.41%

% change	—%	—%	—%	—%	—%

ROA reported	1.18%	1.26%	1.29%	1.18%	1.23%
Adjustment	—	—	—	—	—

Adjusted ROA	1.18%	1.26%	1.29%	1.18%	1.23%

% change	—%	—%	—%	—%	—%

ROE reported	15.30%	15.22%	15.77%	14.74%	15.26%
Adjustment	—	—	—	—	—

Adjusted ROE	15.30%	15.22%	15.77%	14.74%	15.26%

% change	—%	—%	—%	—%	—%

Trading assets reported	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774

% change	—%	—%	—%	—%	—%

Long-term debt reported	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800
Adjustment	—	—	—	—	—

Adjusted long-term debt	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800

% change	—%	—%	—%	—%	—%

Total equity reported	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500
Adjustment	—	—	—	—	—

Adjusted total equity	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 4

Cash Flow Hedges-Overnight Eurodollar Deposit Liabilities

Favorable	(Unfavorable)

Financial Statement Item	4th Quarter 2001	3rd Quarter 2001	2nd Quarter 2001	1st Quarter 2001	Year ended 2001
Interest income reported	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600
Adjustment	—	—	—	—	—

Adjusted interest income	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600

% change	—%	—%	—%	—%	—%

Interest expense reported	$571,100	$706,100	$810,800	$939,000	$3,027,000
Adjustment	—	—	—	—	—

Adjusted interest expense	$571,100	$706,100	$810,800	$939,000	$3,027,000

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$11,000	$30,000	$24,900	$29,700	$95,700
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$11,000	$30,000	$24,900	$29,700	$95,700

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300

% change	—%	—%	—%	—%	—%

Net income reported	$356,700	$334,100	$347,200	$337,500	$1,375,500
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$356,700	$334,100	$347,200	$337,500	$1,375,500

% change	—%	—%	—%	—%	—%

Income before taxes reported	$496,500	$497,200	$514,900	$520,800	$2,029,400
Adjustment	—	—	—	—	—

Adjusted income before taxes	$496,500	$497,200	$514,900	$520,800	$2,029,400

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.24	$1.22	$1.19	$1.14	$4.79
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.24	$1.22	$1.19	$1.14	$4.79

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.24	$1.22	$1.19	$1.14	$4.79
Consensus earnings estimate	1.22	1.20	1.16	1.13	4.75

Over (short)	$0.02	$0.02	$0.03	$0.01	$0.04

% over (short)	1.64%	1.67%	2.59%	0.88%	0.84%

Earnings estimate range:
High	$1.24	$1.24	$1.19	$1.15	$4.78
Low	1.17	1.14	1.13	1.09	4.50

Margin reported	3.56%	3.56%	3.61%	3.57%	3.58%
Adjustment	—	—	—	—	—

Adjusted margin	3.56%	3.56%	3.61%	3.57%	3.58%

% change	—%	—%	—%	—%	—%

ROA reported	1.36%	1.31%	1.35%	1.33%	1.34%
Adjustment	—	—	—	—	—

Adjusted ROA	1.36%	1.31%	1.35%	1.33%	1.34%

% change	—%	—%	—%	—%	—%

ROE reported	16.98%	16.58%	17.68%	16.92%	17.04%
Adjustment	—	—	0.01	—	—

Adjusted ROE	16.98%	16.58%	17.69%	16.92%	17.04%

% change	—%	—%	0.06%	—%	—%

Trading assets reported	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602

% change	—%	—%	—%	—%	—%

Long-term debt reported	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600
Adjustment	—	—	—	—	—

Adjusted long-term debt	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600

% change	—%	—%	—%	—%	—%

Total equity reported	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600
Adjustment	—	—	—	—	—

Adjusted total equity	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger exepnse.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 5

Cash Flow Hedges-Forecasted Debt Issuance

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2005 As if all periods restated	3rd Quarter 2005	2nd Quarter 2005	1st Quarter 2005	Year Ended 2005
Interest income reported	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309
Adjustment	—	—	—	—	—

Adjusted interest income	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309

% change	—%	—%	—%	—%	—%

Interest expense reported	$988,304	$840,013	$719,564	$604,462	$3,152,343
Adjustment	—	—	—	—	—

Adjusted interest expense	$988,304	$840,013	$719,564	$604,462	$3,152,343

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$19,932	$41,837	$31,819	$44,046	$137,634
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$19,932	$41,837	$31,819	$44,046	$137,634

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000

% change	—%	—%	—%	—%	—%

Net income reported	$513,800	$510,800	$465,700	$492,300	$1,982,600
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$513,800	$510,800	$465,700	$492,300	$1,982,600

% change	—%	—%	—%	—%	—%

Income before taxes reported	$722,420	$741,595	$673,982	$720,912	$2,858,909
Adjustment	—	—	—	—	—

Adjusted income before taxes	$722,420	$741,595	$673,982	$720,912	$2,858,909

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.43	$1.42	$1.37	$1.40	$5.62
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.43	$1.42	$1.37	$1.40	$5.62

% change	—	—%	—%	—%	—%

Adjusted operating EPS	$1.43	$1.42	$1.37	$1.40	$5.62
Consensus earnings estimate	1.43	1.39	1.36	1.32	5.59

Over (short)	$—	$0.03	$0.01	$0.08	$0.03

% over (short)	—	2.16%	0.74%	6.06%	0.54%

Earnings estimate range:
High	$1.47	$1.45	$1.42	$1.34	$5.63
Low	1.32	1.32	1.27	1.23	5.53

Margin reported	3.10%	3.12%	3.16%	3.25%	3.16%
Adjustment	—	—	—	—	—

Adjusted margin	3.10%	3.12%	3.16%	3.25%	3.16%

% change	—	—%	—%	—%	—%

ROA reported	1.16%	1.19%	1.13%	1.24%	1.18%
Adjustment	—	—	—	—	—

Adjusted ROA	1.16%	1.19%	1.13%	1.24%	1.18%

% change	—%	—%	—%	—%	—%

ROE reported	12.08%	12.05%	11.48%	12.39%	12.00%
Adjustment	—	—	—	—	—

Adjusted ROE	12.08%	12.05%	11.48%	12.39%	12.00%

% change	—%	—%	—%	—%	—%

Trading assets reported	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225

% change	—%	—%	—%	—%	—%

Long-term debt reported	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735
Adjustment	—	—	—	—	—

Adjusted long-term debt	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735

% change	—%	—%	—%	—%	—%

Total equity reported	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730
Adjustment	—	—	—	—	—

Adjusted total equity	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 5
Cash Flow Hedges-Forecasted Debt Issuance
Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2004	3rd Quarter 2004	2nd Quarter 2004	1st Quarter 2004	Year ended 2004
Interest income reported	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400
Adjustment	—	—	—	—	—

Adjusted interest income	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400

% change	—%	—%	—%	—%	—%

Interest expense reported	$520,100	$375,300	$315,600	$322,200	$1,533,200
Adjustment	(1,198)	(916)	—	—	(2,114)

Adjusted interest expense	$518,902	$374,384	$315,600	$322,200	$1,531,086

% change	(0.23)%	(0.24)%	—%	—%	(0.14)%

Trading accounts profits and commissions reported	$44,000	$23,300	$31,000	$29,400	$127,800
Adjustment	536	(15,553)	536	—	(14,481)

Adjusted trading account profits and commissions	$44,536	$7,747	$31,536	$29,400	$113,319

% change	1.22%	(66.75)%	1.73%	—%	(11.33)%

Total revenue reported	$1,859,900	$1,521,400	$1,507,800	$1,459,000	$6,348,000
Adjustment	1,734	(14,637)	536	—	(12,367)

Adjusted total revenue	$1,861,634	$1,506,763	$1,508,336	$1,459,000	$6,335,633

% change	0.09%	(0.96)%	0.04%	—%	(0.19)%

Net income reported	$455,700	$368,800	$386,600	$361,800	$1,572,900
Adjustment	1,734	(14,637)	536	—	(12,367)
Tax on adjustment	(659)	5,562	(204)	—	4,699

Adjusted net income	$456,775	$359,725	$386,932	$361,800	$1,565,232

% change	0.24%	(2.46)%	0.09%	—%	(0.49)%

Income before taxes reported	$657,100	$532,900	$563,900	$503,200	$2,257,000
Adjustment	1,734	(14,637)	536	—	(12,367)

Adjusted income before taxes	$658,834	$518,263	$564,436	$503,200	$2,244,633

% change	0.26%	(2.75)%	0.10%	—%	(0.55)%

Net income excluding merger expense	$474,200	$368,800	$386,600	$361,800	$1,591,400
Adjustment	1,734	(14,637)	536	—	(12,367)
Tax on adjustment	(659)	5,562	(204)	—	4,699

Adjusted net income excluding merger expense	$475,275	$359,725	$386,932	$361,800	$1,583,732

% change	0.23%	(2.46)%	0.09%	—%	(0.48)%

Diluted earnings per share excluding merger expense[1]	$1.31	$1.30	$1.36	$1.28	$5.25
Adjustment	—	(0.03)	0.01	—	(0.03)

Adjusted diluted earnings per share excluding merger expense	$1.31	$1.27	$1.37	$1.28	$5.22

% change	—%	(2.31)%	0.74%	—%	(0.57)%

Adjusted operating EPS	$1.31	$1.27	$1.37	$1.28	$5.22
Consensus earnings estimate	1.27	1.31	1.26	1.23	5.20

Over (short)	$0.04	$(0.04)	$0.11	$0.05	$0.02

% over (short)	3.15%	(3.05)%	8.73%	4.07%	0.38%

Earnings estimate range:
High	$1.30	$1.35	$1.28	$1.25	$5.24
Low	1.25	1.28	1.23	1.21	5.08

Margin reported	3.21%	3.11%	3.13%	3.13%	3.15%
Adjustment	—	—	—	—	—

Adjusted margin	3.21%	3.11%	3.13%	3.13%	3.15%

% change	—%	—%	—%	—%	—%

ROA reported	1.16%	1.15%	1.22%	1.18%	1.18%
Adjustment	—	(0.02)	—	—	(0.01)

Adjusted ROA	1.16%	1.13%	1.22%	1.18%	1.17%

% change	—%	(1.74)%	—%	—%	(0.85)%

ROE reported	11.46%	14.68%	15.25%	14.79%	13.71%
Adjustment	0.03	(0.36)	0.02	—	(0.06)

Adjusted ROE	11.49%	14.32%	15.27%	14.79%	13.65%

% change	0.26%	(2.45)%	0.13%	—%	(0.44)%

Trading assets reported	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645

% change	—%	—%	—%	—%	—%

Long-term debt reported	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200
Adjustment	—	—	—	—	—

Adjusted long-term debt	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200

% change	—%	—%	—%	—%	—%

Total equity reported	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900
Adjustment	—	—	—	—	—

Adjusted total equity	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 5
Cash Flow Hedges-Forecasted Debt Issuance
Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2003	3rd Quarter 2003	2nd Quarter 2003	1st Quarter 2003	Year ended 2003
Interest income reported	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800
Adjustment	—	—	—	—	—

Adjusted interest income	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800

% change	—%	—%	—%	—%	—%

Interest expense reported	$333,400	$344,900	$374,500	$395,600	$1,448,500
Adjustment	—	—	—	—	—

Adjusted interest expense	$333,400	$344,900	$374,500	$395,600	$1,448,500

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$22,700	$26,800	$29,600	$30,800	$109,900
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$22,700	$26,800	$29,600	$30,800	$109,900

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300

% change	—%	—%	—%	—%	—%

Net income reported	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$342,500	$331,600	$330,400	$327,800	$1,332,300

% change	—%	—%	—%	—%	—%

Income before taxes reported	$494,500	$467,600	$475,900	$471,100	$1,909,100
Adjustment	—	—	—	—	—

Adjusted income before taxes	$494,500	$467,600	$475,900	$471,100	$1,909,100

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.21	$1.18	$1.17	$1.17	$4.73
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.21	$1.18	$1.17	$1.17	$4.73

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.21	$1.18	$1.17	$1.17	$4.73
Consensus earnings estimate	1.19	1.18	1.18	1.16	4.72

Over (short)	$0.02	$—	$(0.01)	$0.01	$0.01

% over (short)	1.68%	—%	(0.85)%	0.86%	0.21%

Earnings estimate range:
High	$1.23	$1.20	$1.21	$1.22	$4.75
Low	1.18	1.14	1.10	1.09	4.70

Margin reported	3.09%	2.98%	3.05%	3.21%	3.08%
Adjustment	—	—	—	—	—

Adjusted margin	3.09%	2.98%	3.05%	3.21%	3.08%

% change	—%	—%	—%	—%	—%

ROA reported	1.09%	1.04%	1.11%	1.12%	1.09%
Adjustment	—	—	—	—	—

Adjusted ROA	1.09%	1.04%	1.11%	1.12%	1.09%

% change	—%	—%	—%	—%	—%

ROE reported	14.40%	14.24%	14.95%	15.13%	14.67%
Adjustment	—	—	—	—	—

Adjusted ROE	14.40%	14.24%	14.95%	15.13%	14.67%

% change	—%	—%	—%	—%	—%

Trading assets reported	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467

% change	—%	—%	—%	—%	—%

Long-term debt reported	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900
Adjustment	—	—	—	—	—

Adjusted long-term debt	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900

% change	—%	—%	—%	—%	—%

Total equity reported	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200
Adjustment	—	—	—	—	—

Adjusted total equity	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 5
Cash Flow Hedges-Forecasted Debt Issuance
Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2002	3rd Quarter 2002	2nd Quarter 2002	1st Quarter 2002	Year ended 2002
Interest income reported	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200
Adjustment	—	—	—	—	—

Adjusted interest income	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200

% change	—%	—%	—%	—%	—%

Interest expense reported	$447,800	$465,600	$478,600	$499,500	$1,891,500
Adjustment	—	—	—	—	—

Adjusted interest expense	$447,800	$465,600	$478,600	$499,500	$1,891,500

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$29,700	$23,600	$24,200	$25,700	$103,200
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$29,700	$23,600	$24,200	$25,700	$103,200

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000

% change	—%	—%	—%	—%	—%

Net income reported	$340,300	$343,000	$343,700	$304,900	$1,331,800
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$340,300	$343,000	$343,700	$304,900	$1,331,800

% change	—%	—%	—%	—%	—%

Income before taxes reported	$421,900	$479,200	$510,100	$412,200	$1,823,300
Adjustment	—	—	—	—	—

Adjusted income before taxes	$421,900	$479,200	$510,100	$412,200	$1,823,300

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.20	$1.20	$1.20	$1.20	$4.80
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.20	$1.20	$1.20	$1.20	$4.80

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.20	$1.20	$1.20	$1.20	$4.80
Consensus earnings estimate	1.19	1.22	1.20	1.18	4.78

Over (short)	$0.01	$(0.02)	$—	$0.02	$0.02

% over (short)	0.84%	(1.64)%	—%	1.69%	0.42%

Earnings estimate range:
High	$1.22	$1.24	$1.23	$1.25	$4.82
Low	1.08	1.20	1.18	1.13	4.68

Margin reported	3.26%	3.38%	3.48%	3.51%	3.41%
Adjustment	—	—	—	—	—

Adjusted margin	3.26%	3.38%	3.48%	3.51%	3.41%

% change	—%	—%	—%	—%	—%

ROA reported	1.18%	1.26%	1.29%	1.18%	1.23%
Adjustment	—	—	—	—	—

Adjusted ROA	1.18%	1.26%	1.29%	1.18%	1.23%

% change	—%	—%	—%	—%	—%

ROE reported	15.30%	15.22%	15.77%	14.74%	15.26%
Adjustment	—	—	—	—	—

Adjusted ROE	15.30%	15.22%	15.77%	14.74%	15.26%

% change	—%	—%	—%	—%	—%

Trading assets reported	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774

% change	—%	—%	—%	—%	—%

Long-term debt reported	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800
Adjustment	—	—	—	—	—

Adjusted long-term debt	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800

% change	—%	—%	—%	—%	—%

Total equity reported	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500
Adjustment	—	—	—	—	—

Adjusted total equity	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 5
Cash Flow Hedges-Forecasted Debt Issuance
Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2001	3rd Quarter 2001	2nd Quarter 2001	1st Quarter 2001	Year ended 2001
Interest income reported	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600
Adjustment	—	—	—	—	—

Adjusted interest income	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600

% change	—%	—%	—%	—%	—%

Interest expense reported	$571,100	$706,100	$810,800	$939,000	$3,027,000
Adjustment	—	—	—	—	—

Adjusted interest expense	$571,100	$706,100	$810,800	$939,000	$3,027,000

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$11,000	$30,000	$24,900	$29,700	$95,700
Adjustment	—	—	—	—	—

Adjusted trading account profits and commisssions	$11,000	$30,000	$24,900	$29,700	$95,700

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300

% change	—%	—%	—%	—%	—%

Net income reported	$356,700	$334,100	$347,200	$337,500	$1,375,500
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$356,700	$334,100	$347,200	$337,500	$1,375,500

% change	—%	—%	—%	—%	—%

Income before taxes reported	$496,500	$497,200	$514,900	$520,800	$2,029,400
Adjustment	—	—	—	—	—

Adjusted income before taxes	$496,500	$497,200	$514,900	$520,800	$2,029,400

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.24	$1.22	$1.19	$1.14	$4.79
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.24	$1.22	$1.19	$1.14	$4.79

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.24	$1.22	$1.19	$1.14	$4.79
Consensus earnings estimate	1.22	1.20	1.16	1.13	4.75

Over (short)	$0.02	$0.02	$0.03	$0.01	$0.04

% over (short)	1.64%	1.67%	2.59%	0.88%	0.84%

Earnings estimate range:
High	$1.24	$1.24	$1.19	$1.15	$4.78
Low	1.17	1.14	1.13	1.09	4.50

Margin reported	3.56%	3.56%	3.61%	3.57%	3.58%
Adjustment	—	—	—	—	—

Adjusted margin	3.56%	3.56%	3.61%	3.57%	3.58%

% change	—%	—%	—%	—%	—%

ROA reported	1.36%	1.31%	1.35%	1.33%	1.34%
Adjustment	—	—	—	—	—

Adjusted ROA	1.36%	1.31%	1.35%	1.33%	1.34%

% change	—%	—%	—%	—%	—%

ROE reported	16.98%	16.58%	17.68%	16.92%	17.04%
Adjustment	—	—	0.01	—	—

Adjusted ROE	16.98%	16.58%	17.69%	16.92%	17.04%

% change	—%	—%	0.06%	—%	—%

Trading assets reported	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602

% change	—%	—%	—%	—%	—%

Long-term debt reported	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600
Adjustment	—	—	—	—	—

Adjusted long-term debt	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600

% change	—%	—%	—%	—%	—%

Total equity reported	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600
Adjustment	—	—	—	—	—

Adjusted total equity	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 6

Fair Value Hedge - Fixed Rate Subordinated Note

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2005 As if all periods restated	3rd Quarter 2005	2nd Quarter 2005	1st Quarter 2005	Year Ended 2005
Interest income reported	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309
Adjustment	—	—	—	—	—

Adjusted interest income	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309

% change	—%	—%	—%	—%	—%

Interest expense reported	$988,304	$840,013	$719,564	$604,462	$3,152,343
Adjustment	1,113	2,215	3,598	838	7,761

Adjusted interest expense	$989,417	$842,228	$723,162	$605,300	$3,160,104

% change	0.11%	0.26%	0.50%	0.14%	0.25%

Trading accounts profits and commissions reported	$19,932	$41,837	$31,819	$44,046	$137,634
Adjustment	(182)	(494)	702	(906)	(879)

Adjusted trading account profits and commissions	$19,750	$41,343	$32,521	$43,140	$136,755

% change	(0.91)%	(1.18)%	2.21%	(2.06)%	(0.64)%

Total revenue reported	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000
Adjustment	(1,295)	(2,709)	(2,896)	(1,744)	(8,640)

Adjusted total revenue	$1,996,205	$2,005,391	$1,910,404	$1,881,256	$7,793,360

% change	(0.06)%	(0.13)%	(0.15)%	(0.09)%	(0.11)%

Net income reported	$513,800	$510,800	$465,700	$492,300	$1,982,600
Adjustment	(1,295)	(2,709)	(2,896)	(1,744)	(8,640)
Tax on adjustment	492	1,029	1,100	663	3,283

Adjusted net income	$512,997	$509,120	$463,904	$491,219	$1,977,243

% change	(0.16)%	(0.33)%	(0.39)%	(0.22)%	(0.27)%

Income before taxes reported	$722,420	$741,595	$673,982	$720,912	$2,858,909
Adjustment	(1,295)	(2,709)	(2,896)	(1,744)	(8,640)

Adjusted income before taxes	$721,125	$738,886	$671,086	$719,168	$2,850,269

% change	(0.18)%	(0.37)%	(0.43)%	(0.24)%	(0.30)%

Net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800
Adjustment	(1,295)	(2,709)	(2,896)	(1,744)	(8,640)
Tax on adjustment	492	1,029	1,100	663	3,283

Adjusted net income excluding merger expense	$517,097	$516,620	$497,504	$507,219	$2,038,443

% change	(0.16)%	(0.32)%	(0.36)%	(0.21)%	(0.26)%

Diluted earnings per share excluding merger expense[1]	$1.43	$1.42	$1.37	$1.40	$5.62
Adjustment	(0.01)	—	—	—	(0.01)

Adjusted diluted earnings per share excluding merger expense	$1.42	$1.42	$1.37	$1.40	$5.61

% change	(0.70)	—%	—%	—%	(0.18)%

Adjusted operating EPS	$1.42	$1.42	$1.37	$1.40	$5.61
Consensus earnings estimate	1.43	1.39	1.36	1.32	5.59

Over (short)	$(0.01)	$0.03	$0.01	$0.08	$0.02

% over (short)	(0.70)	2.16%	0.74%	6.06%	0.36%

Earnings estimate range:
High	$1.47	$1.45	$1.42	$1.34	$5.63
Low	1.32	1.32	1.27	1.23	5.53

Margin reported	3.10%	3.12%	3.16%	3.25%	3.16%
Adjustment	—	—	(0.01)	—	(0.01)

Adjusted margin	3.10%	3.12%	3.15%	3.25%	3.15%

% change	—	—%	(0.32)%	—%	(0.32)%

ROA reported	1.16%	1.19%	1.13%	1.24%	1.18%
Adjustment	—	—	—	—	—

Adjusted ROA	1.16%	1.19%	1.13%	1.24%	1.18%

% change	—%	—%	—%	—%	—%

ROE reported	12.08%	12.05%	11.48%	12.39%	12.00%
Adjustment	(0.02)	(0.05)	(0.05)	(0.04)	(0.04)

Adjusted ROE	12.06%	12.00%	11.43%	12.35%	11.96%

% change	(0.17)%	(0.41)%	(0.44)%	(0.32)%	(0.33)%

Trading assets reported	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225

% change	—%	—%	—%	—%	—%

Long-term debt reported	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735
Adjustment	(2,531)	(3,826)	(6,536)	(9,431)	(2,531)

Adjusted long-term debt	$20,784,204	$22,360,974	$21,558,664	$22,488,969	$20,784,204

% change	(0.01)%	(0.02)%	(0.03)%	(0.04)%	(0.01)%

Total equity reported	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730
Adjustment	1,570	2,373	4,052	5,848	1,570

Adjusted total equity	$16,884,300	$16,720,173	$16,650,252	$16,110,148	$16,884,300

% change	0.01%	0.01%	0.02%	0.04%	0.01%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 6

Fair Value Hedge - Fixed Rate Subordinated Note

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2004	3rd Quarter 2004	2nd Quarter 2004	1st Quarter 2004	Year ended 2004
Interest income reported	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400
Adjustment	—	—	—	—	—

Adjusted interest income	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400

% change	—%	—%	—%	—%	—%

Interest expense reported	$520,100	$375,300	$315,600	$322,200	$1,533,200
Adjustment	2,837	2,823	3,028	2,991	11,680

Adjusted interest expense	$522,937	$378,123	$318,628	$325,191	$1,544,880

% change	0.55%	0.75%	0.96%	0.93%	0.76%

Trading accounts profits and commissions reported	$44,000	$23,300	$31,000	$29,400	$127,800
Adjustment	(980)	2,463	(4,411)	2,500	(429)

Adjusted trading account profits and commissions	$43,020	$25,763	$26,589	$31,900	$127,371

% change	(2.23)%	10.57%	(14.23)%	8.50%	(0.34)%

Total revenue reported	$1,859,900	$1,521,400	$1,507,800	$1,459,000	$6,348,000
Adjustment	(3,817)	(360)	(7,439)	(491)	(12,109)

Adjusted total revenue	$1,856,083	$1,521,040	$1,500,361	$1,458,509	$6,335,891

% change	(0.21)%	(0.02)%	(0.49)%	(0.03)%	(0.19)%

Net income reported	$455,700	$368,800	$386,600	$361,800	$1,572,900
Adjustment	(3,817)	(360)	(7,439)	(491)	(12,109)
Tax on adjustment	1,450	137	2,827	187	4,601

Adjusted net income	$453,333	$368,577	$381,988	$361,496	$1,565,392

% change	(0.52)%	(0.06)%	(1.19)%	(0.08)%	(0.48)%

Income before taxes reported	$657,100	$532,900	$563,900	$503,200	$2,257,000
Adjustment	(3,817)	(360)	(7,439)	(491)	(12,109)

Adjusted income before taxes	$653,283	$532,540	$556,461	$502,709	$2,244,891

% change	(0.58)%	(0.07)%	(1.32)%	(0.10)%	(0.54)%

Net income excluding merger expense	$474,200	$368,800	$386,600	$361,800	$1,591,400
Adjustment	(3,817)	(360)	(7,439)	(491)	(12,109)
Tax on adjustment	1,450	137	2,827	187	4,601

Adjusted net income excluding merger expense	$471,833	$368,577	$381,988	$361,496	$1,583,892

% change	(0.50)%	(0.06)%	(1.19)%	(0.08)%	(0.47)%

Diluted earnings per share excluding merger expense[1]	$1.31	$1.30	$1.36	$1.28	$5.25
Adjustment	(0.01)	—	(0.02)	—	(0.03)

Adjusted diluted earnings per share excluding merger expense	$1.30	$1.30	$1.34	$1.28	$5.22

% change	(0.76)%	—%	(1.47)%	—%	(0.57)%

Adjusted operating EPS	$1.30	$1.30	$1.34	$1.28	$5.22
Consensus earnings estimate	1.27	1.31	1.26	1.23	5.20

Over (short)	$0.03	$(0.01)	$0.08	$0.05	$0.02

% over (short)	2.36%	(0.76)%	6.35%	4.07%	0.38%

Earnings estimate range:
High	$1.30	$1.35	$1.28	$1.25	$5.24
Low	1.25	1.28	1.23	1.21	5.08

Margin reported	3.21%	3.11%	3.13%	3.13%	3.15%
Adjustment	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Adjusted margin	3.20%	3.10%	3.12%	3.12%	3.14%

% change	(0.31)%	(0.32)%	(0.32)%	(0.32)%	(0.32)%

ROA reported	1.16%	1.15%	1.22%	1.18%	1.18%
Adjustment	(0.01)	—	(0.01)	—	(0.01)

Adjusted ROA	1.15%	1.15%	1.21%	1.18%	1.17%

% change	(0.86)%	—%	(0.82)%	—%	(0.85)%

ROE reported	11.46%	14.68%	15.25%	14.79%	13.71%
Adjustment	(0.06)	(0.02)	(0.19)	(0.04)	(0.07)

Adjusted ROE	11.40%	14.66%	15.06%	14.75%	13.64%

% change	(0.52)%	(0.14)%	(1.25)%	(0.27)%	(0.51)%

Trading assets reported	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645

% change	—%	—%	—%	—%	—%

Long-term debt reported	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200
Adjustment	(11,174)	(14,992)	(15,353)	(22,792)	(11,174)

Adjusted long-term debt	$22,116,026	$18,741,608	$17,426,147	$16,787,008	$22,116,026

% change	(0.05)%	(0.08)%	(0.09)%	(0.14)%	(0.05)%

Total equity reported	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900
Adjustment	6,929	9,296	9,519	14,131	6,929

Adjusted total equity	$15,993,829	$10,137,796	$10,069,319	$10,107,931	$15,993,829

% change	0.04%	0.09%	0.09%	0.14%	0.04%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 6

Fair Value Hedge - Fixed Rate Subordinated Note

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2003	3rd Quarter 2003	2nd Quarter 2003	1st Quarter 2003	Year ended 2003
Interest income reported	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800
Adjustment	—	—	—	—	—

Adjusted interest income	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800

% change	—%	—%	—%	—%	—%

Interest expense reported	$333,400	$344,900	$374,500	$395,600	$1,448,500
Adjustment	3,140	3,002	3,256	2,648	12,046

Adjusted interest expense	$336,540	$347,902	$377,756	$398,248	$1,460,546

% change	0.94%	0.87%	0.87%	0.67%	0.83%

Trading accounts profits and commissions reported	$22,700	$26,800	$29,600	$30,800	$109,900
Adjustment	83	(1,067)	4,552	965	4,533

Adjusted trading account profits and commissions	$22,783	$25,733	$34,152	$31,765	$114,433

% change	0.37%	(3.98)%	15.38%	3.13%	4.12%

Total revenue reported	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300
Adjustment	(3,057)	(4,069)	1,296	(1,683)	(7,513)

Adjusted total revenue	$1,458,543	$1,414,831	$1,408,496	$1,378,917	$5,660,787

% change	(0.21)%	(0.29)%	0.09%	(0.12)%	(0.13)%

Net income reported	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	(3,057)	(4,069)	1,296	(1,683)	(7,513)
Tax on adjustment	1,162	1,546	(492)	640	2,855

Adjusted net income	$340,605	$329,077	$331,204	$326,757	$1,327,642

% change	(0.55)%	(0.76)%	0.24%	(0.32)%	(0.35)%

Income before taxes reported	$494,500	$467,600	$475,900	$471,100	$1,909,100
Adjustment	(3,057)	(4,069)	1,296	(1,683)	(7,513)

Adjusted income before taxes	$491,443	$463,531	$477,196	$469,417	$1,901,587

% change	(0.62)%	(0.87)%	0.27%	(0.36)%	(0.39)%

Net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	(3,057)	(4,069)	1,296	(1,683)	(7,513)
Tax on adjustment	1,162	1,546	(492)	640	2,855

Adjusted net income excluding merger expense	$340,605	$329,077	$331,204	$326,757	$1,327,642

% change	(0.55)%	(0.76)%	0.24%	(0.32)%	(0.35)%

Diluted earnings per share excluding merger expense[1]	$1.21	$1.18	$1.17	$1.17	$4.73
Adjustment	—	(0.01)	—	(0.01)	(0.01)
Adjusted diluted earnings per share excluding merger expense	$1.21	$1.17	$1.17	$1.16	$4.72
% change	—%	(0.85)%	—%	(0.85)%	(0.21)

Adjusted operating EPS	$1.21	$1.17	$1.17	$1.16	$4.72
Consensus earnings estimate	1.19	1.18	1.18	1.16	4.72

Over (short)	$0.02	$(0.01)	$(0.01)	$—	$—

% over (short)	1.68%	(0.85)%	(0.85)%	—%	—

Earnings estimate range:
High	$1.23	$1.20	$1.21	$1.22	$4.75
Low	1.18	1.14	1.10	1.09	4.70

Margin reported	3.09%	2.98%	3.05%	3.21%	3.08
Adjustment	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Adjusted margin	3.08%	2.97%	3.04%	3.20%	3.07

% change	(0.32)%	(0.34)%	(0.33)%	(0.31)%	(0.32)%

ROA reported	1.09%	1.04%	1.11%	1.12%	1.09
Adjustment	(0.01)	(0.01)	—	—	—

Adjusted ROA	1.08%	1.03%	1.11%	1.12%	1.09

% change	(0.92)%	(0.96)%	—%	—%	—%

ROE reported	14.40%	14.24%	14.95%	15.13%	14.67
Adjustment	(0.10)	(0.13)	0.01	(0.08)	(0.08)

Adjusted ROE	14.30%	14.11%	14.96%	15.05%	14.59

% change	(0.69)%	(0.91)%	0.07%	(0.53)%	(0.55)%

Trading assets reported	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467

% change	—%	—%	—%	—%	—%

Long-term debt reported	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900
Adjustment	(23,284)	(26,341)	(30,410)	(29,114)	(23,284)

Adjusted long-term debt	$15,290,616	$12,897,659	$11,959,190	$11,813,086	$15,290,616

% change	(0.15)%	(0.20)%	(0.25)%	(0.25)%	(0.15)%

Total equity reported	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200
Adjustment	14,435	16,331	18,854	18,050	14,435

Adjusted total equity	$9,745,635	$9,254,731	$9,197,554	$8,716,350	$9,745,635

% change	0.15%	0.18%	0.21%	0.21%	0.15%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 6

Fair Value Hedge - Fixed Rate Subordinated Note

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2002	3rd Quarter 2002	2nd Quarter 2002	1st Quarter 2002	Year ended 2002
Interest income reported	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200
Adjustment	—	—	—	—	—

Adjusted interest income	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200

% change	—%	—%	—%	—%	—%

Interest expense reported	$447,800	$465,600	$478,600	$499,500	$1,891,500
Adjustment	2,774	2,581	4,261	1,011	10,627

Adjusted interest expense	$450,574	$468,181	$482,861	$500,511	$1,902,127

% change	0.62%	0.55%	0.89%	0.20%	0.56%

Trading accounts profits and commissions reported	$29,700	$23,600	$24,200	$25,700	$103,200
Adjustment	3,812	9,605	9,283	1,096	23,796

Adjusted trading account profits and commissions	$33,512	$33,205	$33,483	$26,796	$126,996

% change	12.84%	40.70%	38.36%	4.26%	23.06%

Total revenue reported	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000
Adjustment	1,038	7,024	5,022	85	13,169

Adjusted total revenue	$1,366,138	$1,371,024	$1,429,822	$1,398,285	$5,565,169

% change	0.08%	0.51%	0.35%	0.01%	0.24%

Net income reported	$340,300	$343,000	$343,700	$304,900	$1,331,800
Adjustment	1,038	7,024	5,022	85	13,169
Tax on adjustment	(394)	(2,669)	(1,908)	(32)	(5,004)

Adjusted net income	$340,944	$347,355	$346,814	$304,953	$1,339,965

% change	0.19%	1.27%	0.91%	0.02%	0.61%

Income before taxes reported	$421,900	$479,200	$510,100	$412,200	$1,823,300
Adjustment	1,038	7,024	5,022	85	13,169

Adjusted income before taxes	$422,938	$486,224	$515,122	$412,285	$1,836,469

% change	0.25%	1.47%	0.98%	0.02%	0.72%

Net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700
Adjustment	1,038	7,024	5,022	85	13,169
Tax on adjustment	(394)	(2,669)	(1,908)	(32)	(5,004)

Adjusted net income excluding merger expense	$340,944	$347,355	$346,814	$344,753	$1,379,865

% change	0.19%	1.27%	0.91%	0.02%	0.60%

Diluted earnings per share excluding merger expense[1]	$1.20	$1.20	$1.20	$1.20	$4.80
Adjustment	—	0.01	0.01	—	0.02

Adjusted diluted earnings per share excluding merger expense	$1.20	$1.21	$1.21	$1.20	$4.82

% change	—%	0.83%	0.83%	—%	0.42%

Adjusted operating EPS	$1.20	$1.21	$1.21	$1.20	$4.82
Consensus earnings estimate	1.19	1.22	1.20	1.18	4.78

Over (short)	$0.01	$(0.01)	$0.01	$0.02	$0.04

% over (short)	0.84%	(0.82)%	0.83%	1.69%	0.84%

Earnings estimate range:
High	$1.22	$1.24	$1.23	$1.25	$4.82
Low	1.08	1.20	1.18	1.13	4.68

Margin reported	3.26%	3.38%	3.48%	3.51%	3.41%
Adjustment	(0.01)	(0.01)	(0.01)	—	(0.01)

Adjusted margin	3.25%	3.37%	3.47%	3.51%	3.40%

% change	(0.31)%	(0.30)%	(0.29)%	—%	(0.29)%

ROA reported	1.18%	1.26%	1.29%	1.18%	1.23%
Adjustment	—	0.02	0.02	—	—

Adjusted ROA	1.18%	1.28%	1.31%	1.18%	1.23%

% change	—%	1.59%	1.55%	—%	—%

ROE reported	15.30%	15.22%	15.77%	14.74%	15.26%
Adjustment	—	0.16	0.11	(0.02)	0.06

Adjusted ROE	15.30%	15.38%	15.88%	14.72%	15.32%

% change	—%	1.05%	0.70%	(0.14)%	0.39%

Trading assets reported	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774
Adjustment	36,123	32,311	27,985	18,702	36,123

Adjusted trading assets	$1,753,897	$1,921,517	$1,668,827	$1,740,016	$1,753,897

% change	2.10%	1.71%	1.71%	1.09%	2.10%

Long-term debt reported	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800
Adjustment	—	—	—	—	—

Adjusted long-term debt	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800

% change	—%	—%	—%	—%	—%

Total equity reported	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500
Adjustment	19,094	18,450	14,095	10,981	19,094

Adjusted total equity	$8,788,594	$8,866,850	$9,010,395	$8,588,281	$8,788,594

% change	0.22%	0.21%	0.16%	0.13%	0.22%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 6
Fair Value Hedge-Fixed Rate Subordinated Note

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2001	3rd Quarter 2001	2nd Quarter 2001	1st Quarter 2001	Year ended 2001
Interest income reported	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600
Adjustment	—	—	—	—	—

Adjusted interest income	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600

% change	—%	—%	—%	—%	—%

Interest expense reported	$571,100	$706,100	$810,800	$939,000	$3,027,000
Adjustment	3,167	2,321	—	274	5,762

Adjusted interest expense	$574,267	$708,421	$810,800	$939,274	$3,032,762

% change	0.55%	0.33%	—%	0.03%	0.19%

Trading accounts profits and commissions reported	$11,000	$30,000	$24,900	$29,700	$95,700
Adjustment	(3,142)	10,621	(305)	16,215	23,389

Adjusted trading account profits and commissions	$7,858	$40,621	$24,595	$45,915	$119,089

% change	(28.56)%	35.40%	(1.22)%	54.60%	24.44%

Total revenue reported	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300
Adjustment	(6,309)	8,300	(305)	15,941	17,628

Adjusted total revenue	$1,381,491	$1,372,600	$1,355,595	$1,357,041	$5,362,928

% change	(0.45)%	0.61%	(0.02)%	1.19%	0.33%

Net income reported	$356,700	$334,100	$347,200	$337,500	$1,375,500
Adjustment	(6,309)	8,300	(305)	15,941	17,628
Tax on adjustment	2,397	(3,154)	116	(6,058)	(6,699)

Adjusted net income	$352,788	$339,246	$347,011	$347,383	$1,386,429

% change	(1.10)%	1.54%	(0.05)%	2.93%	0.79%

Income before taxes reported	$496,500	$497,200	$514,900	$520,800	$2,029,400
Adjustment	(6,309)	8,300	(305)	15,941	17,628

Adjusted income before taxes	$490,191	$505,500	$514,595	$536,741	$2,047,028

% change	(1.27)%	1.67%	(0.06)%	3.06%	0.87%

Net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700
Adjustment	(6,309)	8,300	(305)	15,941	17,628
Tax on adjustment	2,397	(3,154)	116	(6,058)	(6,699)

Adjusted net income excluding merger expense	$352,788	$359,446	$347,011	$347,383	$1,406,629

% change	(1.10)%	1.45%	(0.05)%	2.93%	0.78%

Diluted earnings per share excluding merger expense[1]	$1.24	$1.22	$1.19	$1.14	$4.79
Adjustment	(0.01)	0.02	—	0.03	0.03

Adjusted diluted earnings per share excluding merger expense	$1.23	$1.24	$1.19	$1.17	$4.82

% change	(0.81)%	1.64%	—%	2.63%	0.63%

Adjusted operating EPS	$1.23	$1.24	$1.19	$1.17	$4.82
Consensus earnings estimate	1.22	1.20	1.16	1.13	4.75

Over (short)	$0.01	$0.04	$0.03	$0.04	$0.07

% over (short)	0.82%	3.33%	2.59%	3.54%	1.47%

Earnings estimate range:
High	$1.24	$1.24	$1.19	$1.15	$4.78
Low	1.17	1.14	1.13	1.09	4.50

Margin reported	3.56%	3.56%	3.61%	3.57%	3.58%
Adjustment	(0.01)	(0.01)	—	—	(0.01)

Adjusted margin	3.55%	3.55%	3.61%	3.57%	3.57%

% change	(0.28)%	(0.28)%	—%	—%	(0.28)%

ROA reported	1.36%	1.31%	1.35%	1.33%	1.34%
Adjustment	(0.01)	0.02	—	0.03	0.01

Adjusted ROA	1.35%	1.33%	1.35%	1.36%	1.35%

% change	(0.74)%	1.53%	—%	2.26%	0.75%

ROE reported	16.98%	16.58%	17.68%	16.92%	17.04%
Adjustment	(0.21)	0.22	(0.03)	0.47	0.11

Adjusted ROE	16.77%	16.80%	17.65%	17.39%	17.15%

% change	(1.24)%	1.33%	(0.17)%	2.78%	0.65%

Trading assets reported	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602
Adjustment	21,577	24,719	15,637	15,941	21,577

Adjusted trading assets	$1,365,179	$1,575,602	$947,883	$1,457,378	$1,365,179

% change	1.61%	1.59%	1.68%	1.11%	1.61%

Long-term debt reported	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600
Adjustment	—	—	—	—	—

Adjusted long-term debt	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600

% change	—%	—%	—%	—%	—%

Total equity reported	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600
Adjustment	10,929	14,840	9,694	9,883	10,929

Adjusted total equity	$8,370,529	$8,214,739	$7,882,849	$7,840,283	$8,370,529

% change	0.13%	0.18%	0.12%	0.13%	0.13%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 7
Fair Value Hedges-Callable Fixed Rate Loan

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2005 As if all periods restated	3rd Quarter 2005	2nd Quarter 2005	1st Quarter 2005	Year Ended 2005
Interest income reported	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309
Adjustment	—	—	—	—	—

Adjusted interest income	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309

% change	—%	—%	—%	—%	—%

Interest expense reported	$988,304	$840,013	$719,564	$604,462	$3,152,343
Adjustment	—	—	—	—	—

Adjusted interest expense	$988,304	$840,013	$719,564	$604,462	$3,152,343

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$19,932	$41,837	$31,819	$44,046	$137,634
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$19,932	$41,837	$31,819	$44,046	$137,634

% change	—%	—%	—%	—%	—%

Total revenue reported	$1.997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000

% change	—%	—%	—%	—%	—%

Net income reported	$513,800	$510,800	$465,700	$492,300	$1,982,600
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$513,800	$510,800	$465,700	$492,300	$1,982,600

% change	—%	—%	—%	—%	—%

Income before taxes reported	$722,420	$741,595	$673,982	$720,912	$2,858,909
Adjustment	—	—	—	—	—

Adjusted income before taxes	$722,420	$741,595	$673,982	$720,912	$2,858,909

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800
Adjustment	—	—	—	—	—

Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.43	$1.42	$1.37	$1.40	$5.62
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.43	$1.42	$1.37	$1.40	$5.62

% change	—	—%	—%	—%	—%

Adjusted operating EPS	$1.43	$1.42	$1.37	$1.40	$5.62
Consensus earnings estimate	$1.43	1.39	1.36	1.32	5.59

Over (short)	$—	$0.03	$0.01	$0.08	$0.03

% over (short)		2.16%	0.74%	6.06%	0.54%

Earnings estimate range:
High	$1.47	$1.45	$1.42	$1.34	$5.63
Low	1.32	1.32	1.27	1.23	5.53

Margin reported	3.10%	3.12%	3.16%	3.25%	3.16%
Adjustment	—	—	—	—	—

Adjusted margin	3.10%	3.12%	3.16%	3.25%	3.16%

% change	—%	—%	—%	—%	—%

ROA reported	1.16%	1.19%	1.13%	1.24%	1.18%
Adjustment	—	—	—	—	—

Adjusted ROA	1.16%	1.19%	1.13%	1.24%	1.18%

% change	—%	—%	—%	—%	—%

ROE reported	12.08%	12.05%	11.48%	12.39%	12.00%
Adjustment	—	—	—	—	—

Adjusted ROE	12.08%	12.05%	11.48%	12.39%	12.00%

% change	—%	—%	—%	—%	—%

Trading assets reported	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225

% change	—%	—%	—%	—%	—%

Long-term debt reported	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735
Adjustment	—	—	—	—	—

Adjusted long-term debt	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735

% change	—%	—%	—%	—%	—%

Total equity reported	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730
Adjustment	104	104	104	104	104

Adjusted total equity	$16,882,834	$16,717,904	$16,646,304	$16,104,404	$16,882,834

% change	0.00%	0.00%	0.00%	0.00%	0.00%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 7
Fair Value Hedges-Callable Fixed Rate Loan
Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2004	3rd Quarter 2004	2nd Quarter 2004	1st Quarter 2004	Year ended 2004
Interest income reported	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400
Adjustment	—	168	196	195	559

Adjusted interest income	$1,604,300	$1,252,268	$1,188,196	$1,173,995	$5,218,959

% change	—%	0.01%	0.02%	0.02%	0.01%

Interest expense reported	$520,100	$375,300	$315,600	$322,200	$1,533,200
Adjustment	—	—	—	—	—

Adjusted interest expense	$520,100	$375,300	$315,600	$322,200	$1,533,200

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$44,000	$23,300	$31,000	$29,400	$127,800
Adjustment	—	(11)	39	(34)	(6)

Adjusted trading account profits and commissions	$44,000	$23,289	$31,039	$29,366	$127,794

% change	—%	(0.05)%	0.13%	(0.12)%	(0.00)%

Total revenue reported	$1,859,900	$1,521,400	$1,507,800	$1,459,000	$6,348,000
Adjustment	—	157	235	161	553

Adjusted total revenue	$1,859,900	$1,521,557	$1,508,035	$1,459,161	$6,348,553

% change	—%	0.01%	0.02%	0.01%	0.01%

Net income reported	$455,700	$368,800	$386,600	$361,800	$1,572,900
Adjustment	—	157	235	161	553
Tax on adjustment	—	(60)	(89)	(61)	(210)

Adjusted net income	$455,700	$368,897	$386,746	$361,900	$1,573,243

% change	—%	0.03%	0.04%	0.03%	0.02%

Income before taxes reported	$657,100	$532,900	$563,900	$503,200	$2,257,000
Adjustment	—	157	235	161	553

Adjusted income before taxes	$657,100	$533,057	$564,135	$503,361	$2,257,553

% change	—%	0.03%	0.04%	0.03%	0.02%

Net income excluding merger expense	$474,200	$368,800	$386,600	$361,800	$1,591,400
Adjustment	—	157	235	161	553
Tax on adjustment	—	(60)	(89)	(61)	(210)

Adjusted net income excluding merger expense	$474,200	$368,897	$386,746	$361,900	$1,591,743

% change	—%	0.03%	0.04%	0.03%	0.02%

Diluted earnings per share excluding merger expense[1]	$1.31	$1.30	$1.36	$1.28	$5.25
Adjustment	—	—	0.01	—	—

Adjusted diluted earnings per share excluding merger expense	$1.31	$1.30	$1.37	$1.28	$5.25

% change	—%	—%	0.74%	—%	—%

Adjusted operating EPS	$1.31	$1.30	$1.37	$1.28	$5.25
Consensus earnings estimate	1.27	1.31	1.26	1.23	5.20

Over (short)	$0.04	$(0.01)	$0.11	$0.05	$0.05

% over (short)	3.15%	(0.76)%	8.73%	4.07%	0.96%

Earnings estimate range:
High	$1.30	$1.35	$1.28	$1.25	$5.24
Low	1.25	1.28	1.23	1.21	5.08

Margin reported	3.21%	3.11%	3.13%	3.13%	3.15%
Adjustment	—	—	—	—	—

Adjusted margin	3.21%	3.11%	3.13%	3.13%	3.15%

% change	—%	—%	—%	—%	—%

ROA reported	1.16%	1.15%	1.22%	1.18%	1.18%
Adjustment	—	—	—	—	—

Adjusted ROA	1.16%	1.15%	1.22%	1.18%	1.18%

% change	—%	—%	—%	—%	—%

ROE reported	11.46%	14.68%	15.25%	14.79%	13.71%
Adjustment	—	0.01	0.01	—	0.01

Adjusted ROE	11.46%	14.69%	15.26%	14.79%	13.72%

% change	—%	0.07%	0.07%	—%	0.07%

Trading assets reported	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645

% change	—%	—%	—%	—%	—%

Long-term debt reported	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200
Adjustment	—	—	—	—	—

Adjusted long-term debt	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200

% change	—%	—%	—%	—%	—%

Total equity reported	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900
Adjustment	104	104	7	(139)	104

Adjusted total equity	$15,987,004	$10,128,604	$10,059,807	$10,093,661	$15,987,004

% change	0.00%	0.00%	0.00%	(0.00)%	0.00%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 7
Fair Value Hedges-Callable Fixed Rate Loan
Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2003	3rd Quarter 2003	2nd Quarter 2003	1st Quarter 2003	Year ended 2003
Interest income reported	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800
Adjustment	196	196	182	171	745

Adjusted interest income	$1,199,096	$1,177,896	$1,174,182	$1,218,271	$4,769,545

% change	0.02%	0.02%	0.02%	0.01%	0.02%

Interest expense reported	$333,400	$344,900	$374,500	$395,600	$1,448,500
Adjustment	—	—	—	—	—

Adjusted interest expense	$333,400	$344,900	$374,500	$395,600	$1,448,500

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$22,700	$26,800	$29,600	$30,800	$109,900
Adjustment	(7)	(14)	(133)	(85)	(239)

Adjusted trading account profits and commissions	$22,693	$26,786	$29,467	$30,715	$109,661

% change	(0.03)%	(0.05)%	(0.45)%	(0.28)%	(0.22)%

Total revenue reported	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300
Adjustment	189	182	49	86	506

Adjusted total revenue	$1,461,789	$1,419,082	$1,407,249	$1,380,686	$5,668,806

% change	0.01%	0.01%	0.00%	0.01%	0.01%

Net income reported	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	189	182	49	86	506
Tax on adjustment	(72)	(69)	(19)	(33)	(192)

Adjusted net income	$342,617	$331,713	$330,430	$327,853	$1,332,614

% change	0.03%	0.03%	0.01%	0.02%	0.02%

Income before taxes reported	$494,500	$467,600	$475,900	$471,100	$1,909,100
Adjustment	189	182	49	86	506

Adjusted income before taxes	$494,689	$467,782	$475,949	$471,186	$1,909,606

% change	0.04%	0.04%	0.01%	0.02%	0.03%

Net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	189	182	49	86	506
Tax on adjustment	(72)	(69)	(19)	(33)	(192)

Adjusted net income excluding merger expense	$342,617	$331,713	$330,430	$327,853	$1,332,614

% change	0.03%	0.03%	0.01%	0.02%	0.02%

Diluted earnings per share excluding merger expense[1]	$1.21	$1.18	$1.17	$1.17	$4.73
Adjustment	—	—	0.01	—	0.01

Adjusted diluted earnings per share excluding merger expense	$1.21	$1.18	$1.18	$1.17	$4.74

% change	—%	—%	0.85%	—%	0.21%

Adjusted operating EPS	$1.21	$1.18	$1.18	$1.17	$4.74
Consensus earnings estimate	1.19	1.18	1.18	1.16	4.72

Over (short)	$0.02	$—	$—	$0.01	$0.02

% over (short)	1.68%	—%	—%	0.86%	0.42%

Earnings estimate range:
High	$1.23	$1.20	$1.21	$1.22	$4.75
Low	1.18	1.14	1.10	1.09	4.70

Margin reported	3.09%	2.98%	3.05%	3.21%	3.08%
Adjustment	—	—	—	—	—

Adjusted margin	3.09%	2.98%	3.05%	3.21%	3.08%

% change	—%	—%	—%	—%	—%

ROA reported	1.09%	1.04%	1.11%	1.12%	1.09%
Adjustment	—	—	—	—	—

Adjusted ROA	1.09%	1.04%	1.11%	1.12%	1.09%

% change	—%	—%	—%	—%	—%

ROE reported	14.40%	14.24%	14.95%	15.13%	14.67
Adjustment	0.01	0.01	—	—	—

Adjusted ROE	14.41%	14.25%	14.95%	15.13%	14.67

% change	0.07%	0.07%	—%	—%	—%

Trading assets reported	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467

% change	—%	—%	—%	—%	—%

Long-term debt reported	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900
Adjustment	—	—	—	—	—

Adjusted long-term debt	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900

% change	—%	—%	—%	—%	—%

Total equity reported	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200
Adjustment	(239)	(356)	(469)	(499)	(239)

Adjusted total equity	$9,730,961	$9,238,044	$9,178,231	$8,697,801	$9,730,961

% change	(0.00)%	(0.00)%	(0.01)%	(0.01)%	(0.00)%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 7

Fair Value Hedges-Callable Fixed Rate Loan

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2002	3rd Quarter 2002	2nd Quarter 2002	1st Quarter 2002	Year ended 2002
Interest income reported	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200
Adjustment	153	149	146	142	590

Adjusted interest income	$1,275,053	$1,270,849	$1,292,146	$1,297,742	$5,135,790

% change	0.01%	0.01%	0.01%	0.01%	0.01%

Interest expense reported	$447,800	$465,600	$478,600	$499,500	$1,891,500
Adjustment	—	—	—	—	—

Adjusted interest expense	$447,800	$465,600	$478,600	$499,500	$1,891,500

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$29,700	$23,600	$24,200	$25,700	$103,200
Adjustment	(286)	(602)	(747)	(68)	(1,703)

Adjusted trading account profits and commissions	$29,414	$22,998	$23,453	$25,632	$101,497

% change	(0.96)%	(2.55)%	(3.09)%	(0.26)%	(1.65)%

Total revenue reported	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000
Adjustment	(133)	(453)	(601)	74	(1,113)

Adjusted total revenue	$1,364,967	$1,363,547	$1,424,199	$1,398,274	$5,550,887

% change	(0.01)%	(0.03)%	(0.04)%	0.01%	(0.02)%

Net income reported	$340,300	$343,000	$343,700	$304,900	$1,331,800
Adjustment	(133)	(453)	(601)	74	(1,113)
Tax on adjustment	51	172	228	(28)	423

Adjusted net income	$340,218	$342,719	$343,327	$304,946	$1,331,110

% change	(0.02)%	(0.08)%	(0.11)%	0.02%	(0.05)%

Income before taxes reported	$421,900	$479,200	$510,100	$412,200	$1,823,300
Adjustment	(133)	(453)	(601)	74	(1,113)

Adjusted income before taxes	$421,767	$478,747	$509,499	$412,274	$1,822,187

% change	(0.03)%	(0.09)%	(0.12)%	0.02%	(0.06)%

Net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700
Adjustment	(133)	(453)	(601)	74	(1,113)
Tax on adjustment	51	172	228	(28)	423

Adjusted net income excluding merger expense	$340,218	$342,719	$343,327	$344,746	$1,371,010

% change	(0.02)%	(0.08)%	(0.11)%	0.01%	(0.05)%

Diluted earnings per share excluding merger expense[1]	$1.20	$1.20	$1.20	$1.20	$4.80
Adjustment	—	—	—	—	(0.01)

Adjusted diluted earnings per share excluding merger expense	$1.20	$1.20	$1.20	$1.20	$4.79

% change	—%	—%	—%	—%	(0.21)%

Adjusted operating EPS	$1.20	$1.20	$1.20	$1.20	$4.79
Consensus earnings estimate	1.19	1.22	1.20	1.18	4.78

Over (short)	$0.01	$(0.02)	$—	$0.02	$0.01

% over (short)	0.84%	(1.64)%	—%	1.69%	0.21%

Earnings estimate range:
High	$1.22	$1.24	$1.23	$1.25	$4.82
Low	1.08	1.20	1.18	1.13	4.68

Margin reported	3.26%	3.38%	3.48%	3.51%	3.41%
Adjustment	—	—	0.01	0.01	—

Adjusted margin	3.26%	3.38%	3.49%	3.52%	3.41%

% change	—%	—%	0.29%	0.28%	—%

ROA reported	1.18%	1.26%	1.29%	1.18%	1.23%
Adjustment	—	—	—	—	—

Adjusted ROA	1.18%	1.26%	1.29%	1.18%	1.23%

% change	—%	—%	—%	—%	—%

ROE reported	15.30%	15.22%	15.77%	14.74%	15.26%
Adjustment	—	(0.02)	(0.02)	—	—

Adjusted ROE	15.30%	15.20%	15.75%	14.74%	15.26%

% change	—%	(0.13)%	(0.13)%	—%	—%

Trading assets reported	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774

% change	—%	—%	—%	—%	—%

Long-term debt reported	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800
Adjustment	—	—	—	—	—

Adjusted long-term debt	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800

% change	—%	—%	—%	—%	—%

Total equity reported	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500
Adjustment	(552)	(470)	(189)	184	(552)

Adjusted total equity	$8,768,948	$8,847,930	$8,996,111	$8,577,484	$8,768,948

% change	(0.01)%	(0.01)%	(0.00)%	0.00%	(0.01)%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 7

Fair Value Hedges-Callable Fixed Rate Loan

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2001	3rd Quarter 2001	2nd Quarter 2001	1st Quarter 2001	Year ended 2001
Interest income reported	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600
Adjustment	89	—	—	—	89

Adjusted interest income	$1,391,189	$1,509,900	$1,634,700	$1,743,900	$6,279,689

% change	0.01%	—%	—%	—%	0.00%

Interest expense reported	$571,100	$706,100	$810,800	$939,000	$3,027,000
Adjustment	—	—	—	—	—

Adjusted interest expense	$571,100	$706,100	$810,800	$939,000	$3,027,000

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$11,000	$30,000	$24,900	$29,700	$95,700
Adjustment	133	—	—	—	133

Adjusted trading account profits and commissions	$11,133	$30,000	$24,900	$29,700	$95,833

% change	1.21%	—%	—%	—%	0.14%

Total revenue reported	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300
Adjustment	222	—	—	—	222

Adjusted total revenue	$1,388,022	$1,364,300	$1,355,900	$1,341,100	$5,345,522

% change	0.02%	—%	—%	—%	0.00%

Net income reported	$356,700	$334,100	$347,200	$337,500	$1,375,500
Adjustment	222	—	—	—	222
Tax on adjustment	(84)	—	—	—	(84)

Adjusted net income	$356,838	$334,100	$347,200	$337,500	$1,375,638

% change	0.04%	—%	—%	—%	0.01%

Income before taxes reported	$496,500	$497,200	$514,900	$520,800	$2,029,400
Adjustment	222	—	—	—	222

Adjusted income before taxes	$496,722	$497,200	$514,900	$520,800	$2,029,622

% change	0.04%	—%	—%	—%	0.01%

Net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700
Adjustment	222	—	—	—	222
Tax on adjustment	(84)	—	—	—	(84)

Adjusted net income excluding merger expense	$356,838	$354,300	$347,200	$337,500	$1,395,838

% change	0.04%	—%	—%	—%	0.01%

Diluted earnings per share excluding merger expense[1]	$1.24	$1.22	$1.19	$1.14	$4.79
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.24	$1.22	$1.19	$1.14	$4.79

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.24	$1.22	$1.19	$1.14	$4.79
Consensus earnings estimate	1.22	1.20	1.16	1.13	4.75

Over (short)	$0.02	$0.02	$0.03	$0.01	$0.04

% over (short)	1.64%	1.67%	2.59%	0.88%	0.84%

Earnings estimate range:
High	$1.24	$1.24	$1.19	$1.15	$4.78
Low	1.17	1.14	1.13	1.09	4.50

Margin reported	3.56%	3.56%	3.61%	3.57%	3.58%
Adjustment	—	—	—	—	—

Adjusted margin	3.56%	3.56%	3.61%	3.57%	3.58%

% change	—%	—%	—%	—%	—%

ROA reported	1.36%	1.31%	1.35%	1.33%	1.34%
Adjustment	—	—	—	—	—

Adjusted ROA	1.36%	1.31%	1.35%	1.33%	1.34%

% change	—%	—%	—%	—%	—%

ROE reported	16.98%	16.58%	17.68%	16.92%	17.04%
Adjustment	0.01	—	0.01	—	—

Adjusted ROE	16.99%	16.58%	17.69%	16.92%	17.04%

% change	0.06%	—%	0.06%	—%	—%

Trading assets reported	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602

% change	—%	—%	—%	—%	—%

Long-term debt reported	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600
Adjustment	—	—	—	—	—

Adjusted long-term debt	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600

% change	—%	—%	—%	—%	—%

Total equity reported	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600
Adjustment	138	—	—	—	138

Adjusted total equity	$8,359,738	$8,199,899	$7,873,155	$7,830,400	$8,359,738

% change	0.00%	—%	—%	—%	0.00%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 8
Fair Value Hedge - Fixed Rate Subordinated Global Bank Note
Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2005 As if all periods restated	3rd Quarter 2005	2nd Quarter 2005	1st Quarter 2005	Year Ended 2005
Interest income reported	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309
Adjustment	—	—	—	—	—

Adjusted interest income	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309

% change	—%	—%	—%	—%	—%

Interest expense reported	$988,304	$840,013	$719,564	$604,462	$3,152,343
Adjustment	1,670	2,475	1,738	3,554	9,438

Adjusted interest expense	$989,974	$842,488	$721,302	$608,016	$3,161,781

% change	0.17%	0.29%	0.24%	0.59%	0.30%

Trading accounts profits and commissions reported	$19,932	$41,837	$31,819	$44,046	$137,634
Adjustment	(424)	(1,358)	1,725	(1,860)	(1,918)

Adjusted trading account profits and commissions	$19,508	$40,479	$33,544	$42,186	$135,716

% change	(2.13)%	(3.25)%	5.42%	(4.22)%	(1.39)%

Total revenue reported	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000
Adjustment	(2,094)	(3,833)	(13)	(5,414)	(11,356)

Adjusted total revenue	$1,995,406	$2,004,267	$1,913,287	$1,877,586	$7,790,644

% change	(0.10)%	(0.19)%	(0.00)%	(0.29)%	(0.15)%

Net income reported	$513,800	$510,800	$465,700	$492,300	$1,982,600
Adjustment	(2,094)	(3,833)	(13)	(5,414)	(11,356)
Tax on adjustment	796	1,457	5	2,057	4,315

Adjusted net income	$512,502	$508,424	$465,692	$488,943	$1,975,559

% change	(0.25)%	(0.47)%	(0.00)%	(0.68)%	(0.36)%

Income before taxes reported	$722,420	$741,595	$673,982	$720,912	$2,858,909
Adjustment	(2,094)	(3,833)	(13)	(5,414)	(11,356)

Adjusted income before taxes	$720,326	$737,762	$673,969	$715,498	$2,847,553

% change	(0.29)%	(0.52)%	(0.00)%	(0.75)%	(0.40)%

Net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800
Adjustment	(2,094)	(3,833)	(13)	(5,414)	(11,356)
Tax on adjustment	796	1,457	5	2,057	4,315

Adjusted net income excluding merger expense	$516,602	$515,924	$499,292	$504,943	$2,036,759

% change	(0.25)%	(0.46)%	(0.00)%	(0.66)%	(0.34)%

Diluted earnings per share excluding merger expense[1]	$1.43	$1.42	$1.37	$1.40	$5.62
Adjustment	(0.01)	—	—	(0.01)	(0.02)

Adjusted diluted earnings per share excluding merger expense	$1.42	$1.42	$1.37	$1.39	$5.60

% change	(0.70)	—%	—%	(0.71)%	(0.36)%

Adjusted operating EPS	$1.42	$1.42	$1.37	$1.39	$5.60
Consensus earnings estimate	1.43	1.39	1.36	1.32	5.59

Over (short)	$(0.01)	$0.03	$0.01	$0.07	$0.01

% over (short)	(0.70)	2.16%	0.74%	5.30%	0.18%

Earnings estimate range:
High	$1.47	$1.45	$1.42	$1.34	$5.63
Low	1.32	1.32	1.27	1.23	5.53

Margin reported	3.10%	3.12%	3.16%	3.25%	3.16%
Adjustment	—	—	(0.01)	(0.01)	(0.01)

Adjusted margin	3.10%	3.12%	3.15%	3.24%	3.15%

% change	—	—%	(0.32)%	(0.31)%	(0.32)%

ROA reported	1.16%	1.19%	1.13%	1.24%	1.18%
Adjustment	—	—	—	(0.01)	—

Adjusted ROA	1.16%	1.19%	1.13%	1.23%	1.18%

% change	—%	—%	—%	(0.81)%	—%

ROE reported	12.08%	12.05%	11.48%	12.39%	12.00%
Adjustment	(0.03)	(0.06)	(0.01)	(0.09)	(0.05)

Adjusted ROE	12.05%	11.99%	11.47%	12.30%	11.95%

% change	(0.25)%	(0.50)%	(0.09)%	(0.73)%	(0.42)%

Trading assets reported	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225

% change	—%	—%	—%	—%	—%

Long-term debt reported	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735
Adjustment	(4,113)	(6,207)	(10,040)	(10,054)	(4,113)

Adjusted long-term debt	$20,782,622	$22,358,593	$21,555,160	$22,488,346	$20,782,622

% change	(0.02)%	(0.03)%	(0.05)%	(0.04)%	(0.02)%

Total equity reported	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730
Adjustment	2,550	3,848	6,225	6,233	2,550

Adjusted total equity	$16,885,280	$16,721,648	$16,652,425	$16,110,533	$16,885,280

% change	0.02%	0.02%	0.04%	0.04%	0.02%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 8

Fair Value Hedge - Fixed Rate Subordinated Global Bank Note

Favorable (Unfavorable)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter	Year ended
Financial Statement Item	2004	2004	2004	2004	2004
Interest income reported	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400
Adjustment	—	—	—	—	—

Adjusted interest income	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400

% change	—%	—%	—%	—%	—%

Interest expense reported	$520,100	$375,300	$315,600	$322,200	$1,533,200
Adjustment	3,079	3,761	3,763	3,649	14,252

Adjusted interest expense	$523,179	$379,061	$319,363	$325,849	$1,547,452

% change	0.59%	1.00%	1.19%	1.13%	0.93%

Trading accounts profits and commissions reported	$44,000	$23,300	$31,000	$29,400	$127,800
Adjustment	(1,373)	3,908	(6,187)	3,476	(175)

Adjusted trading account profits and commissions	$42,627	$27,208	$24,813	$32,876	$127,625

% change	(3.12)%	16.77%	(19.96)%	11.82%	(0.14)%

Total revenue reported	$1,859,900	$1,521,400	$1,507,800	$1,459,000	$6,348,000
Adjustment	(4,452)	147	(9,950)	(173)	(14,427)

Adjusted total revenue	$1,855,448	$1,521,547	$1,497,850	$1,458,827	$6,333,573

% change	(0.24)%	0.01%	(0.66)%	(0.01)%	(0.23)%

Net income reported	$455,700	$368,800	$386,600	$361,800	$1,572,900
Adjustment	(4,452)	147	(9,950)	(173)	(14,427)
Tax on adjustment	1,692	(56)	3,781	66	5,482

Adjusted net income	$452,940	$368,891	$380,431	$361,693	$1,563,955

% change	(0.61)%	0.02%	(1.60)%	(0.03)%	(0.57)%

Income before taxes reported	$657,100	$532,900	$563,900	$503,200	$2,257,000
Adjustment	(4,452)	147	(9,950)	(173)	(14,427)

Adjusted income before taxes	$652,648	$533,047	$553,950	$503,027	$2,242,573

% change	(0.68)%	0.03%	(1.76)%	(0.03)%	(0.64)%

Net income excluding merger expense	$474,200	$368,800	$386,600	$361,800	$1,591,400
Adjustment	(4,452)	147	(9,950)	(173)	(14,427)
Tax on adjustment	1,692	(56)	3,781	66	5,482

Adjusted net income excluding merger expense	$471,440	$368,891	$380,431	$361,693	$1,582,455

% change	(0.58)%	0.02%	(1.60)%	(0.03)%	(0.56)%

Diluted earnings per share excluding merger expense[1]	$1.31	$1.30	$1.36	$1.28	$5.25
Adjustment	(0.01)	—	(0.02)	—	(0.03)

Adjusted diluted earnings per share excluding merger expense	$1.30	$1.30	$1.34	$1.28	$5.22

% change	(0.76)%	—%	(1.47)%	—%	(0.57)%

Adjusted operating EPS	$1.30	$1.30	$1.34	$1.28	$5.22
Consensus earnings estimate	1.27	1.31	1.26	1.23	5.20

Over (short)	$0.03	$(0.01)	$0.08	$0.05	$0.02

% over (short)	2.36%	(0.76)%	6.35%	4.07%	0.38%

Earnings estimate range:
High	$1.30	$1.35	$1.28	$1.25	$5.24
Low	1.25	1.28	1.23	1.21	5.08

Margin reported	3.21%	3.11%	3.13%	3.13%	3.15%
Adjustment	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)

Adjusted margin	3.20%	3.10%	3.12%	3.12%	3.14%

% change	(0.31)%	(0.32)%	(0.32)%	(0.32)%	(0.32)%

ROA reported	1.16%	1.15%	1.22%	1.18%	1.18%
Adjustment	(0.01)	—	(0.02)	(0.01)	(0.01)

Adjusted ROA	1.15%	1.15%	1.20%	1.17%	1.17%

% change	(0.86)%	—%	(1.64)%	(0.85)%	(0.85)%

ROE reported	11.46%	14.68%	15.25%	14.79%	13.71%
Adjustment	(0.08)	(0.01)	(0.26)	(0.03)	(0.09)

Adjusted ROE	11.38%	14.67%	14.99%	14.76%	13.62%

% change	(0.70)%	(0.07)%	(1.70)%	(0.20)%	(0.66)%

Trading assets reported	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645

% change	—%	—%	—%	—%	—%

Long-term debt reported	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200
Adjustment	(15,469)	(19,920)	(19,773)	(29,722)	(15,469)

Adjusted long-term debt	$22,111,731	$18,736,680	$17,421,727	$16,780,078	$22,111,731

% change	(0.07)%	(0.11)%	(0.11)%	(0.18)%	(0.07)%

Total equity reported	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900
Adjustment	9,590	12,350	12,259	18,428	9,590

Adjusted total equity	$15,996,490	$10,140,850	$10,072,059	$10,112,228	$15,996,490

% change	0.06%	0.12%	0.12%	0.18%	0.06%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 8

Fair Value Hedge - Fixed Rate Subordinated Global Bank Note

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2003	3rd Quarter 2003	2nd Quarter 2003	1st Quarter 2003	Year ended 2003
Interest income reported	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800
Adjustment	—	—	—	—	—

Adjusted interest income	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800

% change	—%	—%	—%	—%	—%

Interest expense reported	$333,400	$344,900	$374,500	$395,600	$1,448,500
Adjustment	3,764	3,716	3,758	3,447	14,686

Adjusted interest expense	$337,164	$348,616	$378,258	$399,047	$1,463,186

% change	1.13%	1.08%	1.00%	0.87%	1.01%

Trading accounts profits and commissions reported	$22,700	$26,800	$29,600	$30,800	$109,900
Adjustment	77	(1,626)	6,175	1,188	5,814

Adjusted trading account profits and commissions	$22,777	$25,174	$35,775	$31,988	$115,714

% change	0.34%	(6.07)%	20.86%	3.86%	5.29%

Total revenue reported	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300
Adjustment	(3,687)	(5,342)	2,417	(2,259)	(8,872)

Adjusted total revenue	$1,457,913	$1,413,558	$1,409,617	$1,378,341	$5,659,428

% change	(0.25)%	(0.38)%	0.17%	(0.16)%	(0.16)%

Net income reported	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	(3,687)	(5,342)	2,417	(2,259)	(8,872)
Tax on adjustment	1,401	2,030	(918)	858	3,371

Adjusted net income	$340,214	$328,288	$331,899	$326,399	$1,326,799

% change	(0.67)%	(1.00)%	0.45%	(0.43)%	(0.41)%

Income before taxes reported	$494,500	$467,600	$475,900	$471,100	$1,909,100
Adjustment	(3,687)	(5,342)	2,417	(2,259)	(8,872)

Adjusted income before taxes	$490,813	$462,258	$478,317	$468,841	$1,900,228

% change	(0.75)%	(1.14)%	0.51%	(0.48)%	(0.46)%

Net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	(3,687)	(5,342)	2,417	(2,259)	(8,872)
Tax on adjustment	1,401	2,030	(918)	858	3,371

Adjusted net income excluding merger expense	$340,214	$328,288	$331,899	$326,399	$1,326,799

% change	(0.67)%	(1.00)%	0.45%	(0.43)%	(0.41)%

Diluted earnings per share excluding merger expense[1]	$1.21	$1.18	$1.17	$1.17	$4.73
Adjustment	(0.01)	(0.01)	0.01	(0.01)	(0.02)

Adjusted diluted earnings per share excluding merger expense	$1.20	$1.17	$1.18	$1.16	$4.71

% change	(0.83)%	(0.85)%	0.85%	(0.85)%	(0.42)

Adjusted operating EPS	$1.20	$1.17	$1.18	$1.16	$4.71
Consensus earnings estimate	1.19	1.18	1.18	1.16	4.72

Over (short)	$0.01	$(0.01)	$—	$—	$(0.01)

% over (short)	0.84%	(0.85)%	—%	—%	(0.21)

Earnings estimate range:
High	$1.23	$1.20	$1.21	$1.22	$4.75
Low	1.18	1.14	1.10	1.09	4.70

Margin reported	3.09%	2.98%	3.05%	3.21%	3.08
Adjustment	(0.01)	(0.01)	(0.02)	(0.01)	(0.01)

Adjusted margin	3.08%	2.97%	3.03%	3.20%	3.07

% change	(0.32)%	(0.34)%	(0.66)%	(0.31)%	(0.32)%

ROA reported	1.09%	1.04%	1.11%	1.12%	1.09
Adjustment	(0.01)	(0.01)	—	—	(0.01)

Adjusted ROA	1.08%	1.03%	1.11%	1.12%	1.08

% change	(0.92)%	(0.96)%	—%	—%	(0.92)%

ROE reported	14.40%	14.24%	14.95%	15.13%	14.67
Adjustment	(0.12)	(0.17)	0.03	(0.10)	(0.09)

Adjusted ROE	14.28%	14.07%	14.98%	15.03%	14.58

% change	(0.83)%	(1.19)%	0.20%	(0.66)%	(0.61)%

Trading assets reported	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467

% change	—%	—%	—%	—%	—%

Long-term debt reported	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900
Adjustment	(29,895)	(33,583)	(38,925)	(36,508)	(29,895)

Adjusted long-term debt	$15,284,005	$12,890,417	$11,950,675	$11,805,692	$15,284,005

% change	(0.20)%	(0.26)%	(0.32)%	(0.31)%	(0.20)%

Total equity reported	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200
Adjustment	18,535	20,821	24,133	22,634	18,535

Adjusted total equity	$9,749,735	$9,259,221	$9,202,833	$8,720,934	$9,749,735

% change	0.19%	0.23%	0.26%	0.26%	0.19%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 8

Fair Value Hedge - Fixed Rate Subordinated Global Bank Note

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2002	3rd Quarter 2002	2nd Quarter 2002	1st Quarter 2002	Year ended 2002

Interest income reported	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200
Adjustment	—	—	—	—	—

Adjusted interest income	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200

% change	—%	—%	—%	—%	—%

Interest expense reported	$447,800	$465,600	$478,600	$499,500	$1,891,500
Adjustment	3,416	3,296	3,497	2,511	12,720

Adjusted interest expense	$451,216	$468,896	$482,097	$502,011	$1,904,220

% change	0.76%	0.71%	0.73%	0.50%	0.67%

Trading accounts profits and commissions reported	$29,700	$23,600	$24,200	$25,700	$103,200
Adjustment	4,899	12,594	11,982	1,355	30,830

Adjusted trading account profits and commissions	$34,599	$36,194	$36,182	$27,055	$134,030

% change	16.49%	53.36%	49.51%	5.27%	29.87%

Total revenue reported	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000
Adjustment	1,483	9,298	8,485	(1,156)	18,110

Adjusted total revenue	$1,366,583	$1,373,298	$1,433,285	$1,397,044	$5,570,110

% change	0.11%	0.68%	0.60%	(0.08)%	0.33%

Net income reported	$340,300	$343,000	$343,700	$304,900	$1,331,800
Adjustment	1,483	9,298	8,485	(1,156)	18,110
Tax on adjustment	(564)	(3,533)	(3,224)	439	(6,882)

Adjusted net income	$341,219	$348,765	$348,961	$304,183	$1,343,028

% change	0.27%	1.68%	1.53%	(0.24)%	0.84%

Income before taxes reported	$421,900	$479,200	$510,100	$412,200	$1,823,300
Adjustment	1,483	9,298	8,485	(1,156)	18,110

Adjusted income before taxes	$423,383	$488,498	$518,585	$411,044	$1,841,410

% change	0.35%	1.94%	1.66%	(0.28)%	0.99%

Net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700
Adjustment	1,483	9,298	8,485	(1,156)	18,110
Tax on adjustment	(564)	(3,533)	(3,224)	439	(6,882)

Adjusted net income excluding merger expense	$341,219	$348,765	$348,961	$343,983	$1,382,928

% change	0.27%	1.68%	1.53%	(0.21)%	0.82%

Diluted earnings per share excluding merger expense[1]	$1.20	$1.20	$1.20	$1.20	$4.80
Adjustment	—	0.02	0.01	—	0.03

Adjusted diluted earnings per share excluding merger expense	$1.20	$1.22	$1.21	$1.20	$4.83

% change	—%	1.67%	0.83%	—%	0.63%

Adjusted operating EPS	$1.20	$1.22	$1.21	$1.20	$4.83
Consensus earnings estimate	1.19	1.22	1.20	1.18	4.78

Over (short)	$0.01	$—	$0.01	$0.02	$0.05

% over (short)	0.84%	—%	0.83%	1.69%	1.05%

Earnings estimate range:
High	$1.22	$1.24	$1.23	$1.25	$4.82
Low	1.08	1.20	1.18	1.13	4.68

Margin reported	3.26%	3.38%	3.48%	3.51%	3.41%
Adjustment	(0.01)	(0.01)	(0.01)	(0.01)	(0.02)

Adjusted margin	3.25%	3.37%	3.47%	3.50%	3.39%

% change	(0.31)%	(0.30)%	(0.29)%	(0.28)%	(0.59)%

ROA reported	1.18%	1.26%	1.29%	1.18%	1.23%
Adjustment	—	0.02	0.02	—	0.01

Adjusted ROA	1.18%	1.28%	1.31%	1.18%	1.24%

% change	—%	1.59%	1.55%	—%	0.81%

ROE reported	15.30%	15.22%	15.77%	14.74%	15.26%
Adjustment	—	0.21	0.21	(0.05)	0.09

Adjusted ROE	15.30%	15.43%	15.98%	14.69%	15.35%

% change	—%	1.38%	1.33%	(0.34)%	0.59%

Trading assets reported	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774
Adjustment	42,732	37,833	31,648	19,665	42,732

Adjusted trading assets	$1,760,506	$1,927,039	$1,672,490	$1,740,979	$1,760,506

% change	2.49%	2.00%	1.93%	1.14%	2.49%

Long-term debt reported	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800
Adjustment	—	—	—	—	—

Adjusted long-term debt	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800

% change	—%	—%	—%	—%	—%

Total equity reported	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500
Adjustment	24,035	23,115	17,351	12,090	24,035

Adjusted total equity	$8,793,535	$8,871,515	$9,013,651	$8,589,390	$8,793,535

% change	0.27%	0.26%	0.19%	0.14%	0.27%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 8

Fair Value Hedge - Fixed Rate Subordinated Global Bank Note

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2001	3rd Quarter 2001	2nd Quarter 2001	1st Quarter 2001	Year ended 2001

Interest income reported	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600
Adjustment	—	—	—	—	—

Adjusted interest income	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600

% change	—%	—%	—%	—%	—%

Interest expense reported	$571,100	$706,100	$810,800	$939,000	$3,027,000
Adjustment	3,155	3,394	—	522	7,070

Adjusted interest expense	$574,255	$709,494	$810,800	$939,522	$3,034,070

% change	0.55%	0.48%	—%	0.06%	0.23%

Trading accounts profits and commissions reported	$11,000	$30,000	$24,900	$29,700	$95,700
Adjustment	(4,061)	13,163	(446)	19,071	27,727

Adjusted trading account profits and commissions	$6,939	$43,163	$24,454	$48,771	$123,427

% change	(36.92)%	43.88%	(1.79)%	64.21%	28.97%

Total revenue reported	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300
Adjustment	(7,216)	9,769	(446)	18,549	20,657

Adjusted total revenue	$1,380,584	$1,374,069	$1,355,454	$1,359,649	$5,365,957

% change	(0.52)%	0.72%	(0.03)%	1.38%	0.39%

Net income reported	$356,700	$334,100	$347,200	$337,500	$1,375,500
Adjustment	(7,216)	9,769	(446)	18,549	20,657
Tax on adjustment	2,742	(3,712)	169	(7,049)	(7,850)

Adjusted net income	$352,226	$340,157	$346,923	$349,000	$1,388,307

% change	(1.25)%	1.81%	(0.08)%	3.41%	0.93%

Income before taxes reported	$496,500	$497,200	$514,900	$520,800	$2,029,400
Adjustment	(7,216)	9,769	(446)	18,549	20,657

Adjusted income before taxes	$489,284	$506,969	$514,454	$539,349	$2,050,057

% change	(1.45)%	1.96%	(0.09)%	3.56%	1.02%

Net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700
Adjustment	(7,216)	9,769	(446)	18,549	20,657
Tax on adjustment	2,742	(3,712)	169	(7,049)	(7,850)

Adjusted net income excluding merger expense	$352,226	$360,357	$346,923	$349,000	$1,408,507

% change	(1.25)%	1.71%	(0.08)%	3.41%	0.92%

Diluted earnings per share excluding merger expense[1]	$1.24	$1.22	$1.19	$1.14	$4.79
Adjustment	(0.02)	0.02	—	0.04	0.04

Adjusted diluted earnings per share excluding merger expense	$1.22	$1.24	$1.19	$1.18	$4.83

% change	(1.61)%	1.64%	—%	3.51%	0.84%

Adjusted operating EPS	$1.22	$1.24	$1.19	$1.18	$4.83
Consensus earnings estimate	1.22	1.20	1.16	1.13	4.75

Over (short)	$—	$0.04	$0.03	$0.05	$0.08

% over (short)	—%	3.33%	2.59%	4.42%	1.68%

Earnings estimate range:
High	$1.24	$1.24	$1.19	$1.15	$4.78
Low	1.17	1.14	1.13	1.09	4.50

Margin reported	3.56%	3.56%	3.61%	3.57%	3.58%
Adjustment	(0.01)	(0.01)	—	—	(0.01)

Adjusted margin	3.55%	3.55%	3.61%	3.57%	3.57%

% change	(0.28)%	(0.28)%	—%	—%	(0.28)%

ROA reported	1.36%	1.31%	1.35%	1.33%	1.34%
Adjustment	(0.01)	0.02	—	0.04	0.01

Adjusted ROA	1.35%	1.33%	1.35%	1.37%	1.35%

% change	(0.74)%	1.53%	—%	3.01%	0.75%

ROE reported	16.98%	16.58%	17.68%	16.92%	17.04%
Adjustment	(0.24)	0.26	(0.03)	0.55	0.13

Adjusted ROE	16.74%	16.84%	17.65%	17.47%	17.17%

% change	(1.41)%	1.57%	(0.17)%	3.25%	0.76%

Trading assets reported	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602
Adjustment	24,081	28,142	18,103	18,549	24,081

Adjusted trading assets	$1,367,683	$1,579,025	$950,349	$1,459,986	$1,367,683

% change	1.79%	1.81%	1.94%	1.29%	1.79%

Long-term debt reported	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600
Adjustment	—	—	—	—	—

Adjusted long-term debt	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600

% change	—%	—%	—%	—%	—%

Total equity reported	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600
Adjustment	12,807	17,281	11,224	11,500	12,807

Adjusted total equity	$8,372,407	$8,217,180	$7,884,379	$7,841,900	$8,372,407

% change	0.15%	0.21%	0.14%	0.15%	0.15%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 9

Summary of Unadjusted Audit Differences

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2005 As if all periods restated	3rd Quarter 2005	2nd Quarter 2005	1st Quarter 2005	Year Ended 2005

Interest income reported	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309
Adjustment	—	—	—	—	—

Adjusted interest income	$2,175,340	$1,996,674	$1,843,273	$1,716,022	$7,731,309

% change	—%	—%	—%	—%	—%

Interest expense reported	$988,304	$840,013	$719,564	$604,462	$3,152,343
Adjustment	—	—	—	—	—

Adjusted interest expense	$988,304	$840,013	$719,564	$604,462	$3,152,343

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$19,932	$41,837	$31,819	$44,046	$137,634
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$19,932	$41,837	$31,819	$44,046	$137,634

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,997,500	$2,008,100	$1,913,300	$1,883,000	$7,802,000

% change	—%	—%	—%	—%	—%

Net income reported	$513,800	$510,800	$465,700	$492,300	$1,982,600
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$513,800	$510,800	$465,700	$492,300	$1,982,600

% change	—%	—%	—%	—%	—%

Income before taxes reported	$722,420	$741,595	$673,982	$720,912	$2,858,909
Adjustment	—	—	—	—	—

Adjusted income before taxes	$722,420	$741,595	$673,982	$720,912	$2,858,909

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$517,900	$518,300	$499,300	$508,300	$2,043,800

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.43	$1.42	$1.37	$1.40	$5.62
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.43	$1.42	$1.37	$1.40	$5.62

% change	—	—%	—%	—%	—%

Adjusted operating EPS	$1.43	$1.42	$1.37	$1.40	$5.62
Consensus earnings estimate	1.43	1.39	1.36	1.32	5.59

Over (short)	$—	$0.03	$0.01	$0.08	$0.03

% over (short)	—	2.16%	0.74%	6.06%	0.54%

Earnings estimate range:
High	$1.47	$1.45	$1.42	$1.34	$5.63
Low	1.32	1.32	1.27	1.23	5.53

Margin reported	3.10%	3.12%	3.16%	3.25%	3.16%
Adjustment	—	—	—	—	—

Adjusted margin	3.10%	3.12%	3.16%	3.25%	3.16%

% change	—	—%	—%	—%	—%

ROA reported	1.16%	1.19%	1.13%	1.24%	1.18%
Adjustment	—	—	—	—	—

Adjusted ROA	1.16%	1.19%	1.13%	1.24%	1.18%

% change	—%	—%	—%	—%	—%

ROE reported	12.08%	12.05%	11.48%	12.39%	12.00%
Adjustment	—	—	—	—	—

Adjusted ROE	12.08%	12.05%	11.48%	12.39%	12.00%

% change	—%	—%	—%	—%	—%

Trading assets reported	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,811,225	$2,470,160	$2,489,467	$2,516,512	$2,811,225

% change	—%	—%	—%	—%	—%

Long-term debt reported	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735
Adjustment	—	—	—	—	—

Adjusted long-term debt	$20,786,735	$22,364,800	$21,565,200	$22,498,400	$20,786,735

% change	—%	—%	—%	—%	—%

Total equity reported	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730
Adjustment	—	—	—	—	—

Adjusted total equity	$16,882,730	$16,717,800	$16,646,200	$16,104,300	$16,882,730

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 9

Summary of Unadjusted Audit Differences

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2004	3rd Quarter 2004	2nd Quarter 2004	1st Quarter 2004	Year ended 2004
Interest income reported	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400
Adjustment	—	—	—	—	—

Adjusted interest income	$1,604,300	$1,252,100	$1,188,000	$1,173,800	$5,218,400

% change	—%	—%	—%	—%	—%

Interest expense reported	$520,100	$375,300	$315,600	$322,200	$1,533,200
Adjustment	—	—	—	—	—

Adjusted interest expense	$520,100	$375,300	$315,600	$322,200	$1,533,200

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$44,000	$23,300	$31,000	$29,400	$127,800
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$44,000	$23,300	$31,000	$29,400	$127,800

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,859,900	$1,521,400	$1,507,800	$1,459,000	$6,348,000
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,859,900	$1,521,400	$1,507,800	$1,459,000	$6,348,000

% change	—%	—%	—%	—%	—%

Net income reported	$455,700	$368,800	$386,600	$361,800	$1,572,900
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$455,700	$368,800	$386,600	$361,800	$1,572,900

% change	—%	—%	—%	—%	—%

Income before taxes reported	$657,100	$532,900	$563,900	$503,200	$2,257,000
Adjustment	—	—	—	—	—

Adjusted income before taxes	$657,100	$532,900	$563,900	$503,200	$2,257,000

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$474,200	$368,800	$386,600	$361,800	$1,591,400
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$474,200	$368,800	$386,600	$361,800	$1,591,400

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.31	$1.30	$1.36	$1.28	$5.25
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.31	$1.30	$1.36	$1.28	$5.25

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.31	$1.30	$1.36	$1.28	$5.25
Consensus earnings estimate	1.27	1.31	1.26	1.23	5.20

Over (short)	$0.04	$(0.01)	$0.10	$0.05	$0.05

% over (short)	3.15%	(0.76)%	7.94%	4.07%	0.96%

Earnings estimate range:
High	$1.30	$1.35	$1.28	$1.25	$5.24
Low	1.25	1.28	1.23	1.21	5.08

Margin reported	3.21%	3.11%	3.13%	3.13%	3.15%
Adjustment	—	—	—	—	—

Adjusted margin	3.21%	3.11%	3.13%	3.13%	3.15%

% change	—%	—%	—%	—%	—%

ROA reported	1.16%	1.15%	1.22%	1.18%	1.18%
Adjustment	—	—	—	—	—

Adjusted ROA	1.16%	1.15%	1.22%	1.18%	1.18%

% change	—%	—%	—%	—%	—%

ROE reported	11.46%	14.68%	15.25%	14.79%	13.71%
Adjustment	—	—	—	—	—

Adjusted ROE	11.46%	14.68%	15.25%	14.79%	13.71%

% change	—%	—%	—%	—%	—%

Trading assets reported	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645
Adjustment	—	—	—	—	—

Adjusted trading assets	$2,183,645	$1,885,894	$1,807,320	$2,139,399	$2,183,645

% change	—%	—%	—%	—%	—%

Long-term debt reported	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200
Adjustment	—	—	—	—	—

Adjusted long-term debt	$22,127,200	$18,756,600	$17,441,500	$16,809,800	$22,127,200

% change	—%	—%	—%	—%	—%

Total equity reported	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900
Adjustment	—	—	—	—	—

Adjusted total equity	$15,986,900	$10,128,500	$10,059,800	$10,093,800	$15,986,900

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.

SAB 99 Analysis-Hedge Accounting	Attachment 9

Summary of Unadjusted Audit Differences

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2003	3rd Quarter 2003	2nd Quarter 2003	1st Quarter 2003	Year ended 2003
Interest income reported	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800
Adjustment	—	—	—	—	—

Adjusted interest income	$1,198,900	$1,177,700	$1,174,000	$1,218,100	$4,768,800

% change	—%	—%	—%	—%	—%

Interest expense reported	$333,400	$344,900	$374,500	$395,600	$1,448,500
Adjustment	—	—	—	—	—

Adjusted interest expense	$333,400	$344,900	$374,500	$395,600	$1,448,500

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$22,700	$26,800	$29,600	$30,800	$109,900
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$22,700	$26,800	$29,600	$30,800	$109,900

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,461,600	$1,418,900	$1,407,200	$1,380,600	$5,668,300

% change	—%	—%	—%	—%	—%

Net income reported	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$342,500	$331,600	$330,400	$327,800	$1,332,300

% change	—%	—%	—%	—%	—%

Income before taxes reported	$494,500	$467,600	$475,900	$471,100	$1,909,100
Adjustment	—	—	—	—	—

Adjusted income before taxes	$494,500	$467,600	$475,900	$471,100	$1,909,100

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$342,500	$331,600	$330,400	$327,800	$1,332,300

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.21	$1.18	$1.17	$1.17	$4.73
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.21	$1.18	$1.17	$1.17	$4.73

% change	—%	—%	—%	—%	—

Adjusted operating EPS	$1.21	$1.18	$1.17	$1.17	$4.73
Consensus earnings estimate	1.19	1.18	1.18	1.16	4.72

Over (short)	$0.02	$—	$(0.01)	$0.01	$0.01

% over (short)	1.68%	—%	(0.85)%	0.86%	0.21

Earnings estimate range:
High	$1.23	$1.20	$1.21	$1.22	$4.75
Low	1.18	1.14	1.10	1.09	4.70

Margin reported	3.09%	2.98%	3.05%	3.21%	3.08
Adjustment	—	—	—	—	—

Adjusted margin	3.09%	2.98%	3.05%	3.21%	3.08

% change	—%	—%	—%	—%	—%

ROA reported	1.09%	1.04%	1.11%	1.12%	1.09
Adjustment	—	—	—	—	—

Adjusted ROA	1.09%	1.04%	1.11%	1.12%	1.09

% change	—%	—%	—%	—%	—%

ROE reported	14.40%	14.24%	14.95%	15.13%	14.67
Adjustment	—	—	—	—	—

Adjusted ROE	14.40%	14.24%	14.95%	15.13%	14.67

% change	—%	—%	—%	—%	—%

Trading assets reported	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,710,467	$2,026,798	$2,122,225	$1,861,777	$1,710,467

% change	—%	—%	—%	—%	—%

Long-term debt reported	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900
Adjustment	—	—	—	—	—

Adjusted long-term debt	$15,313,900	$12,924,000	$11,989,600	$11,842,200	$15,313,900

% change	—%	—%	—%	—%	—%

Total equity reported	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200
Adjustment	—	—	—	—	—

Adjusted total equity	$9,731,200	$9,238,400	$9,178,700	$8,698,300	$9,731,200

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 9
Summary of Unadjusted Audit Differences

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2002	3rd Quarter 2002	2nd Quarter 2002	1st Quarter 2002	Year ended 2002
Interest income reported	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200
Adjustment	—	—	—	—	—

Adjusted interest income	$1,274,900	$1,270,700	$1,292,000	$1,297,600	$5,135,200

% change	—%	—%	—%	—%	—%

Interest expense reported	$447,800	$465,600	$478,600	$499,500	$1,891,500
Adjustment	—	—	—	—	—

Adjusted interest expense	$447,800	$465,600	$478,600	$499,500	$1,891,500

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$29,700	$23,600	$24,200	$25,700	$103,200
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$29,700	$23,600	$24,200	$25,700	$103,200

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,365,100	$1,364,000	$1,424,800	$1,398,200	$5,552,000

% change	—%	—%	—%	—%	—%

Net income reported	$340,300	$343,000	$343,700	$304,900	$1,331,800
Adjustment	15,875	4,875	4,875	4,875	30,500
Tax on adjustment	(6,033)	(1,853)	(1,853)	(1,853)	(11,590)

Adjusted net income	$350,143	$346,023	$346,723	$307,923	$1,350,710

% change	2.89%	0.88%	0.88%	0.99%	1.42%

Income before taxes reported	$421,900	$479,200	$510,100	$412,200	$1,823,300
Adjustment	15,875	4,875	4,875	4,875	30,500

Adjusted income before taxes	$437,775	$484,075	$514,975	$417,075	$1,853,800

% change	3.76%	1.02%	0.96%	1.18%	1.67%

Net income excluding merger expense	$340,300	$343,000	$343,700	$344,700	$1,371,700
Adjustment	15,875	4,875	4,875	4,875	30,500
Tax on adjustment	(6,033)	(1,853)	(1,853)	(1,853)	(11,590)

Adjusted net income excluding merger expense	$350,143	$346,023	$346,723	$347,723	$1,390,610

% change	2.89%	0.88%	0.88%	0.88%	1.38%

Diluted earnings per share excluding merger expense[1]	$1.20	$1.20	$1.20	$1.20	$4.80
Adjustment	0.03	0.01	0.01	0.01	0.06

Adjusted diluted earnings per share excluding merger expense	$1.23	$1.21	$1.21	$1.21	$4.86

% change	2.50%	0.83%	0.83%	0.83%	1.25%

Adjusted operating EPS	$1.23	$1.21	$1.21	$1.21	$4.86
Consensus earnings estimate	1.19	1.22	1.20	1.18	4.78

Over (short)	$0.04	$(0.01)	$0.01	$0.03	$0.08

% over (short)	3.36%	(0.82)%	0.83%	2.54%	1.67%

Earnings estimate range:
High	$1.22	$1.24	$1.23	$1.25	$4.82
Low	1.08	1.20	1.18	1.13	4.68

Margin reported	3.26%	3.38%	3.48%	3.51%	3.41%
Adjustment	—	—	—	—	—

Adjusted margin	3.26%	3.38%	3.48%	3.51%	3.41%

% change	—%	—%	—%	—%	—%

ROA reported	1.18%	1.26%	1.29%	1.18%	1.23%
Adjustment	0.03	0.01	0.02	0.01	0.01

Adjusted ROA	1.21%	1.27%	1.31%	1.19%	1.24%

% change	2.54%	0.79%	1.55%	0.85%	0.81%

ROE reported	15.30%	15.22%	15.77%	14.74%	15.26%
Adjustment	0.41	0.11	0.13	0.15	0.19

Adjusted ROE	15.71%	15.33%	15.90%	14.89%	15.45%

% change	2.68%	0.72%	0.82%	1.02%	1.25%

Trading assets reported	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,717,774	$1,889,206	$1,640,842	$1,721,314	$1,717,774

% change	—%	—%	—%	—%	—%

Long-term debt reported	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800
Adjustment	—	—	—	—	—

Adjusted long-term debt	$11,879,800	$11,863,400	$11,967,900	$12,210,000	$11,879,800

% change	—%	—%	—%	—%	—%

Total equity reported	$8,769,500	$8,848,400	$8,996,300	$8,577,300	$8,769,500
Adjustment	18,910	9,068	6,045	3,023	18,910

Adjusted total equity	$8,788,410	$8,857,468	$9,002,345	$8,580,323	$8,788,410

% change	0.22%	0.10%	0.07%	0.04%	0.22%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.

SunTrust Banks, Inc.
SAB 99 Analysis-Hedge Accounting	Attachment 9
Summary of Unadjusted Audit Differences

Favorable (Unfavorable)

Financial Statement Item	4th Quarter 2001	3rd Quarter 2001	2nd Quarter 2001	1st Quarter 2001	Year ended 2001
Interest income reported	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600
Adjustment	—	—	—	—	—

Adjusted interest income	$1,391,100	$1,509,900	$1,634,700	$1,743,900	$6,279,600

% change	—%	—%	—%	—%	—%

Interest expense reported	$571,100	$706,100	$810,800	$939,000	$3,027,000
Adjustment	—	—	—	—	—

Adjusted interest expense	$571,100	$706,100	$810,800	$939,000	$3,027,000

% change	—%	—%	—%	—%	—%

Trading accounts profits and commissions reported	$11,000	$30,000	$24,900	$29,700	$95,700
Adjustment	—	—	—	—	—

Adjusted trading account profits and commissions	$11,000	$30,000	$24,900	$29,700	$95,700

% change	—%	—%	—%	—%	—%

Total revenue reported	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300
Adjustment	—	—	—	—	—

Adjusted total revenue	$1,387,800	$1,364,300	$1,355,900	$1,341,100	$5,345,300

% change	—%	—%	—%	—%	—%

Net income reported	$356,700	$334,100	$347,200	$337,500	$1,375,500
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income	$356,700	$334,100	$347,200	$337,500	$1,375,500

% change	—%	—%	—%	—%	—%

Income before taxes reported	$496,500	$497,200	$514,900	$520,800	$2,029,400
Adjustment	—	—	—	—	—

Adjusted income before taxes	$496,500	$497,200	$514,900	$520,800	$2,029,400

% change	—%	—%	—%	—%	—%

Net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700
Adjustment	—	—	—	—	—
Tax on adjustment	—	—	—	—	—

Adjusted net income excluding merger expense	$356,700	$354,300	$347,200	$337,500	$1,395,700

% change	—%	—%	—%	—%	—%

Diluted earnings per share excluding merger expense[1]	$1.24	$1.22	$1.19	$1.14	$4.79
Adjustment	—	—	—	—	—

Adjusted diluted earnings per share excluding merger expense	$1.24	$1.22	$1.19	$1.14	$4.79

% change	—%	—%	—%	—%	—%

Adjusted operating EPS	$1.24	$1.22	$1.19	$1.14	$4.79
Consensus earnings estimate	1.22	1.20	1.16	1.13	4.75

Over (short)	$0.02	$0.02	$0.03	$0.01	$0.04

% over (short)	1.64%	1.67%	2.59%	0.88%	0.84%

Earnings estimate range:
High	$1.24	$1.24	$1.19	$1.15	$4.78
Low	1.17	1.14	1.13	1.09	4.50

Margin reported	3.56%	3.56%	3.61%	3.57%	3.58%
Adjustment	—	—	—	—	—

Adjusted margin	3.56%	3.56%	3.61%	3.57%	3.58%

% change	—%	—%	—%	—%	—%

ROA reported	1.36%	1.31%	1.35%	1.33%	1.34%
Adjustment	—	—	—	—	—

Adjusted ROA	1.36%	1.31%	1.35%	1.33%	1.34%

% change	—%	—%	—%	—%	—%

ROE reported	16.98%	16.58%	17.68%	16.92%	17.04%
Adjustment	—	—	—	—	—

Adjusted ROE	16.98%	16.58%	17.68%	16.92%	17.04%

% change	—%	—%	—%	—%	—%

Trading assets reported	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602
Adjustment	—	—	—	—	—

Adjusted trading assets	$1,343,602	$1,550,883	$932,246	$1,441,437	$1,343,602

% change	—%	—%	—%	—%	—%

Long-term debt reported	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600
Adjustment	—	—	—	—	—

Adjusted long-term debt	$12,660,600	$13,343,390	$12,443,044	$12,525,889	$12,660,600

% change	—%	—%	—%	—%	—%

Total equity reported	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600
Adjustment	—	—	—	—	—

Adjusted total equity	$8,359,600	$8,199,899	$7,873,155	$7,830,400	$8,359,600

% change	—%	—%	—%	—%	—%

[1]	The quantitative assessment of the impact to diluted earnings per share was done based on diluted earnings per share excluding merger expense since analyst earnings estimates excluded merger expense.